   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 10, 1996

                                                REGISTRATION NO. 333-03172
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C. 20549
                               ---------------

                              PRE-EFFECTIVE

                             AMENDMENT NO. 1

                                    TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                               ---------------
                         NEUROCRINE BIOSCIENCES, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                               ---------------
        DELAWARE                     8731                   33-0525145
     (STATE OR OTHER     (PRIMARY STANDARD INDUSTRIAL   (I.R.S. EMPLOYER
     JURISDICTION OF     CLASSIFICATION CODE NUMBER)   IDENTIFICATION NO.)
    INCORPORATION OR
      ORGANIZATION)

                               ---------------
                            3050 SCIENCE PARK ROAD
                          SAN DIEGO, CALIFORNIA 92121
                                (619) 658-7600
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                               ---------------
                                 GARY A. LYONS
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                         NEUROCRINE BIOSCIENCES, INC.
                            3050 SCIENCE PARK ROAD
                          SAN DIEGO, CALIFORNIA 92121
                                (619) 658-7600
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                               ---------------
                                  COPIES TO:
      MICHAEL J. O'DONNELL, ESQ.               ALAN C. MENDELSON, ESQ.
   WILSON SONSINI GOODRICH & ROSATI            FREDERICK T. MUTO, ESQ.
       PROFESSIONAL CORPORATION           COOLEY GODWARD CASTRO HUDDLESON &
          650 PAGE MILL ROAD                            TATUM
   PALO ALTO, CALIFORNIA 94304-1050             FIVE PALO ALTO SQUARE
            (415) 493-9300                       3000 EL CAMINO REAL
                                          PALO ALTO, CALIFORNIA 94306-2155
                               ---------------     (415) 843-5000
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                               ---------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A) MAY DETERMINE.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                          NEUROCRINE BIOSCIENCES, INC.

                               ----------------

                             CROSS-REFERENCE SHEET

                         SHOWING LOCATION IN PROSPECTUS
                  OF INFORMATION REQUIRED BY ITEMS OF FORM S-1

     S-1 REGISTRATION STATEMENT ITEM AND HEADING             LOCATION IN PROSPECTUS
     -------------------------------------------             ----------------------
  1. Forepart of the Registration Statement and
      Outside Front Cover Page of Prospectus....... Outside Front Cover Page
  2. Inside Front and Outside Back Cover Pages of
      Prospectus................................... Inside Front and Outside Back Cover
                                                    Pages

  3. Summary Information and Risk Factors.......... Prospectus Summary; Risk Factors
  4. Use of Proceeds............................... Use of Proceeds
  5. Determination of Offering Price............... Outside Front Cover Page; Underwriting
  6. Dilution...................................... Dilution
  7. Selling Security Holders...................... Not Applicable
  8. Plan of Distribution.......................... Outside Front and Inside Front Cover
                                                     Pages; Underwriting
  9. Description of Securities to be Registered.... Outside Front Cover Page; Prospectus
                                                     Summary; Capitalization; Description
                                                     of Capital Stock
 10. Interests of Named Experts and Counsel........ Legal Matters; Experts
 11. Information with Respect to the Registrant.... Outside Front and Inside Front Cover
                                                     Pages; Prospectus Summary; Risk
                                                     Factors; Use of Proceeds; Dividend
                                                     Policy; Capitalization; Selected
                                                     Financial Data; Management's
                                                     Discussion and Analysis of Financial
                                                     Condition and Results of Operations;
                                                     Business; Management; Certain
                                                     Transactions; Principal Stockholders;
                                                     Description of Capital Stock; Shares
                                                     Eligible for Future Sale; Financial
                                                     Statements
 12. Disclosure of Commission Position on
      Indemnification for Securities Act
      Liabilities.................................. Not Applicable

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                   SUBJECT TO COMPLETION, DATED MAY 10, 1996

                               [LOGO APPEARS HERE]

                                3,000,000 SHARES

                                  COMMON STOCK

  All of the 3,000,000 shares of Common Stock offered hereby are being sold by Neurocrine Biosciences, Inc. ("Neurocrine" or the "Company"). Prior to this offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price will be between $8.00 and $10.00 per share. See "Underwriting" for information relating to the method of determining the initial public offering price. Application has been made to have the Company's Common Stock quoted on the Nasdaq National Market under the symbol "NBIX."

  Ciba-Geigy Limited is a party to a strategic alliance with the Company. As part of the strategic alliance, Ciba-Geigy Limited has agreed to purchase $5,000,000 of Common Stock upon completion of this offering in a separate transaction at a price per share equal to the price per share at which Common Stock is sold in this offering.

  Johnson & Johnson Development Corp. ("JJDC"), a subsidiary of Johnson & Johnson, is an affiliate of Janssen Pharmaceutica, N.V., a party to a strategic alliance with the Company. As part of the strategic alliance, JJDC has agreed to purchase $2,500,000 of Common Stock upon completion of this offering in a separate transaction at a price per share equal to the price per share at which Common Stock is sold in this offering.

                                   ---------

   THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK
                         FACTORS" BEGINNING ON PAGE 6.

                                   ---------

THESE  SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES  AND
 EXCHANGE  COMMISSION   OR  ANY  STATE  SECURITIES  COMMISSION  NOR   HAS  THE
  COMMISSION OR ANY  STATE SECURITIES COMMISSION PASSED UPON  THE ACCURACY OR
   ADEQUACY OF  THIS  PROSPECTUS. ANY  REPRESENTATION TO  THE CONTRARY  IS A
    CRIMINAL OFFENSE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                                          UNDERWRITING
                                        PRICE TO          DISCOUNTS AND        PROCEEDS TO
                                         PUBLIC            COMMISSIONS         COMPANY (1)
- ------------------------------------------------------------------------------------------
Per Share.......................          $                   $                   $
- ------------------------------------------------------------------------------------------
Total (2).......................          $                   $                   $
- ------------------------------------------------------------------------------------------

- --------------------------------------------------------------------------------
(1) Before deducting expenses payable by the Company estimated at $500,000.
(2) The Company has granted the Underwriters a 30-day option to purchase up to an additional 450,000 shares of Common Stock solely to cover over-
    allotments, if any. See "Underwriting." If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and
    Proceeds to Company will be $   , $   and $   , respectively.

                                   ---------
  The Common Stock is offered by the Underwriters as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that delivery of such shares will be made through the offices of Robertson, Stephens & Company LLC ("Robertson, Stephens
& Company"), San Francisco, California, on or about   , 1996.

ROBERTSON, STEPHENS & COMPANY


                               ALEX. BROWN & SONS
                     INCORPORATED
                                                           MONTGOMERY SECURITIES

                    The date of this Prospectus is   , 1996

                             INSERT COLOR GRAPHIC


                            [GRAPHIC APPEARS HERE]


[NARRATIVE DESCRIPTION: REPRESENTATION OF HUMAN BRAIN, CRF RECEPTOR AND CRF-BINDING PROTEIN INDICATING ADVERSE EFFECTS OF INCREASED AND DECREASED CRF LEVELS]

  Overproduction of corticotropin releasing factor ("CRF") in the brain is associated with disorders such as anxiety, depression, stroke and substance abuse. Conversely, low levels of CRF are associated with Alzheimer's disease and obesity. Neurocrine has discovered antagonists of the CRF receptors and the CRF-binding protein that may represent novel therapeutic approaches to the treatment of these diseases and disorders.

  THE COMPANY'S PRODUCTS HAVE NOT BEEN APPROVED BY THE UNITED STATES FOOD AND DRUG ADMINISTRATION ("FDA") FOR MARKETING IN THE UNITED STATES. FDA APPROVAL IS NOT EXPECTED TO BE FORTHCOMING FOR SEVERAL YEARS, AND MAY NOT BE RECEIVED AT ALL.

  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET, OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

  NO DEALER, SALES REPRESENTATIVE OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES OR AN OFFER TO, OR A SOLICITATION OF, ANY PERSON IN ANY JURISDICTION IN WHICH SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

  UNTIL   , 1996 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS
EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                               ----------------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Summary..................................................................   4
Risk Factors.............................................................   6
Use of Proceeds..........................................................  15
Dividend Policy..........................................................  15
Capitalization...........................................................  16
Dilution.................................................................  17
Selected Financial Data..................................................  18
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  19
Business.................................................................  23
Management...............................................................  40
Executive Compensation...................................................  43
Certain Transactions.....................................................  48
Principal Stockholders...................................................  51
Description of Capital Stock.............................................  53
Shares Eligible For Future Sale..........................................  56
Underwriting.............................................................  58
Legal Matters............................................................  59
Experts..................................................................  59
Additional Information...................................................  60
Index to Financial Statements............................................ F-1

  The Company intends to furnish to its stockholders annual reports containing financial statements audited by its independent accountants and quarterly reports containing unaudited financial statements for each of the first three quarters of each fiscal year.

  Tradenames and trademarks appearing in this Prospectus are the property of their respective holders.

                                    SUMMARY

  This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this Prospectus.

  The following summary is qualified in its entirety by the more detailed information, including "Risk Factors" and Financial Statements and Notes thereto, appearing elsewhere in this Prospectus.

                                  THE COMPANY

  Neurocrine Biosciences, Inc. is a leading neuroimmunology company focused on the discovery and development of novel therapeutics to treat diseases and disorders of the central nervous and immune systems. The Company's neuroscience and immunology disciplines provide a unique biological understanding of the molecular interactions between the central nervous, immune and endocrine systems leading to therapeutic opportunities for diseases and disorders such as anxiety, depression, Alzheimer's disease, obesity and multiple sclerosis. Neurocrine is leveraging its resources through strategic alliances and novel financing mechanisms to build its internal product development and commercialization capabilities. To date, Neurocrine has entered into strategic alliances with Janssen Pharmaceutica, N.V. ("Janssen"), a subsidiary of Johnson & Johnson, focused on the treatment of anxiety, depression and substance abuse, and Ciba-Geigy Limited ("Ciba-Geigy") for the treatment of multiple sclerosis. In conjunction with a number of institutional investors, the Company has also established a research and development subsidiary in Canada, Neuroscience Pharma (NPI) Inc. ("NPI"), to develop additional compounds for the treatment of Alzheimer's disease and other neurodegenerative diseases and disorders.

  The Company employs advanced technologies, including high-throughput screening, combinatorial chemistry, molecular biology, gene sequencing and bioinformatics, to discover and design novel small molecule therapeutics. Neurocrine has utilized these technologies to advance its four research and development programs:

  Corticotropin Releasing Factor ("CRF"). CRF is the central regulator of the body's overall response to stress and functions as both an endocrine factor and a neurotransmitter. In conjunction with Janssen, the Company is developing compounds to block the effects of over-production of CRF, potentially offering new therapies for disorders such as anxiety, depression and substance abuse. Neurocrine is independently developing related compounds for the treatment of stroke. The Company is also developing compounds to block a protein in the brain that binds to CRF and holds it in an inactive state. These compounds may provide a novel therapeutic approach for diseases that are associated with decreased levels of CRF, such as Alzheimer's disease and obesity.

  Altered Peptide Ligands. In autoimmune diseases, certain T-cells inappropriately recognize the body's own tissues as foreign and attack healthy cells. Peptide ligands are naturally occurring molecules which can be altered to bind to disease-causing T-cells to inhibit their destructive capabilities. In conjunction with Ciba-Geigy, the Company is conducting preclinical testing of its altered peptide ligand drug candidate for the treatment of multiple sclerosis. Neurocrine is also independently developing compounds to treat diabetes.

  Neurosteroids. Neurosteroids are a class of steroidal compounds produced in the central nervous system that show a wide range of effects on neurons, including the potential to enhance memory. A physician-sponsored clinical trial is being conducted to test a naturally-occurring human steroid that may have memory enhancing properties in patients suffering from Alzheimer's disease.

  Neurogenomics. The immune system of the brain plays a role in neurological diseases and disorders. Neurocrine scientists are identifying novel genes in the brain which are involved in neurodegeneration. To date, approximately 2,000 novel genes have been identified and are undergoing evaluation as drug targets or as potential diagnostics and therapeutics for diseases and disorders such as Alzheimer's disease, stroke, multiple sclerosis, Parkinson's disease, epilepsy and AIDS dementia.

  The Company has retained certain marketing or co-promotion rights in North America to its products under development and plans to establish a North American sales and marketing organization focused on neurologists and certain other disease specialists. The Company intends to concentrate its resources on research and development activities by outsourcing its requirements for manufacturing, preclinical studies, and clinical research monitoring activities.

  The Company's offices are located at 3050 Science Park Road, San Diego, CA 92121, and its telephone number is (619) 658-7600. The Company was originally incorporated in the State of California in January 1992 and was reincorporated in the State of Delaware in May 1996.

                                  THE OFFERING

Common Stock Offered by the          3,000,000 shares
Company...........................
Common Stock Outstanding After the  16,201,596 shares (1)
Offering..........................
Use of Proceeds...................  Research and development, capital expenditures, the acquisition of technology
                                    rights and general corporate purposes,
                                    including working capital. See "Use of
                                    Proceeds."
Proposed Nasdaq National Market     NBIX
Symbol............................

                             SUMMARY FINANCIAL DATA
                     (in thousands, except per share data)

                                                               THREE MONTHS
                                   YEAR ENDED DECEMBER 31,    ENDED MARCH 31,
                                   -------------------------  ---------------
                                    1993     1994     1995     1995    1996
                                   -------  -------  -------  ------- -------
STATEMENT OF OPERATIONS DATA:
Revenues under collaborative re-
 search agreements:
  Sponsored research.............. $   --   $   --   $ 3,750  $   625 $ 1,625
  License fees....................     --       --     2,000    2,000     --
Other revenues....................     --       162      356      127     534
                                   -------  -------  -------  ------- -------
    Total revenues................     --       162    6,106    2,752   2,159
Operating expenses:
  Research and development........   2,804    6,231    7,740    1,848   1,794
  General and administrative......   1,550    2,223    2,728      737     571
                                   -------  -------  -------  ------- -------
    Total operating expenses......   4,354    8,454   10,468    2,585   2,365
                                   -------  -------  -------  ------- -------
Income (loss) from operations.....  (4,354)  (8,292)  (4,362)     167    (206)
Interest income, net..............     118      627      839      220     187
Other income (expense)............     --       (41)     177       27      44
                                   -------  -------  -------  ------- -------
Net income (loss)................. $(4,236) $(7,706) $(3,346) $   414 $    25
                                   =======  =======  =======  ======= =======
Net income (loss) per share....... $ (0.64) $ (0.67) $ (0.27) $  0.03 $   --
                                   =======  =======  =======  ======= =======
Shares used in computing net in-
 come (loss) per share (2)........   6,635   11,433   12,184   12,409  13,240

                                                          MARCH 31, 1996
                                                     -------------------------
                                                      ACTUAL   AS ADJUSTED (3)
                                                     --------  ---------------
BALANCE SHEET DATA:
Cash, cash equivalents and short-term investments
 (4)................................................ $ 20,562     $ 52,372
Total assets........................................   28,080       59,890
Accumulated deficit.................................  (15,871)     (15,871)
Total stockholders' equity..........................   24,220       56,030

- --------
(1) Based on the number of shares outstanding at March 31, 1996. Includes the sale of 833,334 shares of Common Stock to Ciba-Geigy and JJDC at a price equal to the assumed initial public offering price per share. Excludes 3,618,638 shares of Common Stock issuable upon exercise of options and warrants outstanding as of March 31, 1996 at a weighted average exercise price of $5.74 per share. See "Business -- Strategic Alliances," "Management -- Stock Plans" and "Description of Capital Stock -- Warrants."
(2) See Note 1 of Notes to Financial Statements for an explanation of the determination of the number of shares used to compute net income (loss) per share.
(3) Adjusted to reflect the sale of 3,000,000 shares of Common Stock offered hereby at an assumed initial public offering price of $9.00 per share and 833,334 shares of Common Stock to Ciba-Geigy and JJDC at a price equal to the assumed initial public offering price per share, and the application of the estimated net proceeds therefrom. See "Use of Proceeds," "Business -- Strategic Alliances" and "Underwriting."
(4) Excludes approximately $9.5 million held by NPI which is available to fund certain of the Company's research and development activities. See "Business -- Strategic Alliances."

  Except as otherwise indicated, all information in this Prospectus assumes no exercise of the Underwriters' over-allotment option, and assumes the reincorporation of the Company in Delaware, which is anticipated to be completed prior to consummation of this offering.

                                 RISK FACTORS

  This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in the following risk factors and elsewhere in this Prospectus.

  The following risk factors should be considered carefully in evaluating the Company and its business before purchasing the shares of Common Stock offered hereby.

UNCERTAINTIES RELATED TO EARLY STAGE OF DEVELOPMENT

  Neurocrine was founded in 1992 and all of its product candidates are in research or early stages of development. The Company has not requested nor received regulatory approval for any product from the FDA or any other regulatory body. Any products resulting from the Company's research and development programs are not expected to be commercially available for the foreseeable future, if at all.

  The development of new pharmaceutical products is highly uncertain and subject to a number of significant risks. Potential products that appear to be promising at early stages of development may not reach the market for a number of reasons. Such reasons include the possibilities that the potential products will be found ineffective or cause harmful side effects during preclinical testing or clinical trials, fail to receive necessary regulatory approvals, be difficult to manufacture on a large scale, be uneconomical, fail to achieve market acceptance or be precluded from commercialization by proprietary rights of third parties.

  The Company's product candidates require significant additional research and development efforts. No assurance can be given that any of the Company's development programs will be successfully completed, that any investigational new drug application ("IND") will be accepted by the FDA, that clinical trials will commence as planned, that required regulatory approvals will be obtained on a timely basis, if at all, or that any products for which approval is obtained will be commercially successful. If any of the Company's development programs are not successfully completed, required regulatory approvals are not obtained, or products for which approvals are obtained are not commercially successful, the Company's business, financial condition and results of operations would be materially adversely affected.

DEPENDENCE ON STRATEGIC ALLIANCES

  The Company has established strategic alliances with Janssen and Ciba-Geigy with respect to certain of the Company's research and development programs. The Company is dependent upon these corporate partners to provide adequate funding for such programs. Under these arrangements, the Company's corporate partners are responsible for (i) selecting compounds for subsequent development as drug candidates, (ii) conducting preclinical testing and clinical trials and obtaining required regulatory approvals for such drug candidates, and (iii) manufacturing and commercializing any resulting drugs. Failure of these partners to select a compound discovered by the Company for subsequent development into marketable products, gain the requisite regulatory approvals or successfully commercialize products would have a material adverse effect on the Company's business, financial condition and results of operations. The Company's strategy for development and commercialization of certain of its products is dependent upon entering into additional arrangements with research collaborators, corporate partners and others, and upon the subsequent success of these third parties in performing their obligations. There can be no assurance that the Company will be able to enter into additional strategic alliances on terms favorable to the Company, or at all. Failure of the Company to enter into additional strategic alliances would have a material adverse effect on the Company's business, financial condition and results of operations.

  The Company cannot control the amount and timing of resources which its corporate partners devote to the Company's programs or potential products. If any of the Company's corporate partners breach or terminate their agreements with the Company or otherwise fail to conduct their collaborative activities in a timely manner, the preclinical testing, clinical development or commercialization of product candidates will be delayed, and the Company will be required to devote additional resources to product development and commercialization, or terminate certain development programs. The Company's strategic alliances with Janssen and Ciba-Geigy are subject to termination by Janssen or Ciba-Geigy, respectively. There can be no assurance that Janssen or Ciba-Geigy will not elect to terminate its strategic alliance with the Company prior to its scheduled expiration. In addition, if the Company's corporate partners effect a merger with a third party, there can be no assurance that the strategic alliances will not be terminated or otherwise materially adversely affected. The termination of any current or future strategic alliances could have a material adverse effect on the Company's business, financial condition and results of operations. Neurocrine's corporate partners may develop, either alone or with others, products that compete with the development and marketing of the Company's products. Competing products, either developed by the corporate partners or to which the corporate partners have rights, may result in their withdrawal of support with respect to all or a portion of the Company's technology, which would have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that disputes will not arise in the future with respect to the ownership of rights to any products or technology developed with corporate partners. These and other possible disagreements between corporate partners and the Company could lead to delays in the collaborative research, development or commercialization of certain product candidates or could require or result in litigation or arbitration, which would be time-consuming and expensive, and would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Strategic Alliances."

INTENSE COMPETITION; UNCERTAINTY OF TECHNOLOGICAL CHANGE

  The biotechnology and pharmaceutical industries are subject to rapid and intense technological change. The Company faces, and will continue to face, competition in the development and marketing of its product candidates from academic institutions, government agencies, research institutions and biotechnology and pharmaceutical companies. Competition may arise from other drug development technologies, methods of preventing or reducing the incidence of disease, including vaccines, and new small molecule or other classes of therapeutic agents. There can be no assurance that developments by others will not render the Company's product candidates or technologies obsolete or noncompetitive.

  Recently, Betaseron, a form of beta-interferon marketed by Berlex BioSciences, has been approved for the treatment of relapsing remitting multiple sclerosis ("MS"). Avonex, a similar form of beta-interferon, produced by Biogen, Inc., has been recommended for approval by an FDA advisory committee for the same indication. Tacrine, marketed by Warner Lambert Co., has recently been approved for the treatment of Alzheimer's disease. Sales of these drugs may reduce the available market for any product developed by the Company for these indications. The Company is developing products for the treatment of anxiety disorders, which will compete with well-established products in the benzodiazepene class, including Valium, marketed by Hoffman-La Roche, Inc., and depression, which will compete with well-established products in the anti-depressant class, including Prozac, marketed by Eli Lilly & Co. Certain technologies under development by other pharmaceutical companies could result in treatments for these and other diseases and disorders being pursued by the Company. For example, a number of companies are conducting research on molecules to block CRF to treat anxiety and depression. Other biotechnology and pharmaceutical companies are developing compounds to treat obesity, and one such drug, d-fenfluramine, marketed by American Home Products Corporation, has been recommended for approval by an FDA advisory committee. Several companies are engaged in the research and development of immune modulating drugs for the potential treatment of MS. In the event that one or more of these programs were successful, the market for the Company's products may be reduced or eliminated.

  In addition, if Neurocrine receives regulatory approvals for its products, manufacturing efficiency and marketing capabilities are likely to be significant competitive factors. At the present time, Neurocrine has no commercial manufacturing capability, sales force or marketing experience. In addition, many of the Company's competitors and potential competitors have substantially greater capital resources, research and development resources, manufacturing and marketing experience and production facilities than does

Neurocrine. Many of these competitors also have significantly greater experience than does Neurocrine in undertaking preclinical testing and clinical trials of new pharmaceutical products and obtaining FDA and other regulatory approvals. See "Business -- Products Under Development" and " -- Competition."

UNCERTAINTIES RELATED TO PATENTS AND PROPRIETARY TECHNOLOGY

  The Company's success will depend on its ability to obtain patent protection for its products, preserve its trade secrets, prevent third parties from infringing upon its proprietary rights, and operate without infringing upon the proprietary rights of others, both in the United States and internationally.

  Because of the substantial length of time and expense associated with bringing new products through the development and regulatory approval processes in order to reach the marketplace, the pharmaceutical industry places considerable importance on obtaining patent and trade secret protection for new technologies, products and processes. Accordingly, the Company intends to seek patent protection for its proprietary technology and compounds. There can be no assurance as to the success or timeliness in obtaining any such patents, that the breadth of claims obtained, if any, will provide adequate protection of the Company's proprietary technology or compounds, or that the Company will be able to adequately enforce any such claims to protect its proprietary technology and compounds. Because patent applications in the United States are confidential until the patents issue, and publication of discoveries in the scientific or patent literature tend to lag behind actual discoveries by several months, the Company cannot be certain that Company inventors were the first to conceive of inventions covered by pending patent applications or that it was the first to file patent applications for such inventions.

  The degree of patent protection afforded to pharmaceutical inventions is uncertain and any patents which may issue with regard to the Company's potential products will be subject to this uncertainty. There can be no assurance that competitors will not develop competitive products outside the protection that may be afforded by the claims of the Company's patents. For example, the Company is aware that other parties have been issued patents and have filed patent applications in the United States and foreign countries which claim alternative uses of dehydroepiandrosterone ("DHEA"), a potential product of the Company, and cover other therapeutics for the treatment of multiple sclerosis. DHEA is not a novel compound and is not covered by a composition of matter patent. The issued patents licensed to the Company covering DHEA are use patents containing claims related to therapeutic methods and the use of specific compounds and classes of compounds for neuroregeneration. Other potential products which the Company may develop may not consist of novel compounds and therefore would not be covered by composition of matter patent claims. Competitors may be able to commercialize products not covered by composition of matter patent claims for indications outside of the protection provided by the claims of any use patents that may be issued to the Company. In this case, physicians, pharmacies and wholesalers could then substitute a competitor's product for the Company's product. Use patents may be unavailable or may afford a lesser degree of protection in certain foreign countries due to the patent laws of such countries.

  The Company may be required to obtain licenses to patents or proprietary rights of others. As the biotechnology industry expands and more patents are issued, the risk increases that the Company's potential products may give rise to claims that such products infringe the patent rights of others. At least one patent containing claims covering compositions of matter consisting of certain altered peptide ligand therapeutics for use in modulating the immune response has issued in Europe, and the Company believes that this patent has been licensed to a competitor of the Company. There can be no assurance that a patent containing corresponding claims will not issue in the United States. In addition, there can be no assurance that the claims of the European patent or any corresponding claims of any future United States patents or other foreign patents which may issue will not be infringed by the manufacture, use, or sale of any potential altered peptide ligand therapeutics developed by the Company or Ciba-Geigy. Furthermore, there can be no assurance that the Company or Ciba-Geigy would prevail in any legal action seeking damages or injunctive relief for infringement of any patent that might issue under such applications or that any license required under any such patent would be made available or, if available, would be available on acceptable terms. Failure to obtain a required license could prevent the Company and Ciba-Geigy from commercializing any altered peptide ligand products which they may develop.

  No assurance can be given that any licenses required under any patents or proprietary rights of third parties would be made available on terms acceptable to the Company, or at all. If the Company does not obtain such licenses, it could encounter delays in product introductions while it attempts to design around such patents, or could find that the development, manufacture or sale of products requiring such licenses is foreclosed. Litigation may be necessary to defend against or assert such claims of infringement, to enforce patents issued to the Company, to protect trade secrets or know-how owned by the Company, or to determine the scope and validity of the proprietary rights of others. In addition, interference proceedings declared by the United States Patent and Trademark Office may be necessary to determine the priority of inventions with respect to patent applications of the Company or its licensors. Litigation or interference proceedings could result in substantial costs to and diversion of effort by, and may have a material adverse impact on, the Company. There can be no assurance that these efforts by the Company would be successful.

  The Company also relies upon unpatented trade secrets and improvements, unpatented know-how and continuing technological innovation to develop and maintain its competitive position, which it seeks to protect, in part, by confidentiality agreements with its commercial partners, collaborators, employees and consultants. The Company also has invention or patent assignment agreements with its employees and certain, but not all, commercial partners and consultants. There can be no assurance that relevant inventions will not be developed by a person not bound by an invention assignment agreement. There can be no assurance that binding agreements will not be breached, that the Company would have adequate remedies for any breach, or that the Company's trade secrets will not otherwise become known or be independently discovered by competitors. See "Business -- Patents and Proprietary Rights."

UNCERTAINTIES RELATED TO CLINICAL TRIALS

  Before obtaining regulatory approvals for the commercial sale of any of its products under development, the Company or its corporate partners must demonstrate through preclinical testing and clinical trials that the product is safe and effective for use in each target indication. To date the Company has not commenced clinical trials with regard to any potential product. A physician-IND Phase II clinical trial was initiated in March 1996 with regard to the use of DHEA for the treatment of Alzheimer's disease. However, such clinical trial is not under the full control of the Company. In addition, a physician-IND clinical trial does not replace the need for Company-sponsored clinical trials.

  The results from preclinical testing and early clinical trials may not be predictive of results obtained in later clinical trials, and there can be no assurance that clinical trials conducted by the Company or its corporate partners will demonstrate sufficient safety and efficacy to obtain the requisite regulatory approvals or will result in marketable products. In addition, clinical trials are often conducted with patients having the most advanced stages of disease. During the course of treatment, these patients can die or suffer other adverse medical effects for reasons that may not be related to the pharmaceutical agent being tested but which can nevertheless adversely affect clinical trial results. A number of companies in the biotechnology and pharmaceutical industries have suffered significant setbacks in advanced clinical trials, even after promising results in earlier trials. If the Company's drug candidates are not shown to be safe and effective in clinical trials, the resulting delays in developing other compounds and conducting related preclinical testing and clinical trials, as well as the potential need for additional financing, would have a material adverse effect on the Company's business, financial condition and results of operations.

  The rate of completion of clinical trials conducted by the Company or its corporate partners may be delayed by many factors, including slower than expected patient recruitment or unforeseen safety issues. Any delays in, or termination of, the Company's clinical trials would have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that Neurocrine will be permitted by regulatory authorities to undertake clinical trials for its products or, if such trials are conducted, that any of the Company's product candidates will prove to be safe and efficacious or will receive regulatory approvals. See "Business -- Products Under Development."

UNPREDICTABILITY OF FUTURE FINANCIAL RESULTS; UNCERTAINTY OF FUTURE
PROFITABILITY

  At March 31, 1996, the Company had an accumulated deficit of approximately $15.9 million. The Company anticipates that it will incur substantial losses in the future, potentially greater than losses incurred in prior years. Neurocrine expects to incur substantial additional operating expenses over the next several years as its research, development, preclinical testing and clinical trial activities increase. To the extent that the Company is unable to obtain third-party funding for such expenses, the Company expects that increased expenses will result in increased losses from operations. There can be no assurance that the Company's products under development will be successfully developed or that its products, if successfully developed, will generate revenues sufficient to enable the Company to earn a profit. Neurocrine does not expect to generate revenues from the sale of products, if any, for the foreseeable future. The Company's ability to achieve profitability depends in part on its ability to enter into agreements for product development, obtain regulatory approval for its products and develop the capacity, or enter into agreements, for the manufacture, marketing and sale of any products. There can be no assurance that Neurocrine will obtain required regulatory approvals, or successfully develop, manufacture, commercialize and market product candidates or that the Company will ever achieve product revenues or profitability. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

GOVERNMENT REGULATION; NO ASSURANCE OF REGULATORY APPROVALS

  The Company's research, preclinical testing and clinical trials of its product candidates are, and the manufacturing and marketing of its products will be, subject to extensive and rigorous regulation by numerous government authorities in the United States and in other countries where the Company intends to test and market its product candidates. Prior to marketing, any product developed by the Company must undergo an extensive regulatory approval process. This regulatory process, which includes preclinical testing and clinical trials of each compound to establish its safety and efficacy, can take many years and require the expenditure of substantial resources, and may include post-marketing surveillance. Data obtained from preclinical testing and clinical trials are susceptible to varying interpretations which could delay, limit or prevent regulatory approval. In addition, delays or rejections may be encountered based upon changes in FDA policy for drug approval during the period of product development and FDA regulatory review of each submitted new drug application ("NDA") or product license application ("PLA"). Similar delays may also be encountered in foreign countries. There can be no assurance that regulatory approval will be obtained for any drugs developed by the Company. Moreover, regulatory approval may entail limitations on the indicated uses of the drug. Further, even if regulatory approval is obtained, a marketed drug and its manufacturer are subject to continuing review, and discovery of previously unknown problems with a product or manufacturer can result in the withdrawal of the product from the market, which would have an adverse effect on the Company's business, financial condition and results of operations. Violations of regulatory requirements at any stage, including preclinical testing and clinical trials, the approval process or post-approval, may result in various adverse consequences including the FDA's delay in approving or its refusal to approve a product, withdrawal of an approved product from the market, and the imposition of criminal penalties against the manufacturer and NDA or PLA holder. The Company has not submitted any IND applications for any product candidate, and none has been approved for commercialization in the United States or internationally. A physician-IND Phase II clinical trial commenced in March 1996 with regard to the use of DHEA for the treatment of Alzheimer's disease. However, such clinical trial is not under the full control of the Company. In addition, a physician-IND clinical trial does not replace the need for Company-sponsored clinical trials. No assurance can be given that the Company will be able to obtain FDA approval for any products. Failure to obtain requisite regulatory approvals or failure to obtain approvals of the scope requested will delay or preclude the Company or its licensees or marketing partners from marketing the Company's products or limit the commercial use of the products and would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business-- Government Regulation."

NEED FOR ADDITIONAL FUNDING; UNCERTAINTY OF ACCESS TO CAPITAL

  Neurocrine will require substantial additional funding in order to continue its research and product development programs, including preclinical testing and clinical trials of its product candidates, for operating expenses, for the pursuit of regulatory approvals for its product candidates, and may require additional funding for establishing manufacturing and marketing capabilities in the future. The Company believes that its existing capital resources, together with the net proceeds of this offering and the sale of shares to Ciba-Geigy and JJDC, interest income and future payments due under strategic alliances, will be sufficient to satisfy its current and projected funding requirements through 1998. However, no assurance can be given that such net proceeds will be sufficient to conduct its research and development programs as planned. The Company's future capital requirements will depend on many factors, including continued scientific progress in its research and development programs, the magnitude of these programs, progress with preclinical testing and clinical trials, the time and costs involved in obtaining regulatory approvals, if any, the costs involved in filing and prosecuting patent applications and enforcing patent claims, competing technological and market developments, the establishment of additional strategic alliances, the cost of manufacturing facilities and of commercialization activities and arrangements, and the cost of product in-licensing and any possible acquisitions. There can be no assurance that the Company's cash reserves and other liquid assets, including the net proceeds of this offering, together with funding that may be received under the Company's strategic alliances, and interest income earned thereon, will be adequate to satisfy its capital and operating requirements.

  Neurocrine intends to seek additional funding through strategic alliances, and may seek additional funding through public or private sales of the Company's securities, including equity securities. In addition, the Company has obtained equipment leases and may continue to pursue opportunities to obtain additional debt financing in the future. There can be no assurance, however, that additional equity or debt financing will be available on reasonable terms, if at all. Any additional equity financings would be dilutive to the Company's stockholders. If adequate funds are not available, Neurocrine may be required to curtail significantly one or more of its research and development programs and/or obtain funds through arrangements with corporate partners or others that may require Neurocrine to relinquish rights to certain of its technologies or product candidates. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

UNCERTAINTY OF ABILITY TO ATTRACT AND RETAIN KEY MANAGEMENT, EMPLOYEES AND CONSULTANTS

  The Company is highly dependent on the principal members of its management and scientific staff. The loss of services of any of these personnel could impede the achievement of the Company's development objectives. Furthermore, recruiting and retaining qualified scientific personnel to perform research and development work in the future will also be critical to the Company's success. There can be no assurance that the Company will be able to attract and retain personnel on acceptable terms given the competition among biotechnology, pharmaceutical and health care companies, universities and non-profit research institutions for experienced scientists. In addition, the Company relies on members of its Scientific Advisory Board and a significant number of consultants to assist the Company in formulating its research and development strategy. All of Neurocrine's consultants and the members of the Company's Scientific Advisory Board are employed by employers other than the Company, and may have commitments to, or advisory or consulting agreements with, other entities that may limit their availability to the Company. See "Business -- Scientific Advisory Board" and "Management."

NO MANUFACTURING EXPERIENCE; RELIANCE ON THIRD-PARTY MANUFACTURING

  The Company has in the past utilized, and intends to continue to utilize, third-party manufacturing for the production of material for use in clinical trials and for the potential commercialization of future products. The Company has no experience in manufacturing products for commercial purposes and does not have any manufacturing facilities. Consequently, the Company is dependent on contract manufacturers for the production of products for development and commercial purposes. In the event that the Company is unable to obtain or retain third-party manufacturing, it will not be able to commercialize its products as planned. The manufacture of the Company's products for clinical trials and commercial purposes is subject to current Good Manufacturing Practices ("cGMP") regulations promulgated by the FDA. No assurance can be given that the Company's third-party manufacturers will comply with cGMP regulations or other regulatory requirements now or in the future. The Company's current dependence upon third parties for the manufacture of its products may adversely affect its profit margins, if any, on the sale of future products and the Company's ability to develop and deliver products on a timely and competitive basis. See "Business -- Strategic Alliances" and "-- Manufacturing."

LACK OF MARKETING AND SALES CAPABILITIES

  Neurocrine has retained certain marketing or co-promotion rights in North America to its products under development, and plans to establish its own North American marketing and sales organization. The Company currently has no experience in marketing or selling pharmaceutical products and does not have a marketing and sales staff. In order to achieve commercial success for any product candidate approved by the FDA, Neurocrine must either develop a marketing and sales force or enter into arrangements with third parties to market and sell its products. There can be no assurance that Neurocrine will successfully develop such experience or that it will be able to enter into marketing and sales agreements with others on acceptable terms, if at all. If the Company develops its own marketing and sales capabilities, it will compete with other companies that currently have experienced and well funded marketing and sales operations. To the extent that the Company enters into co-promotion or other marketing and sales arrangements with other companies, any revenues to be received by Neurocrine will be dependent on the efforts of others, and there can be no assurance that such efforts will be successful. See
"Business -- Marketing and Sales."

UNCERTAINTY OF PHARMACEUTICAL PRICING AND REIMBURSEMENT

  The Company's business may be materially adversely affected by the continuing efforts of government and third-party payors to contain or reduce the costs of health care through various means. For example, in certain foreign markets, pricing or profitability of prescription pharmaceuticals is subject to government control. In the United States, there have been, and the Company expects that there will continue to be, a number of federal and state proposals to implement similar government control in such jurisdictions. In addition, an increasing emphasis on managed care in the United States has put, and will continue to put, pressure on pharmaceutical pricing. Such initiatives and proposals, if adopted, could decrease the price that the Company receives for any products it may develop and sell in the future, and thereby have a material adverse effect on the Company's business, financial condition and results of operations. Further, to the extent that such proposals or initiatives have a material adverse effect on other pharmaceutical companies that are corporate partners or prospective corporate partners for certain of the Company's potential products, the Company's ability to commercialize its potential products may be materially adversely affected.

  The Company's ability to commercialize pharmaceutical products may depend in part on the extent to which reimbursement for the costs of such products and related treatments will be available from government health administration authorities, private health insurers and other third-party payors. Significant uncertainty exists as to the reimbursement status of newly approved health care products, and third-party payors are increasingly challenging the prices charged for medical products and services. There can be no assurance that any third-party insurance coverage will be available to patients for any products developed by the Company. Government and other third-party payors are increasingly attempting to contain health care costs by limiting both coverage and the level of reimbursement for new therapeutic products, and by refusing, in some cases, to provide coverage for uses of approved products for disease indications for which the FDA has not granted marketing approval. If adequate coverage and reimbursement levels are not provided by government and third-party payors for the Company's products, the market acceptance of these products would be materially adversely affected.

POTENTIAL PRODUCT LIABILITY EXPOSURE AND LIMITED INSURANCE COVERAGE

  The use of any of the Company's potential products in clinical trials, and the sale of any approved products, may expose the Company to liability claims resulting from the use of its products. These claims might be made directly by consumers, health care providers or by pharmaceutical companies or others selling such products. Neurocrine has obtained limited product liability insurance coverage for its clinical trials in the amount of $1.0 million per occurrence and $1.0 million in the aggregate. The Company intends to expand its insurance coverage to include the sale of commercial products if marketing approval is obtained for products in development. However, insurance coverage is becoming increasingly expensive, and no assurance can be given that the Company will be able to maintain insurance coverage at a reasonable cost or in sufficient amounts to protect the Company against losses due to liability. There can also be no assurance that the Company will be able to obtain commercially reasonable product liability insurance for any products approved for marketing. A successful product liability claim or series of claims brought against the Company could have a material adverse effect on its business, financial condition and results of operations.

NO PRIOR PUBLIC MARKET FOR COMMON STOCK

  Prior to this offering, there has been no public market for the Company's Common Stock, and there can be no assurance that a regular trading market will develop and continue after this offering or that the market price of the Common Stock will not decline below the initial public offering price. The initial public offering price will be determined through negotiations between the Company and the representatives of the Underwriters and may not be indicative of the market price of the Common Stock following this offering. Among the factors considered in such negotiations are prevailing market conditions, certain financial information of the Company, market valuations of other companies that the Company and the representatives of the Underwriters believe to be comparable to the Company, estimates of the business potential of the Company, the present state of the Company's development and other factors deemed relevant. See "Underwriting."

VOLATILITY OF COMMON STOCK PRICE

  The market prices for securities of biotechnology and pharmaceutical companies have historically been highly volatile, and the market has from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. Factors such as fluctuations in the Company's operating results, announcements of technological innovations or new therapeutic products by the Company or others, clinical trial results, developments concerning strategic alliance agreements, government regulation, developments in patent or other proprietary rights, public concern as to the safety of drugs developed by the Company or others, future sales of substantial amounts of Common Stock by existing stockholders, comments by securities analysts and general market conditions can have an adverse effect on the market price of the Common Stock. The realization of any of the risks described in these "Risk Factors" could have a dramatic and material adverse impact on market price of the Company's Common Stock.

POTENTIAL ADVERSE EFFECT OF SHARES ELIGIBLE FOR FUTURE SALE

  As of March 31, 1996, 3,618,638 shares of Common Stock were issuable upon the exercise of outstanding stock options, warrants and conversion rights. The issuance of Common Stock upon the exercise of stock options, warrants and conversion rights, as well as future sales of Common Stock or of shares of Common Stock by existing stockholders, or the perception that sales could occur, could adversely affect the market price of the Common Stock. In private placement transactions between October 1993 and February 1994, the Company sold a total of 6,025,892 shares of Common Stock to various institutional and individual investors. The sale of a significant number of shares by these investors could have a substantial negative impact on the market price of the Common Stock. In addition, two of the Company's corporate partners, Ciba-Geigy and JJDC, an affiliate of Janssen, are significant stockholders. As of March 31, 1996, Ciba-Geigy owned approximately 4.5%, and JJDC owned approximately 3.5% of the outstanding Common Stock. After completion of this offering, and after Ciba-Geigy's concurrent purchase of $5.0 million of Common Stock and JJDC's concurrent purchase of $2.5 million of Common Stock, all at an assumed price of $9.00 per share, Ciba-Geigy will own approximately 7.4%, and JJDC will own approximately 4.4% of the outstanding Common Stock. The sale of shares by either of these partners could be viewed in the marketplace as illustrative of a lack of confidence in the Company and could have a substantial negative impact on the market price of the

Common Stock. Each officer, director and certain other stockholders of the Company that beneficially own or have dispositive power over approximately 11,960,185 shares of the Company's Common Stock have agreed with the Representatives for a period of (i) 180 days after the effective date of this Prospectus with respect to one-third of the shares held by them, (ii) 270 days after the effective date of this Prospectus with regard to an additional one-third of the shares held by them, and (iii) 360 days after the effective date of this Prospectus with regard to the remaining one-third of the shares held by them, subject to certain exceptions, not to offer to sell, contract to sell, or otherwise sell, dispose of, loan, pledge or grant any rights with respect to any shares of Common Stock, any options or warrants to purchase any shares of Common Stock, or any securities convertible into or exchangeable for shares of Common Stock owned as of the date of this Prospectus or thereafter acquired directly by such holders or with respect to which they have or hereafter acquire the power of disposition, without the prior written consent of Robertson, Stephens & Company. However, Robertson, Stephens & Company may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements. The holders of approximately 10,538,367 shares are also entitled to certain registration rights. See "Description of Capital Stock -- Registration Rights Agreements" and "Shares Eligible for Future Sale."

POTENTIAL ADVERSE EFFECT OF ANTI-TAKEOVER PROVISIONS

  The Company's Certificate of Incorporation provides for staggered terms for the members of the Board of Directors and does not provide for cumulative voting in the election of directors. In addition, the Board of Directors has the authority, without further action by the stockholders, to fix the rights and preferences of, and issue shares of, Preferred Stock. Further, the Company is subject to Section 203 of the Delaware General Corporation Law which, subject to certain exceptions, restricts certain transactions and business combinations between a corporation and a stockholder owning 15% of more of the corporation's outstanding voting stock (an "interested stockholder") for a period of three years from the date the stockholder becomes an interested stockholder. The staggered board terms, lack of cumulative voting, Preferred Stock provision and other provisions of the Company's charter and Delaware corporate law may discourage certain types of transactions involving an actual or potential change in control of the Company. See "Description of Capital Stock -- Certain Change of Control Provisions."

DILUTION

  Upon purchase of Common Stock, investors will experience an immediate and substantial dilution of $5.60 per share in the net tangible book value of the Common Stock they acquire in this offering. Additional dilution is likely to occur upon the exercise of options, warrants and conversion rights granted by the Company. See "Dilution."

ABSENCE OF CASH DIVIDENDS

  The Company has never paid any cash dividends and does not anticipate paying cash dividends in the foreseeable future. See "Dividend Policy."

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the 3,000,000 shares of Common Stock offered by the Company hereby and the sale of 833,334 shares of Common Stock to Ciba-Geigy and JJDC are estimated to be approximately $31,810,000 ($35,576,500 if the Underwriters' over-allotment option is exercised in full), assuming an initial public offering price of $9.00 and after deducting estimated underwriting discounts and commissions, offering expenses and a financial advisory fee payable by the Company.

  The Company anticipates using the net proceeds from this offering and the sales of shares to Ciba-Geigy and JJDC to fund its research and development activities, capital expenditures, the acquisition of technology rights and for general corporate purposes. The amount and timing of these expenditures will depend on numerous factors, including the progress of the Company's research and development programs. Pending application of the net proceeds of this offering and the sales of shares to Ciba-Geigy and JJDC as described above, the Company intends to invest such proceeds in United States government securities and short-term, investment-grade, interest-bearing instruments.

  The Company believes that its existing capital resources, together with the net proceeds from this offering and the sales of shares to Ciba-Geigy and JJDC, interest income and future payments due under the strategic alliances, will be sufficient to satisfy its current and projected funding requirements at least through 1998. See "Management's Discussion and Analysis of Financial Condition and Results of Operations --Liquidity and Capital Resources."

                                DIVIDEND POLICY

  The Company has not declared or paid any cash dividends since its inception. The Company currently intends to retain its earnings for future growth and therefore, does not anticipate paying any cash dividends in the foreseeable future. Future cash dividends, if any, will be determined by the Company's Board of Directors.

                                CAPITALIZATION

  The following table sets forth (i) the capitalization of the Company at March 31, 1996 and (ii) as adjusted to give effect to the sale of 3,000,000 shares of Common Stock offered hereby at an assumed initial public offering price of $9.00 per share and the sale of 833,334 shares of Common Stock to Ciba-Geigy and JJDC at a price equal to the assumed initial public offering price per share, and the application of the estimated net proceeds therefrom.

                                                         MARCH 31, 1996
                                                      ---------------------
                                                       ACTUAL   AS ADJUSTED
                                                      --------  -----------
                                                           (in thousands)
Obligations under capital leases, less current por-
 tion................................................ $  1,406   $  1,406
                                                      --------   --------
Stockholders' equity:
 Preferred Stock, $0.001 par value, 5,000,000 shares
  authorized,
  no shares issued and outstanding...................       --         --
 Common Stock, $0.001 par value, 50,000,000 shares
  authorized; 12,368,262 shares issued and
  outstanding actual; 16,201,596 shares issued and
  outstanding as adjusted............................       12         16
 Additional paid-in capital..........................   40,639     72,445
 Deferred compensation...............................     (371)      (371)
 Notes receivable from stockholders..................     (135)      (135)
 Unrealized losses on short-term investments.........      (54)       (54)
 Accumulated deficit.................................  (15,871)   (15,871)
                                                      --------   --------
  Total stockholders' equity (1).....................   24,220     56,030
                                                      --------   --------
   Total capitalization.............................. $ 25,626   $ 57,436
                                                      ========   ========

- --------

(1) Excludes 3,618,638 shares of Common Stock issuable upon exercise of options and warrants outstanding as of March 31, 1996 at a weighted average exercise price of $5.74 per share. See "Business -- Strategic Alliances," "Management -- Stock Plans" and "Description of Capital Stock --Warrants."

                                   DILUTION

  The net tangible book value of the Company as of March 31, 1996 was $23,220,551 or $1.88 per share of Common Stock. Net tangible book value per share represents the amount of the Company's total tangible assets less total liabilities divided by the number of shares of Common Stock outstanding. Net tangible book value dilution per share represents the difference between the amount per share paid by purchasers of shares of Common Stock in this offering and the net tangible book value per share of the Common Stock immediately after completion of this offering. After giving effect to the sale by the Company of 3,000,000 shares of Common Stock offered hereby at an assumed initial public offering price of $9.00 per share and after deducting the underwriting discounts and commissions and estimated offering expenses payable by the Company, and the sale of 833,334 shares of Common Stock to Ciba-Geigy and JJDC at a price equal to the assumed initial public offering price per share and after deducting the estimated financial advisory fee payable by the Company, and assuming no other changes in the net tangible book value after March 31, 1996, the Company's net tangible book value as of March 31, 1996 would have been $55,030,551 or $3.40 per share. This represents an immediate increase in net tangible book value of $1.52 per share to existing stockholders and an immediate dilution in net tangible book value of $5.60 per share to new investors in this offering and in the sale of shares of Common Stock to Ciba-Geigy and JJDC, as illustrated by the following table:

   Assumed initial public offering price per share.................       $9.00
     Net tangible book value per share at March 31, 1996........... $1.88
     Increase attributable to new investors........................  1.52
                                                                    -----
   Net tangible book value per share after offering................        3.40
                                                                          -----
   Dilution to new investors.......................................       $5.60
                                                                          =====

  The following table sets forth, as of March 31, 1996, the difference between the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid by the existing holders of Common Stock and by the new investors, before deducting the underwriting discounts and commissions and estimated offering expenses payable by the Company:

                                 SHARES PURCHASED  TOTAL CONSIDERATION  AVERAGE
                                ------------------ ------------------- PRICE PER
                                  NUMBER   PERCENT   AMOUNT    PERCENT   SHARE
                                ---------- ------- ----------- ------- ---------
   Existing shareholders....... 12,368,262   76.3% $42,525,349   55.2%  $ 3.44
   New investors...............  3,833,334   23.7   34,500,000   44.8     9.00
                                ----------  -----  -----------  -----
     Total..................... 16,201,596  100.0% $77,025,349  100.0%
                                ==========  =====  ===========  =====

  The calculation of net tangible book value and the other computations above assume no exercise of outstanding options and warrants. As of March 31, 1996, 3,618,638 shares of Common Stock were subject to outstanding options and warrants at a weighted average exercise price of $5.74 per share. To the extent additional shares are purchased pursuant to the exercise of outstanding options and warrants, there will be further dilution to new investors. See "Management -- Stock Plans," "Description of Capital Stock -- Warrants" and
Note 4 of Notes to Financial Statements.

                            SELECTED FINANCIAL DATA

  The selected financial data set forth below with respect to the Company's statement of operations for each of the three years in the period ended December 31, 1995, and with respect to the Company's balance sheet at December 31, 1994 and 1995, are derived from the financial statements of the Company that have been audited by Ernst & Young LLP, independent auditors, which are included elsewhere herein and are qualified by reference to such Financial Statement and Notes related thereto. The statement of operations data for the year ended December 31, 1992, and the balance sheet data at December 31, 1992 and 1993, have been derived from financial statements that have been audited by Ernst & Young LLP which are not included herein. The statement of operations data for the three months ended March 31, 1995 and 1996 and the balance sheet data at March 31, 1996 have been derived from unaudited financial statements; however, management believes such financial statements include all adjustments, consisting only of normal recurring adjustments, that the Company considers necessary for a fair presentation of the financial position and results of operations for these periods. Operating results for the three months ended March 31, 1996 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 1996. The selected financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's Financial Statements and Notes thereto appearing elsewhere in this Prospectus.

                                                                THREE MONTHS
                               YEAR ENDED DECEMBER 31,         ENDED MARCH 31,
                            ---------------------------------  ---------------
                             1992    1993     1994     1995     1995    1996
                            ------  -------  -------  -------  ------- -------
                                (in thousands, except per share data)
STATEMENT OF OPERATIONS
 DATA:
Revenues under collabora-
 tive research agreements:
  Sponsored research......  $  --   $   --   $   --   $ 3,750  $   625 $ 1,625
  License fees............     --       --       --     2,000    2,000     --
Other revenues............     --       --       162      356      127     534
                            ------  -------  -------  -------  ------- -------
    Total revenues........     --       --       162    6,106    2,752   2,159
Operating expenses:
  Research and
   development............     406    2,804    6,231    7,740    1,848   1,794
  General and
   administrative.........     216    1,550    2,223    2,728      737     571
                            ------  -------  -------  -------  ------- -------
    Total operating ex-
     penses...............     622    4,354    8,454   10,468    2,585   2,365
                            ------  -------  -------  -------  ------- -------
Income (loss) from opera-
 tions....................    (622)  (4,354)  (8,292)  (4,362)     167    (206)
Interest income, net......      15      118      627      839      220     187
Other income (expense)....     --       --       (41)     177       27      44
                            ------  -------  -------  -------  ------- -------
Net income (loss).........  $ (607) $(4,236) $(7,706) $(3,346) $   414 $    25
                            ======  =======  =======  =======  ======= =======
Net income (loss) per
 share....................  $(0.49) $ (0.64) $ (0.67) $ (0.27) $  0.03 $   --
                            ======  =======  =======  =======  ======= =======
Shares used in computing
 net income (loss) per
 share (1)................   1,247    6,635   11,433   12,184   12,409  13,240

                                        DECEMBER 31,
                              -----------------------------------  MARCH 31,
                               1992    1993      1994      1995      1996
                              ------  -------  --------  --------  ---------
                                            (in thousands)
BALANCE SHEET DATA:
Cash, cash equivalents and
 short-term investments...... $2,010  $21,639  $ 18,228  $ 18,696  $ 20,562(2)
Working capital..............  1,979   20,177    16,661    16,989    21,699
Total assets.................  2,475   24,436    22,344    24,012    28,080
Obligations under capital
 leases, less current por-
 tion........................    --       758     1,733     1,631     1,406
Accumulated deficit..........   (607)  (4,843)  (12,549)  (15,895)  (15,871)
Total stockholders' equity...  2,445   22,137    18,743    19,225    24,220

- --------
(1) See Note 1 of Notes to Financial Statements for an explanation of the determination of the number of shares used in computing net income (loss) per share.
(2) Excludes approximately $9.5 million held by NPI which is available to fund certain of the Company's research and development activities. See "Business -- Strategic Alliances."

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following Management's Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this Prospectus.

OVERVIEW

  Since the founding of the Company in January 1992, Neurocrine has been engaged in the discovery and development of novel pharmaceutical products for diseases and disorders of the central nervous and immune systems. To date, Neurocrine has not generated any revenues from the sale of products, and does not expect to generate any product revenues for the foreseeable future. The Company's revenues, if any, are expected to come from its strategic alliances. Neurocrine has incurred a cumulative deficit of $15.9 million as of March 31, 1996 and expects to incur substantial additional operating losses, potentially greater than losses in prior years, in the future.

  Neurocrine has primarily financed its operations through the sale of Common Stock. In February 1994, the Company completed the sale of Common Stock in a private placement offering resulting in gross proceeds of $30.0 million. In connection with the Janssen strategic alliance, JJDC purchased $2.5 million of Common Stock in January 1995 and has agreed to purchase an additional $2.5 million of Common Stock concurrent with this offering. In January 1996, the Company sold $5.0 million of Common Stock to Ciba-Geigy in connection with the Ciba-Geigy strategic alliance. Ciba-Geigy has agreed to purchase an additional $5.0 million of Common Stock concurrent with this offering.

  In February 1995, the Company entered into a three to five year strategic alliance with Janssen for the development of CRF receptor antagonists for the treatment of anxiety, depression and substance abuse. Pursuant to the agreement, Janssen has paid the Company $3.0 million and is obligated to pay the Company an additional $6.5 million in sponsored research payments through 1997, as well as $6.0 million for two additional years should Janssen exercise its option to extend the collaboration. The Company could also receive milestone payments of up to $10.0 million for the indications of anxiety, depression and substance abuse, and up to $9.0 million for other indications, if certain development and regulatory milestones are achieved. In addition, Janssen paid a $1.0 million license fee in 1995 and is obligated to pay an additional $1.0 million license fee in 1996. In return Janssen received worldwide manufacturing and marketing rights to the compounds developed during this collaboration, and is required to pay the Company royalties on net sales and the costs associated with establishing a North American sales force should Neurocrine exercise its option to co-promote.

  In January 1996, the Company entered into an agreement with Ciba-Geigy to develop altered peptide ligands for the treatment of multiple sclerosis. Pursuant to the agreement, Ciba-Geigy is obligated to provide Neurocrine with $12.0 million in license fees and research and development funding during the first two years of the agreement, and up to $15.5 million in further research and development funding thereafter, unless the agreement is sooner terminated. Ciba-Geigy has the right to terminate the agreement after December 30, 1997. In addition, the Company could also receive milestone payments if certain development and regulatory milestones are achieved. In return, Ciba-Geigy received manufacturing and marketing rights outside of North America and will receive a percentage of profits on sales in North America. The Company will receive royalties for all sales outside North America and a percentage of profits on sales in North America, which the Company may at its option convert to a right to receive royalties on product sales. Neurocrine is obligated to repay a portion of the development costs for potential products developed in such collaboration unless the Company elects to convert to the right to receive royalty payments.

  In March 1996, the Company completed the formation of a research and development subsidiary, NPI, with a group of Canadian investors. The investors purchased a 51% equity interest of NPI for approximately $9.5 million. The Company licensed certain technology and transferred to NPI the Canadian marketing rights related to its Neurosteroid program and Canadian marketing rights to products developed in the Company's Neurogenomics program. Along with certain Canadian government incentives, such funds are expected to fund the early clinical trials of DHEA and research activities in the Neurogenomics program. At the option of the investors, the investors may convert and relinquish the marketing rights upon conversion of NPI Preferred Stock into the Company's Common Stock at a conversion price of $7.45 per share. In connection with their investment in NPI, such investors also received warrants exercisable for shares of Common Stock at an exercise price equal to the per share price of this offering and are eligible to receive additional future warrants exercisable at the then prevailing market price in the event that NPI receives certain Canadian government incentives for research activities, if any. The Company may at its option, repurchase the marketing rights at a predetermined price. See "Certain Transactions -- Transaction with Canadian Subsidiary."

  There can be no assurance that the Company and its corporate partners will be successful in commercializing any potential products. As a result, there can be no assurance that any product development milestone, royalties, or profit sharing payments will be made. The Company is dependent upon its corporate partners to provide adequate funding for its research and development programs. Under these arrangements, the Company's corporate partners are responsible for (i) selecting compounds for subsequent development as drug candidates, (ii) conducting preclinical testing and clinical trials and obtaining required regulatory approvals for such drug candidates, and (iii) manufacturing and commercializing any resulting drugs. Failure of these partners to select a compound discovered by the Company for subsequent development into marketable products, gain the requisite regulatory approvals or successfully commercialize products, would have a material adverse effect on the Company's business, financial condition and results of operations. The Company's strategy for development and commercialization of certain of its products is dependent upon entering into additional arrangements with research collaborators, corporate partners and others and upon the subsequent success of these third parties in performing their obligations. There can be no assurance that the Company will be able to enter into additional strategic alliances on terms favorable to the Company, or at all. Failure of the Company to enter into additional strategic alliances would have a material adverse effect on the Company's business, financial condition and results of operations. The Company's strategic alliances with Janssen and Ciba-Geigy are subject to termination by Janssen or Ciba-Geigy, respectively. There can be no assurance that Janssen or Ciba-Geigy will not elect to terminate its strategic alliance with the Company prior to its scheduled expiration.

  The Company expects its research and development expenditures to increase substantially over the next several years as the Company expands its research and development efforts and undertakes preclinical testing and clinical trials with respect to certain of its programs. In addition, general and administrative expenses are expected to continue to increase as the Company expands its operations, and incurs the additional expenses associated with operating as a public company.

  The Company's business is subject to significant risks, including but not limited to, the risks inherent in its research and development activities, including clinical trials, uncertainties associated both with obtaining and enforcing its patents and with patent rights of others, the lengthy, expensive and uncertain process of seeking regulatory approvals, uncertainties regarding government reforms and of product pricing and reimbursement levels, technological change and competition, manufacturing uncertainties and dependence on third parties. Even if the Company's product candidates appear promising at an early stage of development, they may not reach the market for numerous reasons. Such reasons include the possibilities that the products will be ineffective or unsafe during clinical trials, will fail to receive necessary regulatory approvals, will be difficult to manufacture on large scale, will be uneconomical to market or will be precluded from commercialization by proprietary rights of third parties.

RESULTS OF OPERATIONS

 Three Months Ended March 31, 1996 and 1995

  Revenues

  For the three months ended March 31, 1996, the Company's revenues decreased 21.5% to $2.2 million from $2.8 million in the comparable period in 1995. This decrease was attributable to a one-time license fee of $2.0 million in 1995 under the Janssen collaboration, partly offset in 1996 by higher sponsored research revenues of $1.9 million, under the Ciba-Geigy strategic alliance, as compared to $625,000 in 1995.

  Research and Development Expenses

  For the three months ended March 31, 1996, research and development expenses were $1.8 million. These expenses were relatively unchanged from the comparable period in 1995.

  General and Administrative Expenses

  For the three months ended March 31, 1996, general and administrative expenses decreased 22.5% to $571,000 from $737,000 for the comparable period in 1995. The lower expenses were largely attributable to non-recurring timing differences of certain expenses.

  Net Interest Income

  For the three months ended March 31, 1996, net interest income decreased 14.9% to $187,000 from $220,000 for the comparable period in 1995, as a result of lower interest rates.

 Years Ended December 31, 1995, 1994 and 1993

  Revenues

  For the year ended December 31, 1995, the Company generated revenues under the Janssen strategic alliance of $5.8 million and other revenues from grants and miscellaneous income of $356,000. There were no collaborative revenues recognized in 1994 and revenues from grants and miscellaneous income for this period were $162,000. There were no revenues recognized in 1993.

  Research and Development Expenses

  For the year ended December 31, 1995, research and development expenses increased 24.2% to $7.7 million from $6.2 million in 1994. This increase reflects continued additions to scientific personnel and related support expenditures as the Company increased its research activities primarily in the CRF and Altered Peptide Ligand programs. For the year ended December 31, 1994, research and development expenses increased to $6.2 million from $2.8 million in 1993. This increase reflects the Company's first full year of research activities and its relocation to its current research and administrative facility.

  General and Administrative Expenses

  For the year ended December 31, 1995, general and administrative expenses increased 22.7% to $2.7 million from $2.2 million in 1994. For the year ended December 31, 1994, general and administrative expenses increased 43.4% to $2.2 million from $1.6 million in 1993. These increases reflect the additional administrative staff required to support increased research and development activities, increased facility expenses and expanded business development activities.

  Net Interest Income

  For the year ended December 31, 1995, net interest income increased 33.7% to $839,000 from $627,000 in 1994. This increase resulted from improved yields on the Company's investments and higher cash balances arising from the Janssen collaboration. For the year ended December 31, 1994, net interest income increased to $627,000 from $118,000 in 1993. This increase was largely due to increased cash and short-term investments arising from the completion of the Company's $30.0 million private placement of Common Stock in February 1994. Interest income was offset by interest expense over the three-year period due to steadily increasing borrowings under the Company's equipment leasing facilities.

  Net Operating Losses

  At December 31, 1995, the Company had available a net operating tax loss carryforward of approximately $14.8 million for federal income tax purposes, which will begin to expire in 2007. In addition, the Company had federal and California research and development credit carryforwards of approximately $680,000 and $314,000, respectively, which will begin to expire in 2007. The Company had net operating losses of $3.3 million in 1995, $7.7 million in 1994 and $4.2 million in 1993.

LIQUIDITY AND CAPITAL RESOURCES

  On March 31, 1996, the Company's cash, cash equivalents and short-term investments totalled $20.6 million. This excludes approximately $9.5 million held by NPI which is available to fund certain of the Company's research and development activities. See "Business -- Strategic Alliances."

  Cash provided (used) by operating activities in the years ended December 31, 1993, 1994 and 1995 and the three months ended March 31, 1996 was primarily the result of the net income (loss) reported during these periods offset by working capital account fluctuations arising from timing differences in revenue recognition and cash receipts under the Janssen and Ciba-Geigy collaborations.

  Cash provided (used) by investing activities in the years ended December 31 1993, 1994 and 1995 and the three months ended March 31, 1996 was primarily the result of short-term investment purchases and sales/maturities during these periods. The fluctuations from period to period were due to the timing of various investment purchases and sales/maturities and fluctuations in the Company's portfolio mix between cash equivalent and short-term investment holdings.

  Cash provided by financing activities in the years ended December 31, 1993 and 1994 was primarily the result of the sale of approximately 6,026,000 shares of Common Stock in private placement transactions. Cash provided by financing activities in the year ended December 31, 1995 was primarily due to the sale of 434,783 shares of Common Stock to JJDC and the sale of 213,913 shares of Common Stock to a single investor. Cash provided by financing activities for the three month period ended March 31, 1996 was primarily due to the sale of 645,161 shares to Ciba-Geigy.

  The Company believes that its existing capital resources, together with the net proceeds from this offering and the sales of shares to Ciba-Geigy and JJDC, interest income and future payments due under the strategic alliances, will be sufficient to satisfy its current and projected funding requirements at least through 1998. However, no assurance can be given that such net proceeds will be sufficient to conduct its research and development programs as planned. The amount and timing of expenditures will vary depending upon a number of factors, including progress of the Company's research and development programs, conducting preclinical testing and clinical trials, developing regulatory submissions, the costs associated with protecting its patents and other proprietary rights, developing marketing and sales capabilities, the availability of third-party funding, technological advances, changing competitive conditions and the commercial potential of the Company's proposed products, if any.

  The Company may seek to access the public or private equity markets whenever conditions are favorable. The Company may also seek additional funding through strategic alliances and other financing mechanisms, potentially including off-balance sheet financing. There can be no assurance that such funding will be available on terms acceptable to the Company, if at all. If adequate funds are not available, the Company may be required to curtail significantly one or more of its research or development programs or obtain funds through arrangements with collaborative partners or others. This may require the Company to relinquish rights to certain of its technologies or product candidates.

                                   BUSINESS

  The following Business section contains forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this Prospectus.

OVERVIEW

  Neurocrine Biosciences, Inc. is a leading neuroimmunology company focused on the discovery and development of novel therapeutics to treat diseases and disorders of the central nervous and immune systems. The Company's neuroscience and immunology disciplines provide a unique biological understanding of the molecular interactions between the central nervous, immune and endocrine systems leading to therapeutic opportunities for diseases and disorders such as anxiety, depression, Alzheimer's disease, obesity and multiple sclerosis. Neurocrine is leveraging its resources through strategic alliances and novel financing mechanisms to build its internal product development and commercialization capabilities. To date, Neurocrine has entered into strategic alliances with Janssen Pharmaceutica, N.V., a subsidiary of Johnson & Johnson, focused on the treatment of anxiety, depression and substance abuse, and Ciba-Geigy Limited for the treatment of multiple sclerosis. In conjunction with a number of institutional investors, the Company has also established a research and development subsidiary in Canada, Neuroscience Pharma (NPI) Inc., to develop additional compounds for the treatment of Alzheimer's disease and other neurodegenerative diseases and disorders.

BACKGROUND

 Corticotropin Releasing Factor (CRF)

  Corticotropin releasing factor, the central regulator of the body's overall response to stress, affects multiple systems by functioning both as an endocrine factor and a neurotransmitter. CRF acts as a hormone at the pituitary gland causing the secretion of the steroid cortisol from the adrenal glands resulting in a number of metabolic effects, including suppression of the immune system. CRF also functions as a neurotransmitter in the brain and plays a critical role in coordinating psychological and behavioral responses to stress such as increased heart rate, anxiety, arousal and reduced appetite. In addition to neuroendocrine and neurotransmitter roles, accumulating evidence suggests that CRF may also integrate actions between the immune and central nervous systems in response to physiological and psychological stressors.


  The body has several mechanisms to regulate the effects of CRF. The Company's recent cloning of human CRF receptors suggests that the diverse functions of CRF are mediated through distinct receptor subtypes which are differentially distributed in specific brain areas and in tissues outside of the central nervous system. These receptors may offer a mechanism to modulate specific actions of CRF without affecting the broad range of its activities. There are several diseases and disorders such as anxiety, depression and substance abuse in which CRF levels are increased. The deleterious effects of high levels of CRF may be countered by the administration of selective CRF receptor antagonists. A protein in the brain that binds to CRF and holds it in an inactive state, CRF-binding protein ("CRF-BP"), tightly regulates levels of CRF in certain brain regions. CRF-BP may provide a novel target to selectively increase levels of CRF in diseases that are associated with decreased levels of CRF, such as Alzheimer's disease and obesity.

 Altered Peptide Ligands

  The immune system employs highly specific T-cells that recognize and attack foreign antigens that invade the body. Occasionally, certain T-cells arise that inappropriately recognize the body's own tissues as foreign and attack healthy cells, resulting in autoimmune diseases such as multiple sclerosis and Type I diabetes. Recently, it has been found that the peptide recognition site on healthy tissue can be altered, creating molecular decoys that can be developed as potential drug candidates. The Company believes that these molecules, known as altered peptide ligands, are capable of binding to and deactivating T-cells implicated in certain autoimmune diseases.

  Multiple sclerosis is a chronic disease caused by the immune system's attack on myelin, the insulating material that surrounds and protects nerve fibers in the central nervous system ("CNS"). This autoimmune reaction is led by T-cells which come in contact with myelin by utilizing T-cell receptors specific for myelin proteins. This interaction leads to a destructive inflammatory response mediated by molecules of the immune system known as cytokines. Cytokines such as gamma interferon, tumor necrosis factor-alpha and interleukin-6 are found at the site of inflammation and demyelination and play a role in further advancing nerve cell destruction. The use of altered peptide ligands of dominant antigens in autoimmune diseases may inactivate certain T-cells and decrease the production of destructive cytokines.


                            [GRAPHIC APPEARS HERE]

[NARRATIVE DESCRIPTION: Representation of how pathogenic T-cells become activated in the presence of native peptide ligands resulting in inflammatory cytokine production and how the alteration of the peptide ligand results in de-activation of the pathogenic T-cells and reduced production and release of inflammatory cytokines.]


 Neurosteroids

  Neurosteroids are a class of steroidal compounds produced in the central nervous system that show a wide range of effects on neurons. DHEA is the most abundant adrenal steroid in humans. Blood levels of this hormone peak by age 20 and then decrease throughout life, reaching their lowest levels by age 65. DHEA levels have been found to be decreased in Alzheimer's patients while DHEA has been shown to have memory-enhancing effects in animal studies. For example, studies have been performed in aged mice which perform more poorly than young mice in certain memory tasks. Administration of DHEA in the older animals has been shown to improve memory to the high levels seen in the younger animals. DHEA has also been shown to significantly reverse pharmacologically-induced amnesia and memory impairment in these animals.

  In addition to the memory-enhancing effects of DHEA, preliminary data suggest that this steroid also increases neuronal survival. DHEA may also induce neuroprotection through inhibition of inflammatory cytokines in the brain which have recently been implicated in neurodegeneration. In view of its cognitive enhancing and neuroprotective potential, DHEA replacement therapy may be beneficial for the treatment of neurodegenerative disorders such as Alzheimer's disease.

 Neurogenomics

  The brain and spinal cord are comprised of two major cell types--glial cells and neurons. Glial cells are the most prevalent cell type in the central nervous system, comprising over 75% of all brain cells. The gene products from these cells are crucial for the survival and development of neurons. Neurons are CNS cells which transmit and receive complex electrical and chemical messages from other neurons to control all cognitive processes. In certain pathological states, excessive glial activity results in the activation of cytokine and related genes. The proteins encoded by these genes may be implicated in the degenerative cascade leading to neurological disorders such as Alzheimer's disease, stroke, multiple sclerosis, Parkinson's disease, epilepsy and AIDS dementia. For example, in AIDS, the HIV virus does not attack neurons but does infect glial cells which in turn release inflammatory cytokines and other factors which are toxic to neurons. Similarly, in Alzheimer's disease, accumulating evidence suggests complex interactions between neurons, glia and a protein fragment known as beta amyloid leading to formation of senile plaques and neurodegeneration. Currently, it is estimated that only a small fraction of genes involved in neurodegeneration or regeneration have been identified. The identification of novel CNS genes involved in the neurodegenerative process may yield new therapeutic and diagnostic opportunities.

BUSINESS STRATEGY

  The Company's strategy is to utilize its understanding of the biology of the central nervous, immune and endocrine systems to identify and develop novel therapeutics. There are five key elements to the Company's business strategy:

  Target Multiple Product Platforms. Neurocrine is focusing on research and development programs which utilize its distinct biological and technological competencies. The Company believes certain central nervous system drug targets, such as CRF, CRF-BP and neurosteroids, represent significant market opportunities in psychiatric, neurologic and metabolic disorders. Immunological targets, such as altered peptide ligands, offer product opportunities related to autoimmune diseases. Neurogenomics allows the Company to combine its neuroscience and immunology expertise with new drug discovery technologies to identify novel gene-related product or gene therapy opportunities.

  Identify Novel Neuroscience and Immunology Drug Targets for the Development of Therapeutics Which Address Large Unmet Market Opportunities. Neurocrine employs molecular biology as an enabling discipline to identify novel drug targets such as receptors, genes and gene-related products. The Company uses advanced technologies, including combinatorial chemistry, high-throughput screening, gene sequencing and bioinformatics, to discover and develop novel small molecule therapeutics for diseases and disorders of the central nervous and immune systems including anxiety, depression, Alzheimer's disease, obesity and multiple sclerosis.

  Leverage Strategic Alliances to Enhance Development and Commercialization Capabilities. Neurocrine intends to leverage the development, regulatory and commercialization expertise of its corporate partners to accelerate the development of its products, while retaining full or co-promotion rights in North America. The Company intends to further leverage its resources by continuing to enter into strategic alliances and novel financing mechanisms to enhance its internal development and commercialization capabilities. To date, Neurocrine has entered into a strategic alliance with Janssen focusing on CRF receptor antagonists to treat anxiety, depression, and substance abuse, and a strategic alliance with Ciba-Geigy to develop altered peptide ligands for the treatment of MS. The Company has also formed NPI, a research and development subsidiary, to finance its Neurosteroid and Neurogenomics programs.

  Outsource Capital Intensive and Non-Strategic Activities. Neurocrine intends to focus its resources on research and development activities by outsourcing its requirements for manufacturing, preclinical testing, and clinical monitoring activities. The Company utilizes contract cGMP manufacturing for both its Neurosteroid and Altered Peptide Ligand programs. Neurocrine believes that the ease of manufacturing of small molecule therapeutics will allow the Company to focus on its core discovery and development programs to generate additional product opportunities.

  Acquire Complementary Products in Clinical Development. Neurocrine plans to acquire rights to products in various stages of clinical development in the fields of neurology and immunology to take advantage of the development and future commercialization capabilities it is developing in cooperation with its strategic partners. For example, Neurocrine has licensed rights to DHEA for the treatment of Alzheimer's disease which is currently being evaluated in a physician-IND Phase II clinical trial.

TECHNOLOGY

  Neurocrine utilizes advanced technologies to enhance its drug discovery capabilities and to accelerate the drug development process. These technologies include:

  High-Throughput Screening. Neurocrine has assembled a chemical library of diverse, low molecular weight organic molecules for lead compound identification. The Company has implemented robotic screening capabilities linked to its library of compounds that facilitate the rapid identification of new drug candidates for multiple drug targets. The Company believes that the utilization of high-throughput screening and medicinal and peptide chemistry will enable the rapid identification and optimization of lead molecules.

  Combinatorial Chemistry. Neurocrine has developed an automated combinatorial chemistry technology (Rapid Microscale Synthesis or "RMS") which is capable of rapidly producing large quantities of highly purified small organic molecules for evaluation as drug candidates. Unlike other combinatorial chemistry technologies, RMS enables individual chemists to optimize candidate compounds quickly and efficiently by producing hundreds of variations of existing lead molecules. In collaboration with Hewlett-Packard Company ("HP"), Neurocrine has automated this technology by adapting HP instrumentation with robotics leading to a flexible, bench top instrument.

  Molecular Biology. Neurocrine scientists have utilized novel techniques for examination of gene expression in a variety of cellular systems. The Company has developed a sophisticated technique to evaluate the type and quantity of genes in various cellular systems prior to the isolation of genes. Neurocrine has also developed unique expression vectors and cell lines that allow for the highly efficient protein expression of specific genes.

  Gene Sequencing. Neurocrine applies integrated automated DNA sequencing and gene identification technology in its Neurogenomics program. The systems utilized by Neurocrine allow for extended gene analysis in a rapid, high-throughput format with independent linkage into a sequence identification database. Neurocrine has optimized gene sequencing instrumentation for "differential display," a technique that may facilitate the rapid identification of novel genes.

  Bioinformatics. Neurocrine's Neurogenomics program creates a significant amount of genetic sequence information. Applied genomics relies on information management systems to collect, store and rapidly analyze thousands of gene sequences. Neurocrine has developed a bioinformatics system which the Company believes will allow it to identify novel genes which are involved in neurodegeneration. Data are collected by automated instruments and stored and analyzed by Neurocrine using customized computational tools. To date, Neurocrine's molecular biologists have identified over 2,000 novel genes.

PRODUCTS UNDER DEVELOPMENT

  The following table summarizes Neurocrine's most advanced products in development. This table is qualified in its entirety by reference to the more detailed descriptions appearing elsewhere in this Prospectus.

- ------------------------------------------------------------------------------------------------------
             PROGRAM                  INDICATION            STATUS (1)           COMMERCIAL RIGHTS
- ------------------------------------------------------------------------------------------------------
  Corticotropin Releasing Factor
   Receptor Antagonists           Anxiety             Development            Janssen/Neurocrine
                                  Depression          Development            Janssen/Neurocrine
                                  Stroke              Development            Neurocrine
                                  Substance Abuse     Research               Janssen/Neurocrine
   Binding Protein Antagonists    Alzheimer's Disease Development            Neurocrine
                                  Obesity             Research               Neurocrine
  Altered Peptide Ligands         Multiple Sclerosis  IND Preparation        Ciba-Geigy/Neurocrine
                                  Type I Diabetes     Research               Neurocrine
  Neurosteroids                   Alzheimer's Disease Physician-IND Phase II Neurocrine/NPI
  Neurogenomics                   Neurodegenerative
                                  Diseases            Research               Neurocrine/NPI

- -------------------------------------------------------------------------------
 (1) "Research" indicates identification and evaluation of compounds in in vitro and animal models. "Development" indicates that lead compounds have been discovered that meet certain in vitro and in vivo criteria. These compounds may undergo structural modification and more extensive evaluation prior to selection for preclinical development. "IND Preparation" indicates that Neurocrine has completed pharmacology testing, toxicology testing, formulation, process development and/or manufacturing, and is in the process of preparing an IND for regulatory submission. "Physician-IND Phase II" indicates that an independent physician has received FDA approval to evaluate one of the Company's products in humans to determine safety and efficacy in an expanded patient population. This clinical trial is not under full control of the Company.
- -------------------------------------------------------------------------------

 Corticotropin Releasing Factor -- Receptor Antagonist Program

  Anxiety

  Anxiety is among the most commonly observed group of CNS disorders, which includes phobias or irrational fears, panic attacks, obsessive-compulsive disorders and other fear and tension syndromes. Estimates by the National Institute of Mental Health suggest that the most commonly diagnosed forms of anxiety disorders may affect 10% of the United States population. Of the pharmaceutical agents that are currently marketed for the treatment of anxiety disorders, a class of compounds known as the benzodiazepines, such as Valium, is the most frequently prescribed. In spite of their therapeutic efficacy, several side effects limit the utility of these anti-anxiety drugs. Most problematic among these are drowsiness, ataxia (the inability to stand up), amnesia, drug dependency and withdrawal reactions following the cessation of therapy.

  Neurocrine is developing a new class of therapeutics that target stress-induced anxiety. In view of the evidence implicating CRF in anxiety-related disorders, Neurocrine is developing small molecule CRF receptor antagonists as anti-anxiety agents which block the effects of overproduction of CRF. The Company believes that these compounds represent a class of molecules based on a novel mechanism of action which may offer the advantage of being more selective, thereby providing increased efficacy with reduced side effects. In animal studies used to evaluate anti-anxiety drugs, Neurocrine scientists have demonstrated the efficacy of its lead candidates following oral administration without evidence of apparent side effects. Neurocrine expects its corporate partner, Janssen, will select a drug candidate in 1996 for preclinical testing. Results obtained in animals are not necessarily predictive of results obtained in man, and no assurance can be given that the Company's partner will select a preclinical drug candidate, successfully complete preclinical testing or progress to clinical trials in a timely manner, or at all.

  Depression

  Depression is one of a group of neuropsychiatric disorders that is characterized by extremes of elation and despair, loss of body weight, decrease in aggressiveness and sexual behavior, and loss of sleep. This condition is believed to result from a combination of environmental factors, including stress, as well as an individual's biochemical vulnerability, which is genetically predetermined. The biochemical basis of depression is thought to involve elevated secretion of CRF and abnormally low levels of other neurotransmitters in the brain such as serotonin. Clinical depression was reported to affect 6% of the population, or approximately 25 million individuals in the United States in 1994. Current antidepressant therapies, including Prozac, increase the levels of several chemicals in the brain, such as serotonin. Because these drugs affect a wide range of neurotransmitters, they have been associated with a number of side effects. While newer, more selective drugs offer some safety improvement, their side effect profiles are still inadequate due to their unwanted effects on gastrointestinal and sexual function, and on appetite. Furthermore, most existing antidepressant therapies are limited by their slow onset of action.

  Neurocrine is developing small molecule therapeutics to block the effects of overproduction of CRF for the treatment of depression. The Company has developed several CRF receptor antagonists and expects its corporate partner, Janssen, will select a drug candidate in 1996 for preclinical testing. However, no assurance can be given that the Company's partner will select a preclinical drug candidate, successfully complete preclinical testing or progress to clinical trials in a timely manner, or at all.

  Stroke

  Stroke is an acute neurologic event caused by blockage or rupture of vessels which supply blood to the brain. Neuronal damage progresses over a period of four to six hours. According to the National Institutes of Health ("NIH") estimates, approximately 500,000 patients experience a stroke in the United States each year, with an approximately equal incidence in the rest of the world. Stroke results in an estimated 150,000 fatalities each year, making it the leading cause of death behind heart disease and cancer, and an estimated additional 150,000 stroke victims suffer permanent neurological damage. Survivors of stroke are at significantly increased risk of suffering another episode. Current treatments for stroke consist of surgery, steroid therapy and anti-platelet therapy. These treatments may help increase blood flow but do not affect the secondary mechanisms which cause nerve cell death.

  Neurocrine believes its CRF receptor antagonist program may have utility in the treatment of stroke. Preliminary experiments in animal models of stroke show substantial enhancement of neuronal survival following treatment with a CRF receptor antagonist. The survival benefit is independent of increased blood flow and may be acting on secondary mechanisms. The Company is currently optimizing several series of small molecules and expects to select a preclinical candidate in late 1996. However, no assurance can be given that the Company will begin preclinical testing in a timely manner, or at all.

  Substance Abuse

  Substance abuse, including the use of cocaine and overuse of alcohol, was estimated to affect nearly 15 million individuals in the United States in 1994. Stress has been reported to enhance the reinforcement and withdrawal properties of abused substances such as cocaine, amphetamines and alcohol. Currently there are no pharmaceuticals marketed for most forms of drug abuse.

  In view of the primary role of CRF in modulating stress responses, Neurocrine is developing orally active, small molecule drugs which block the CRF receptor. A small molecule CRF receptor antagonist may be effective not only for acute cocaine detoxification, but also for long-term prophylaxis in the context of a drug prevention or treatment program. The same compounds developed for anxiety and depression may be used for the treatment of substance abuse. In collaboration with Janssen, Neurocrine intends to develop CRF receptor antagonists for this indication. However, no assurance can be given that the Company will successfully identify suitable candidate compounds for development in a timely manner, or at all.

 Corticotropin Releasing Factor -- Binding Protein Antagonist Program

  Alzheimer's Disease

  Alzheimer's disease is a neurodegenerative brain disorder which leads to progressive memory loss and dementia. Alzheimer's disease generally follows a predictable course of deterioration over eight years or more, with the earliest symptom being impairment of short-term memory. Gradually, memory loss increases, reasoning abilities deteriorate, and individuals become depressed, agitated, irritable and restless. In the final stages of the disease, patients become unable to care for themselves. According to the National Alzheimer's Association, in 1994 over four million individuals in the United States suffered from Alzheimer's disease. Alzheimer's disease is the fourth leading cause of death for adults, responsible for over 100,000 deaths in 1994. Marketed therapies currently available for the treatment of Alzheimer's disease are severely limited. Tacrine, a therapy which has been recently approved, shows limited memory improvement in Alzheimer's patients; however, concerns regarding drug-induced elevations in liver enzymes have limited the widespread use of this product.

  Neurocrine scientists have found that there are significant decreases in CRF levels in the brain areas that are affected in Alzheimer's disease. In spite of reduced CRF concentrations, CRF-BP levels are not decreased in areas of the brain affected by Alzheimer's disease, thereby providing the Company with a novel target for drug intervention. Consequently, Neurocrine is developing CRF-BP antagonists to displace CRF from the binding protein and effectively increase the amount of "free CRF" available to interact with the CRF receptors. This strategy is expected to selectively raise the concentration of CRF in brain areas involved in learning and memory processes. Because the therapeutic is designed to restore normal levels of CRF only in these areas, the Company believes that the drug will not induce the side effects associated with administering CRF directly, such as anxiety. The Company has identified a number of lead compounds which show efficacy following oral administration in animal models of learning and memory. Efforts are underway to further optimize these molecules, and the Company expects to select drug candidates for development in 1996. However, no assurance can be given that the Company will successfully identify suitable candidate compounds for development in a timely manner, or at all.

  Obesity

  Obesity is the most common nutritional disorder in Western societies. As many as three in 10 adult Americans weigh at least 20% in excess of their ideal body weight, with 35 million people in the United States characterized as clinically obese. Increased body weight is a significant public health problem because it is associated with a number of serious diseases, including type II diabetes, hypertension, hyperlipidemia and several cancers. Although obesity has been commonly considered to be a behavioral problem, there is now evidence that body weight is physiologically regulated. The regulation of body weight is complex and appears to consist of both centrally and peripherally acting mechanisms. Recently, d-fenfluramine has received FDA advisory panel recommendation for approval for the treatment of morbid obesity (in excess of 30% of ideal body weight). This drug displayed statistically significant weight reducing effects in a large multicenter clinical trial. The Company believes that d-fenfluramine's actions on weight reduction may in part be due to modulation of CRF. The use of a CRF-BP antagonist may directly increase CRF levels without the inadvertent activation of other neurotransmitter systems.

  Preliminary data indicate that CRF may act as a central regulator of both appetite and metabolism. Neurocrine has evaluated CRF-BP antagonists in a genetically mutant strain of obese animals as well as in animal models which were pharmacologically induced to overeat. Treatment with CRF-BP antagonists consistently normalized feeding behavior and weight in both types of models and did so without inducing excess CRF-related side effects such as anxiety. Neurocrine has developed several active series of lead molecules. Medicinal chemistry efforts have resulted in the generation of high-affinity molecules that show efficacy in elevating brain CRF levels. Neurocrine anticipates selecting a development candidate in 1996. However, no assurance can be given that the Company will successfully identify suitable candidate compounds for development in a timely manner, or at all.

 Altered Peptide Ligand Program

  Multiple Sclerosis

  Multiple sclerosis is a chronic immune mediated disease characterized by recurrent attacks of neurologic dysfunction due to damage in the CNS. The classic clinical features of multiple sclerosis include impaired vision and weakness or paralysis of one or more limbs. Patients develop a slow, steady deterioration of neurologic function over an average duration of approximately 30 years. The cause of MS is unknown but immunologic or infectious factors have been implicated. According to the National Multiple Sclerosis Society, there are an estimated 350,000 cases of multiple sclerosis in the United States and an equal number of patients in Europe with approximately 20,000 new cases diagnosed in the world each year. Currently available treatments for MS offer only limited efficacy. Steroids have been used to reduce the severity of acute flare-ups and speed recovery. Experimental therapy with other immunosuppressive agents has been tried, but with limited success. Betaseron (a form of beta-interferon) has been shown to delay the onset of flare-ups of the symptoms in approximately 30% of patients and has been approved for marketing by the FDA. In addition, Avonex, a similar form of beta-interferon, has received FDA advisory panel recommendation for approval. Clinical trial results show these therapies slowed, but did not prevent, the growth of lesions in the CNS which cause the disease. Patients treated with beta-interferon experience a variety of side effects, including "flu-like" symptoms.

  One of the Company's co-founders, Dr. Lawrence Steinman, identified the dominant invading T-cell in the brains of patients who had died of MS. Dr. Steinman further identified the dominant target or recognition site on the myelin sheath to which invading T-cells bind. Neurocrine has exclusively licensed this technology and has designed altered peptide ligands which resemble native disease-causing molecules of the myelin sheath. These molecules have been altered to attract and bind to disease-causing T-cells and inhibit their destructive capabilities. Neurocrine's altered peptide ligand for the treatment of MS has been shown to reverse disease in animal models of MS and decrease the production of cytokines such as gamma interferon and tumor necrosis factor-alpha which contribute to the disease. These same molecules demonstrate the ability to turn off pathogenic T-cells from MS patients in vitro. The Company has selected a drug candidate which is now in preclinical development. Quantities of this drug candidate have been produced under cGMP conditions in preparation for a Phase I clinical trial. Together with Ciba-Geigy, the Company's collaborative partner for this program, Neurocrine expects to file an IND in 1996 to commence clinical trials. However, results obtained in animals are not necessarily predictive of results obtained in humans, and no assurance can be given that the Company will successfully complete preclinical testing or progress to clinical trials.

  Type I Diabetes

  Type I diabetes, or juvenile-onset diabetes, is an autoimmune disease resulting from the destruction of insulin producing cells, causing impaired glucose metabolism resulting from a deficiency in the action of the hormone insulin. It is one of the most prevalent chronic conditions in the United States, afflicting approximately 500,000 patients in all age groups in 1994. Diabetics suffer from a number of complications of the disease including heart disease, circulatory problems, kidney failure, neurologic disorders and blindness. Current therapy for type I diabetes consists of daily insulin injections to regulate blood glucose levels.

  Neurocrine is developing altered peptide ligands which target dominant antigens on insulin producing cells to treat type I diabetes. Pre-diabetic patients can now be identified using immune markers of the disease several years before they become insulin dependent. The Company believes that an altered peptide ligand specific for autoimmune T-cells involved in diabetes may stop the destruction of the insulin secreting cells in these pre-diabetic patients, thus allowing them to delay or avoid chronic insulin therapy. The Company believes that this program can leverage the technological expertise the Company has developed in its MS program to discover and design altered peptide ligand therapy useful in treating diabetics and pre-diabetics. Neurocrine has begun collaborations with two leading diabetes centers, the Kennedy Institute in London and the Barbara Davis Center for Childhood Diabetes at the University of Colorado, to study the effects of altered peptide ligands on human T-cells from diabetic patients. However, no assurance can be given that the Company will successfully identify suitable candidate compounds for development in a timely manner, or at all.

 Neurosteroid Program

  Alzheimer's Disease

  Alzheimer's disease is a neurodegenerative brain disorder which leads to progressive memory loss and dementia. The Company believes that DHEA, a naturally occurring hormone, may be useful in treatment of this disease based on a variety of mechanisms. DHEA may protect neurons from death by increasing growth factor levels in the brain, such as insulin-like growth factor-1. DHEA also appears to modulate several cytokines involved in inflammation, which are believed to be involved in the pathology of Alzheimer's disease. In addition, DHEA improves memory and learning processes in both animal models and humans and may prove beneficial in slowing the memory loss seen in Alzheimer's disease. Because DHEA is naturally occurring, it is expected to have few toxicity problems, which differentiates this drug from other compounds that are currently being tested as therapeutics for Alzheimer's disease.

  A double-blind, placebo-controlled, physician-IND Phase II clinical trial of DHEA, is being conducted with investigators from the Alzheimer's Clinic at the University of California, San Francisco. This trial has been designed to determine efficacy as measured by improving memory in mild to moderate Alzheimer's patients. It is anticipated that 60 patients will be treated for six months with either active drug or a placebo. These patients will be evaluated throughout the study to assess the progress of disease and retention of memory. The Company anticipates that this trial will be completed by the end of 1997. If results of this study are positive, the Company intends to initiate company-sponsored clinical trials. However, no assurance can be given that the Company will begin its own clinical trials in a timely manner, or at all.

 Neurogenomics Program

  Neurodegenerative Diseases and Disorders

  Neurodegenerative diseases and disorders involve damage to the cellular structure of the brain either acutely, as in stroke or trauma, or chronically, as in epilepsy and Alzheimer's disease. To date, only a limited number of effective therapeutics exist to treat neurological disorders, resulting in significant economic and social costs. In 1994, over 26 million people in the United States were affected by neurological disorders.

  Activation of glial cells is a common feature of many neurodegenerative diseases. The primary goal of Neurocrine's Neurogenomics program is to identify and characterize novel genes that are induced in glial cells under conditions that lead to neurodegeneration or regeneration. The Company is focusing on stroke, multiple sclerosis, AIDS dementia, epilepsy, Parkinson's disease and Alzheimer's disease. The unique conditions leading to neurodegeneration in each of the disorders have been established in both animal and cellular models of the disease. Neurocrine is actively isolating and analyzing genes associated with neuronal cell death utilizing state of the art molecular biology, gene sequencing and bioinformatics. In addition, activated genes which are neuroprotective or allow for the regeneration of neurons may also be identified.

  Novel neurodegenerative genes that are discovered may include proteins, enzymes or receptors. Protein signaling molecules or the genes encoding such molecules may be utilized as therapeutics, while enzymes and receptors may serve as new targets for drug discovery. Neurocrine intends to place the receptors and enzymes encoded by these genes in high-throughput screens in an attempt to discover small molecule therapeutics to treat neurodegenerative disorders.

  To date, the Company has identified more than 2,000 novel genes of which a number are undergoing biological evaluation in in vitro and animal models. The Company intends to identify candidate genes as drugs or drug targets for one or more neurological diseases. However, there can be no assurance that the Company will successfully identify suitable gene candidates for development in a timely manner, or at all.

STRATEGIC ALLIANCES

  The Company's business strategy is to utilize strategic alliances and novel financing mechanisms to enhance its development and commercialization capabilities. To date, Neurocrine has completed the following alliances:

 Janssen Pharmaceutica, N.V.

  On January 1, 1995, Neurocrine entered into a research and development agreement (the "Janssen Agreement") with Janssen to collaborate in the discovery, development and commercialization of CRF receptor antagonists focusing on the treatment of anxiety, depression and substance abuse. The collaboration utilizes Neurocrine's expertise in cloning and characterizing CRF receptor subtypes, CRF pharmacology and medicinal chemistry. Pursuant to the Janssen Agreement, the Company has received $1.0 million in license payments and will receive an additional $1.0 million in 1996. Janssen is obligated to provide Neurocrine with $3.0 million in sponsored research payments per year during the term of the research program. The term of the research program is three years, subject to extension by mutual agreement of the parties. Janssen has the right to terminate the Janssen Agreement without cause at any time. However, in the event of such termination, Janssen remains obligated to continue all sponsored research payments for the term of the research program and all product and technology rights become the exclusive property of Neurocrine.

  Neurocrine is entitled to receive up to $10.0 million in milestone payments for the indications of anxiety, depression, and substance abuse, and up to $9.0 million in milestone payments for other indications, if certain development milestones are achieved, of which $750,000 was received in 1995. The Company has granted Janssen an exclusive worldwide license to manufacture and market products developed under the Janssen Agreement. The Company is entitled to receive royalties on product sales throughout the world. The Company has certain rights to co-promote such products in North America. Janssen is responsible for funding all clinical development and marketing activities, including reimbursement to Neurocrine for its promotional efforts, if any. There can be no assurance that the Company's research under the Janssen Agreement will be successful in discovering any potential products or that Janssen will be successful in developing, receiving regulatory approvals or commercializing any potential products that may be discovered. As a result, there can be no assurance that any product development milestone or royalty payments will be made.

  In connection with the Janssen Agreement, JJDC purchased $2.5 million of the Company's Common Stock and is obligated to purchase an additional $2.5 million of the Company's Common Stock upon the completion of this offering at a price equal to the initial public offering price per share.

 Ciba-Geigy Limited

  On January 19, 1996, the Company entered into a binding letter agreement (the "Ciba-Geigy Agreement") with Ciba-Geigy to develop altered peptide ligand therapeutics for the treatment of MS based upon the Company's drug development candidates and expertise in immunology and protein chemistry. The Company and Ciba-Geigy are negotiating a definitive agreement incorporating the terms and conditions set forth in the Ciba-Geigy Agreement and such other terms and conditions as agreed to by the Company and Ciba-Geigy. Pursuant to the Ciba-Geigy Agreement, Ciba-Geigy is obligated to provide the Company with $12.0 million in license fee payments and research funding over the first two years of the Ciba-Geigy Agreement and thereafter up to $15.5 million in additional research and development funding unless the Ciba-Geigy Agreement is sooner terminated. Ciba-Geigy has the right to terminate the Ciba-Geigy Agreement on six months' notice which may be given at any time after the earlier of (i) 18 months after the date of execution of the definitive agreement, or (ii) December 30, 1997.

  Neurocrine is entitled to receive milestone payments if certain research, development and regulatory milestones are achieved. The Company has granted Ciba-Geigy an exclusive license outside of the United States and Canada to market altered peptide ligand products developed under the Ciba-Geigy Agreement for multiple sclerosis. The Company is entitled to receive royalties on product sales. At its option, Neurocrine is entitled to receive a share of the profits resulting from sales of altered peptide ligand products in North America subject to the Company's repayment of a portion of Ciba-Geigy's development costs. Neurocrine retains the right to convert its profit share to the right to receive royalty payments at its sole discretion in which case no repayment of development costs are due to Ciba-Geigy. Neurocrine is obligated to repay a portion of the development costs of any potential product developed pursuant to the collaboration unless the Company elects to convert to the right to receive royalty payments. There can be no assurance that the Company and Ciba-Geigy will be successful in developing or commercializing any potential products. As a result, there can be no assurance that any product development milestone, royalty, or profit sharing payments will be made.

  In connection with the Ciba-Geigy Agreement, Ciba-Geigy purchased $5.0 million of the Company's Common Stock and is obligated to purchase an additional $5.0 million of the Company's Common Stock upon the completion of this offering at a price equal to the initial public offering price per share.

 Neuroscience Pharma (NPI) Inc.

  In March 1996, Neurocrine formed NPI, a research and development company. Neurocrine licensed to NPI certain technology and Canadian marketing rights to the Company's Neurosteroid and Neurogenomics programs. A group of Canadian institutional investors have invested approximately $9.5 million in NPI in exchange for Preferred Stock of NPI which may be converted into shares of the Company's Common Stock at the option of the investors. NPI has committed to use these funds for clinical development of the Neurosteroid program for Alzheimer's disease and for research activities related to the Neurogenomics program. In exchange for providing funding, NPI is entitled to receive royalties on sales of products developed in these programs as well as exclusive Canadian marketing rights for such products in the event that the Company has not terminated the technology license and the marketing rights or that the investors have not converted their NPI Preferred Stock into shares of the Company's Common Stock. In connection with their investment in NPI, such investors received warrants exercisable for shares of the Company's Common Stock and are eligible to receive additional warrants in the future in the event that NPI receives certain Canadian government incentives for research activities. See "Certain Transactions -- Transaction with Canadian Subsidiary."

 Hewlett-Packard Company

  The Company and HP have entered into a collaboration to adapt the Company's RMS combinatorial chemistry technology to certain HP instruments. The parties will collaborate to modifying existing instrumentation to provide customers with a flexible automated method for generation of large numbers of chemical compounds. Neurocrine receives research funding and equipment from HP in exchange for technical support and consultation.

MANUFACTURING

  The Company has in the past utilized, and intends to continue to utilize, third-party manufacturing for the production of material for use in clinical trials and for the potential commercialization of future products. The Company has no experience in manufacturing products for commercial purposes and does not have any manufacturing facilities. Consequently, the Company is dependent on contract manufacturers for the production of products for development and commercial purposes. In the event that the Company is unable to obtain or retain third-party manufacturing, it will not be able to commercialize its products as planned. The manufacture of the Company's products for clinical trials and commercial purposes is subject to cGMP regulations promulgated by the FDA. No assurance can be given that the Company's third-party manufacturers will comply with cGMP regulations or other regulatory requirements now or in the future. The Company's current dependence upon third parties for the manufacture of its products may adversely affect its profit margin, if any, on the sale of future products and the Company's ability to develop and deliver products on a timely and competitive basis.

MARKETING AND SALES

  Neurocrine has retained certain marketing or co-promotion rights in North America to its products under development, and plans to establish its own North American marketing and sales organization. The Company currently has no experience in marketing or selling pharmaceutical products and does not have a marketing and sales staff. In order to achieve commercial success for any product candidate approved by the FDA, Neurocrine must either develop a marketing and sales force or enter into arrangements with third parties to market and sell its products. There can be no assurance that Neurocrine will successfully develop such experience or that it will be able to enter into marketing and sales agreements with others on acceptable terms, if at all. If the Company develops its own marketing and sales capabilities, it will compete with other companies that currently have experienced and well funded marketing and sales operations. To the extent that the Company enters into co-promotion or other marketing and sales arrangements with other companies, any revenues to be received by Neurocrine will be dependent on the efforts of others, and there can be no assurance that such efforts will be successful.

COMPETITION

  The biotechnology and pharmaceutical industries are subject to rapid and intense technological change. The Company faces, and will continue to face, competition in the development and marketing of its product candidates from academic institutions, government agencies, research institutions and biotechnology and pharmaceutical companies. Competition may arise from other drug development technologies, methods of preventing or reducing the incidence of disease, including vaccines, and new small molecule or other classes of therapeutic agents. There can be no assurance that developments by others will not render the Company's product candidates or technologies obsolete or noncompetitive.

  Recently, Betaseron, a form of beta-interferon marketed by Berlex BioSciences, has been approved for the treatment of relapsing remitting multiple sclerosis. Avonex, a similar form of beta-interferon, produced by Biogen, Inc., has been recommended for approval by an FDA advisory committee.. Tacrine, marketed by Warner-Lambert Co., has recently been approved for the treatment of Alzheimer's dementia. Sales of these drugs may reduce the available market for any product developed by the Company for these indications. The Company is developing products for the treatment of anxiety disorders, which will compete with well-established products in the benzodiazepene class, including Valium, marketed by Hoffman-La Roche, Inc., and depression, which will compete with well-established products in the anti-depressant class, including Prozac, marketed by Eli Lilly & Co. Certain technologies under development by other pharmaceutical companies could result in treatments for these and other diseases and disorders being pursued by the Company. For example, a number of companies are conducting research on molecules to block CRF to treat anxiety and depression. Other biotechnology and pharmaceutical companies are developing compounds to treat obesity, and one such drug, d-fenfluramine, to be marketed by American Home Products Corporation, has been recommended for approval by an FDA advisory committee. Several companies are engaged in research and development of immune modulating drugs for the potential treatment of MS. In the event that one or more of these programs were successful, the market for the Company's products may be reduced or eliminated.

  In addition, if Neurocrine receives regulatory approvals for its products, manufacturing efficiency and marketing capabilities are likely to be significant competitive factors. At the present time, Neurocrine has no commercial manufacturing capability, sales force or marketing experience. In addition, many of the Company's competitors and potential competitors have substantially greater capital resources, research and development resources, manufacturing and marketing experience and production facilities than does Neurocrine. Many of these competitors also have significantly greater experience than does Neurocrine in undertaking preclinical testing and clinical trials of new pharmaceutical products and obtaining FDA and other regulatory approvals.

PATENTS AND PROPRIETARY RIGHTS

  The Company files patent applications both in the United States and in foreign countries, as it deems appropriate, for protection of its proprietary technology and products. To date, no patents have issued to the Company; however the Company owns or has exclusively licensed six issued patents as well as 57 patent applications. The Company intends to file additional United States and foreign applications in the future as appropriate.

  The Company's success will depend on its ability to obtain patent protection for its products, preserve its trade secrets, prevent third parties from infringing upon its proprietary rights, and operate without infringing upon the proprietary rights of others, both in the United States and internationally.

  Because of the substantial length of time and expense associated with bringing new products through the development and regulatory approval processes in order to reach the marketplace, the pharmaceutical industry places considerable importance on obtaining patent and trade secret protection for new technologies, products and processes. Accordingly, the Company intends to seek patent protection for its proprietary technology and compounds. There can be no assurance as to the success or timeliness in obtaining any such patents, that the breadth of claims obtained, if any, will provide adequate protection of the Company's proprietary technology or compounds, or that the Company will be able to adequately enforce any such claims to protect its proprietary technology and compounds. Since patent applications in the United States are confidential until the patents issue, and publication of discoveries in the scientific or patent literature tend to lag behind actual discoveries by several months, the Company cannot be certain that it was the first creator of inventions covered by pending patent applications or that it was the first to file patent applications for such inventions.

  The degree of patent protection afforded to pharmaceutical inventions is uncertain and any patents which may issue with regard to the Company's potential products will be subject to this uncertainty. There can be no assurance that competitors will not develop competitive products outside the protection that may be afforded by the claims of the Company's patents. For example, the Company is aware that other parties have been issued patents and have filed patent applications in the United States and foreign countries which claim alternative uses of DHEA, a potential product of the Company, and cover other therapeutics for the treatment of multiple sclerosis. DHEA is not a novel compound and is not covered by a composition of matter patent. The issued patents licensed to the Company covering DHEA are use patents containing claims covering therapeutic methods and the use of specific compounds and classes of compounds for neuroregeneration. Other potential products which the Company may develop may not consist of novel compounds and therefore would not be covered by composition of matter patent claims. Competitors may be able to commercialize DHEA products for indications outside of the protection provided by the claims of any use patents that may be issued to the Company. In this case, physicians, pharmacies and wholesalers could then substitute a competitor's product for the Company's product. Use patents may be unavailable or may afford a lesser degree of protection in certain foreign countries due to the patent laws of such countries.

  The Company may be required to obtain licenses to patents or proprietary rights of others. As the biotechnology industry expands and more patents are issued, the risk increases that the Company's potential products may give rise to claims that such products infringe the patent rights of others. At lease one patent containing claims covering compositions of matter consisting of certain altered peptide ligand therapeutics for use in modulating the immune response has issued in Europe, and the Company believes that this patent has been licensed to a competitor of the Company. There can be no assurance that a patent containing corresponding claims will not issue in the United States. In addition, there can be no assurance that the claims of the European patent or any corresponding claims of any future United States patents or other foreign patents which may issue will not be infringed by the manufacture, use or sale of any potential altered peptide ligand therapeutics developed by the Company or Ciba-Geigy. Furthermore, there can be no assurance that the Company or Ciba-Geigy would prevail in any legal action seeking damages or injunctive relief for infringement of any patent that might issue under such applications or that any license required under any such patent would be made available or, if available, would be available on acceptable terms. Failure to obtain a required license could prevent the Company and Ciba-Geigy from commercializing any altered peptide ligand products which they may develop.

  No assurance can be given that any licenses required under any patents or proprietary rights of third parties would be made available on terms acceptable to the Company, or at all. If the Company does not obtain such licenses, it could encounter delays in product introductions while it attempts to design around such patents, or could find that the development, manufacture or sale of products requiring such licenses could be foreclosed. Litigation may be necessary to defend against or assert such claims of infringement, to enforce patents issued to the Company, to protect trade secrets or know-how owned by the Company, or to determine the scope and validity of the proprietary rights of others. In addition, interference proceedings declared by the United States Patent and Trademark Office may be necessary to determine the priority of inventions with respect to patent applications of the Company or its licensors. Litigation or interference proceedings could result in substantial costs to and diversion of effort by, and may have a material adverse impact on, the Company. In addition, there can be no assurance that these efforts by the Company would be successful.

  The Company also relies upon unpatented trade secrets and improvements, unpatented know-how and continuing technological innovation to develop and maintain its competitive position, which it seeks to protect, in part, by confidentiality agreements with its commercial partners, collaborators, employees and consultants. The Company also has invention or patent assignment agreements with its employees and certain, but not all, commercial partners and consultants. There can be no assurance that relevant inventions will not be developed by a person not bound by an invention assignment agreement. There can be no assurance that binding agreements will not be breached, that the Company would have adequate remedies for any breach, or that the Company's trade secrets will not otherwise become known or be independently discovered by competitors.

GOVERNMENT REGULATION

  Regulation by government authorities in the United States and foreign countries is a significant factor in the development, manufacture and marketing of the Company's proposed products and in its ongoing research and product development activities. The nature and extent to which such regulation will apply to the Company will vary depending on the nature of any products which may be developed by the Company. It is anticipated that all of the Company's products will require regulatory approval by government agencies prior to commercialization. In particular, human therapeutic products are subject to rigorous preclinical testing and clinical trials and other approval procedures of the FDA and similar regulatory authorities in foreign countries. Various federal and state statutes and regulations also govern or influence testing, manufacturing, safety, labeling, storage and record-keeping related to such products and their marketing. The process of obtaining these approvals and the subsequent compliance with appropriate federal and state statutes and regulations require the expenditure of substantial time and financial resources. Any failure by the Company or its collaborators or licensees to obtain, or any delay in obtaining, regulatory approval could adversely affect the marketing of any products developed by the Company, its ability to receive product or royalty revenues and its liquidity and capital resources.

  Preclinical testing is generally conducted in laboratory animals to evaluate the potential safety and the efficacy of a product. The results of these studies are submitted to the FDA as a part of an IND, which must be approved before clinical trials in humans can begin. Typically, clinical evaluation involves a time consuming and costly three-phase process. In Phase I, clinical trials are conducted with a small number of subjects to determine the early safety profile, the pattern of drug distribution and metabolism. In Phase II, clinical trials are conducted with groups of patients afflicted with a specific disease in order to determine preliminary efficacy, optimal dosages and expanded evidence of safety. In Phase III, large-scale, multi-center, comparative trials are conducted with patients afflicted with a target disease in order to provide enough data to demonstrate the efficacy and safety required by the FDA. The FDA closely monitors the progress of each of the three phases of clinical trials and may, at its discretion, re-evaluate, alter, suspend or terminate the testing based upon the data which have been accumulated to that point and its assessment of the risk/benefit ratio to the patient.

  A physician-IND is an IND that allows a physician to conduct a clinical trial under less rigorous regulatory review standards. A physician-IND clinical trial does not replace the need for Company-sponsored clinical trials, but can provide a preliminary indication as to whether further clinical trials are warranted and may sometimes facilitate the more formal regulatory review process.

  The results of preclinical testing and clinical trials are submitted to the FDA in the form of an NDA or PLA for approval to commence commercial sales. In responding to an NDA or PLA, the FDA may grant marketing approval, request additional information or deny the application if the FDA determines that the application does not satisfy its regulatory approval criteria. There can be no assurance that approvals will be granted on a timely basis, or at all. Similar regulatory procedures must also be complied with in countries outside the United States.

  The Company is required to conduct its research activities in compliance with NIH Guidelines for Research Involving Recombinant DNA Molecules and Animals. The Company is also subject to various Federal, state and local laws, regulations and recommendations relating to safe working conditions, laboratory manufacturing practices, and the use and disposal of hazardous or potentially hazardous substances, including radioactive compounds and infectious disease agents, used in connection with the Company's research. The extent of government regulation which might result from future legislation or administrative action cannot be predicted accurately.

SCIENTIFIC ADVISORY BOARD

  Neurocrine has assembled a Scientific Advisory Board that currently consists of 16 individuals. Members of the Scientific Advisory Board are leaders in the fields of neurobiology, immunology, endocrinology, psychiatry and medicinal chemistry. Scientific Advisory Board members meet as a group at least yearly to advise the Company in the selection, implementation and prioritization of its research programs. Certain members meet more frequently to advise the Company with regard to its specific programs.

  The Scientific Advisory Board presently consists of the following individuals:

  Floyd E. Bloom, M.D., is Chairman of the Department of Neuropharmacology at The Scripps Research Institute. Dr. Bloom is an internationally recognized expert in the fields of neuropharmacology and neurobiology. He is the current editor of the journal, Science.

  Michael Brownstein, M.D., Ph.D., is Chief of the Laboratory of Cell Biology at the National Institute of Mental Health. He is a recognized expert in molecular pharmacology as it applies to the field of neuroendocrinology, where he has defined many of the pharmaceutically important neurotransmitter receptors and transporter systems.

  Iain Campbell, Ph.D., is an Associate Member of the Department of Neuropharmacology at The Scripps Research Institute. Dr. Campbell is an expert in cytokine activation in autoimmune diseases and neuronal degeneration.

  Burton G. Christensen, Ph.D., is currently retired from his position as Senior Vice President of Chemistry at Merck Research Laboratories. In his capacity as Senior Vice President, Dr. Christensen directed over 400 scientists and groups, who, under his direction, were responsible for the synthesis of finasteride (Proscar), a 5-alpha-reductase inhibitor for the treatment of benign prostatic hypertrophy.

  George P. Chrousos, M.D., Sc.D., is Chief of the Pediatric Endocrinology Section at the National Institute of Child Health and Human Development. He has investigated the role of stress hormones in pathological conditions such as Cushing's disease, anxiety-related disorders and rheumatoid arthritis.

  Caleb E. Finch, Ph.D., is the Arco and William F. Kieschnick Professor of Neurobiology of Aging at the University of Southern California. He is an internationally recognized expert in the field of molecular gerontology and the genomic control of mammalian development and aging. His recent work has focused on the role of cytokines in neuronal protection and aging.

  Stephen M. Hedrick, Ph.D., is Professor and Chairman of Cell Biology at the University of California, San Diego. Dr. Hedrick is an expert in T-cell immunology and codiscovered the first T-cell receptor genes and identified the regions responsible for antigen binding. He is an editor for the Journal of Immunology.

  Florian Holsboer, M.D., Ph.D., is Director at the Max Planck Institute fur Psychiatrie. Dr. Holsboer is an international expert on the role of glucocorticoids and neuropeptides, particularly CRF, in neuropsychiatric disorders. He coordinates the efforts of several hundred scientists and clinicians at the Max Planck Institute, a major European neuropsychiatric institute.

  George F. Koob, Ph.D., is a Member of the Department of Neuropharmacology at The Scripps Research Institute and an Adjunct Professor in the Departments of Psychology and Psychiatry at the University of California, San Diego. Dr. Koob is an internationally recognized behavioral pharmacology expert on the role of peptides in the central nervous system, the neurochemical basis of addiction and in the development of preclinical behavioral procedures for the screening of anxiolytic and antidepressant drugs and memory enhancers.

  Phillip J. Lowry, Ph.D., is Professor and Head of the Department of Biochemistry and Physiology at the University of Reading in Great Britain. Dr. Lowry is an internationally recognized biochemical endocrinologist whose work has focused on the purification and characterization of some of the key hormonal mediators of the endocrine response to stress. Dr. Lowry is a member of the European Neuroscience Steering Committee, the European Neuroendocrine Association and the Committee of British Endocrinology.

  Joseph B. Martin, M.D., Ph.D., is Chancellor and Professor of Neurology at the University of California, San Francisco. Dr. Martin is an internationally recognized expert in clinical and basic research in neurology and neuroendocrinology and the etiology of hypothalamic diseases, and was one of the first neurologists to embrace the role of the central nervous system on immune function.

  Bruce S. McEwen, Ph.D., is Professor and Head of the Harold and Margaret Milliken Hatch Laboratory of Neuroendocrinology at The Rockefeller University. Dr. McEwen has identified and studied the function of intracellular receptors for neuroactive steroid hormones in the brain and immune system, in relation to stress and sex differences. Dr. McEwen is also President of the Society for Neuroscience.

  Charles B. Nemeroff, M.D., Ph.D., is Chairman and Professor of the Department of Psychiatry and Behavioral Sciences at Emory University School of Medicine. Dr. Nemeroff is an internationally recognized expert on the effects of neuropeptides on behavior and their relevance in clinically important conditions such as depression, anxiety and schizophrenia, and has published over 400 articles on this subject.

  Lawrence J. Steinman, M.D., is Chief Scientist, Neuroimmunology of the Company and a member of Neurocrine's Founding Board of Scientific and Medical Advisors and its Executive Committee. See "Management."

  Wylie W. Vale, Ph.D., is Chief Scientist, Neuroendocrinology of the Company and a member of Neurocrine's Founding Board of Scientific and Medical Advisors and its Executive Committee. See "Management."

  Stanley J. Watson, Jr., M.D., Ph.D., is Professor and Associate Chair for Research in the Department of Psychiatry and Co-Director of the Mental Health Research Institute at the University of Michigan. Dr. Watson is a recognized expert in neuropeptides and their receptors and their role in psychiatric diseases and behavior. Dr. Watson is also a member of the Institute of Medicine of the National Academy of Sciences.

  Each of the members of the Scientific Advisory Board have signed consulting agreements that contain confidentiality provisions and restrict the members of the Scientific Advisory Board from competing with the Company for the term of the agreement. Each member of the Scientific Advisory Board receives either a per diem consulting fee or a retainer fee and is anticipated to provide at least five days of consulting per year. Each member also has received stock or stock options in the Company, which vest over time. All but one member of the Scientific Advisory Board is a full-time employee of a university or research institute that has regulations and policies which limit the ability of such personnel to act as part-time consultants or in other capacities for a commercial enterprise. A change in these regulations or policies could adversely affect the relationship of the Scientific Advisory Board member with the Company.

INSURANCE

  The Company maintains product liability insurance for clinical trials in the amount of $1.0 million per occurrence and $1.0 million in the aggregate. The Company intends to expand its insurance coverage to include the sale of commercial products if marketing approval is obtained for products in development. However, insurance coverage is becoming increasingly expensive, and no assurance can be given that the Company will be able to maintain insurance coverage at a reasonable cost or in sufficient amounts to protect the Company against losses due to liability. There can also be no assurance that the Company will be able to obtain commercially reasonable product liability insurance for any products approved for marketing. A successful product liability claim or series of claims brought against the Company could have a material adverse effect on its business, financial condition and results of operations.

EMPLOYEES

  As of March 31, 1996, the Company had 84 employees consisting of 64 full-time and 20 part-time employees. Of the full-time employees, 28 hold Ph.D. or M.D. degrees. None of the Company's employees are represented by a collective bargaining arrangement, and the Company believes its relationship with its employees is good.

FACILITIES

  The Company leases approximately 48,000 square feet of laboratory facilities at 3050 Science Park Road, San Diego, California. The lease extends through 2006. The Company has sublet 19,000 square feet of this facility to a third party for up to four years. The Company has also leased an additional 2,000 square-foot animal facility for a term of two years. The Company believes that its facilities will be adequate to meet its research and development needs through 1998.

LEGAL PROCEEDINGS

  The Company is not a party to any litigation or legal proceedings.

                                  MANAGEMENT

EXECUTIVE OFFICERS, KEY EMPLOYEES AND DIRECTORS

  The executive officers, key employees and directors of the Company are as follows:

    NAME                  AGE POSITION
    ----                  --- --------
Harry F. Hixson, Jr.,
 Ph.D. (1)..............   57 Chairman of the Board
Gary A. Lyons...........   45 President, Chief Executive Officer and Director
Wylie W. Vale, Ph.D.
 (1)(2).................   54 Chief Scientist, Neuroendocrinology and Director
Lawrence J. Steinman,
 M.D. (2)...............   48 Chief Scientist, Neuroimmunology
Errol B. De Souza,
 Ph.D...................   42 Executive Vice President, Research and Development
Paul W. Hawran..........   44 Senior Vice President and Chief Financial Officer
Kenneth D. Krantz, M.D.,
 Ph.D...................   49 Vice President, Medical and Regulatory Affairs
Howard C. Birndorf (3)..   46 Director
David E. Robinson (3)...   47 Director
David Schnell, M.D.
 (3)....................   35 Director

- --------
(1) Member of Audit Committee.

(2) Part-time commitment pursuant to a consulting agreement.

(3) Member of Compensation Committee.

  Harry F. Hixson, Jr., Ph.D., has served as a Director and Chairman of the Board of the Company since September 1992. Dr. Hixson worked with Amgen, Inc. ("Amgen") from July 1985 through February 1991, most recently as President, Chief Operating Officer and director. While at Amgen, he was responsible for pharmaceutical development, manufacturing and United States and international marketing and sales. Dr. Hixson is a director of Biocircuits, Inc. and Somatix Therapy Corporation. Dr. Hixson holds a Ph.D. in Physical Biochemistry from Purdue University and an M.B.A. from the University of Chicago.

  Gary A. Lyons has served as President, Chief Executive Officer and a Director of the Company since February 1993. Prior to joining the Company in February 1993, Mr. Lyons was Vice President of Business Development at Genentech, Inc. ("Genentech") since 1989. At Genentech, he was responsible for international licensing, acquisitions and partnering which resulted in over 20 corporate relationships. He was also responsible for Genentech's Corporate Venture Program which participated in early financing and/or formation of a number of biotechnology start-up companies such as Xenova Ltd., Tularik, Inc., Nexagen, Inc., CytoTherapeutics, Inc., Khepri, Incyte Pharmaceuticals, Inc., Genomyx, Inc. and GenVec. Mr. Lyons serves as Chairman of the Board of Genomyx, Inc. a privately held bio-instrumentation company. In addition, Mr. Lyons had operating responsibility for Genentech's two subsidiaries, Genentech Canada, Inc. and Genentech Limited (Japan). Previously, he served as Vice President of Sales and was responsible for building the marketing and sales organization for the commercial introduction of Genentech's first two pharmaceutical products, Protropin (human growth hormone) and Activase (TPA). Mr. Lyons holds a B.S. in Marine Biology from the University of New Hampshire and an M.B.A. from Northwestern University's J.L. Kellogg Graduate School of Management.

  Wylie W. Vale, Ph.D., is a Founder and Chief Scientist, Neuroendocrinology and Chairman of the Company's Founding Board of Scientific and Medical Advisors and its Executive Committee. Dr. Vale was elected a Director of the Company in September 1992. He is a Professor at The Salk Institute for Biological Studies ("The Salk Institute") and is the Senior Investigator and Head of The Clayton Foundation Laboratories for Peptide Biology at The Salk Institute, where he has been employed for 25 years. Dr. Vale is the current Chairman of the Faculty and a current Member of the Board of Trustees of The Salk Institute. Dr. Vale is recognized for his work on the identification of neuroendocrine factors such as somatostatin, growth hormone releasing factor, corticotropin releasing factor, CRF-BP, gonadotropin releasing hormone, activin and the activin receptor, the CRF/1/ receptor and urocortin, the native ligand for the CRF/2/ receptor.

These scientific advances have distinguished him as one of the 10 most cited scientific authors in the world in the past decade. Dr. Vale received a B.A. in Biology from Rice University, and a Ph.D. in Physiology and Biochemistry from the Baylor College of Medicine.

  Lawrence J. Steinman, M.D., became Chief Scientist, Neuroimmunology and a member of Neurocrine's Founding Board of Scientific and Medical Advisors and its Executive Committee in September 1992. Dr. Steinman is a Professor in the Department of Neurology and Neurological Sciences, Pediatrics and Genetics at Stanford University School of Medicine where he has been employed for more than the last five years, and is Professor of Immunology at the Weizmann Institute. Dr. Steinman has substantial expertise in the basic and clinical biology of immunological diseases of the central nervous system. Dr. Steinman has been honored with the Weir Mitchell Award of the American Academy of Neurology and the Senator Jacob Javits Neuroscience Investigators Award from the United States Congress. Dr. Steinman is a member of the Board of Directors of Centocor, Inc.

  Errol B. De Souza, Ph.D., is a Founder and Executive Vice President, Research and Development for the Company. Prior to joining the Company in October 1992, Dr. De Souza was Director of Central Nervous System Diseases Research for The Du Pont Merck Pharmaceutical Company ("Du Pont Merck"), where he directed the discovery efforts of over 100 scientists in the fields of neurobiology, molecular biology, pharmacology and chemistry commencing in May 1990. Prior to joining Du Pont Merck, Dr. De Souza was Chief of the Laboratory of Neurobiology at the National Institute on Drug Abuse, and he was an Associate Professor in the Department of Pathology at The Johns Hopkins University School of Medicine. Dr. De Souza received a B.A. in Physiology and a Ph.D. in Endocrinology from the University of Toronto and pursued post-doctoral training at The Johns Hopkins University School of Medicine and the University of Kentucky.

  Paul W. Hawran became Senior Vice President and Chief Financial Officer of the Company in February 1996. Prior to joining the Company in May 1993 as Vice President, Mr. Hawran was employed by SmithKline Beecham Corporation ("SmithKline") from July 1984 to May 1993, most recently as Vice President and Treasurer. Prior to joining SmithKline in 1984, Mr. Hawran held various financial positions at Warner Communications (now Time Warner) where he was involved in corporate finance, financial planning and domestic and international budgeting and forecasting. Mr. Hawran received a B.S. in Finance from St. John's University and an M.S. in Taxation from Seton Hall University. He is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants, California and Pennsylvania Institute of Certified Public Accountants and the Financial Executives Institute.

  Kenneth D. Krantz, M.D., Ph.D., became Vice President, Medical and Regulatory Affairs of the Company in January 1996. Prior to joining the Company as a consultant in December 1994, Dr. Krantz was Vice President of Clinical and Regulatory Affairs at ImClone Systems from December 1992 to December 1994, where he successfully initiated three company-sponsored INDs and clinical research programs. From 1988 through December 1992 he was Executive Director for Clinical Research and Biostatistics for the Ortho Biotech/R.W. Johnson Pharmaceutical Research Institute unit of Johnson & Johnson, where his groups successfully implemented clinical trials in immunology and hematology, leading to three INDs and five PLA approvals. Dr. Krantz received a B.S. in Biopsychology, a Ph.D. in Pharmacology and an M.D. from the University of Chicago.

  Howard C. Birndorf became a Director of the Company in September 1992. Mr. Birndorf is Chairman and Chief Executive Officer and Co-Founder of Nanogen, Inc., a biotechnology company. From November 1991 to January 1994, Mr. Birndorf was president of Birndorf Biotechnology Development, an investment and consulting company. Mr. Birndorf was Co-Founder and Chairman Emeritus of Ligand Pharmaceuticals Incorporated ("Ligand"). He held the position of President and Chief Executive Officer of Ligand from January 1988 to November 1991. In addition, Mr. Birndorf was Co-Founder of IDEC Pharmaceuticals, Inc, a biotechnology company, in 1985 and was involved in the formation of Gensia Pharmaceuticals, Inc., a biotechnology company, in 1986 and served on the boards of directors of these companies from their respective inceptions until 1991. He is a director of the Cancer Center of the University of California at San Diego and a Presidential Appointee to the United States Department of Commerce Biotechnology Technical Advisory Committee. Mr. Birndorf received an M.S. in Biochemistry from Wayne State University.

  David E. Robinson became a Director of the Company in May 1994. Since 1991, he has served as President and Chief Executive Officer of Ligand, a biotechnology company. Prior to joining Ligand in 1991, he was Chief Operating Officer at Erbamont N.V. ("Erbamont"), a pharmaceutical company. Prior to that, Mr. Robinson was President of Adria Laboratories, Erbamont's North American subsidiary. He also was employed in various executive positions for more than 10 years by Abbott Laboratories, most recently as Regional Director of Abbott Europe. Mr. Robinson received his M.B.A. from the University of New South Wales, Australia.

  David Schnell, M.D., became a Director of the Company in January 1993. Since January 1994, he has been a Partner at Kleiner Perkins Caufield & Byers specializing in life science and health care investing. From August 1987 to December 1993, he was a marketing and business development executive at Sandoz Pharmaceuticals Corporation ("Sandoz"). From January 1992 to December 1993, he managed Sandoz' venture capital activities with Avalon Medical Partners. Dr. Schnell is the founding President of HealthScape and a founder and Director of Microcide Pharmaceuticals, Inc. Dr. Schnell received a B.S. in Biological Sciences, an A.M. in Health Services Research from Stanford University and an M.D. from Harvard University.

  The Company's Certificate of Incorporation provides for a Board of Directors that is divided into three classes. The Directors in Class I hold office until the first annual meeting of stockholders following this offering, the Directors in Class II hold office until the second annual meeting of stockholders following this offering, and the Directors in Class III hold office until the third annual meeting of stockholders following this offering (or, in each case, until their successors are duly elected and qualified or their earlier resignation, removal from office or death), and, after each such election, the Directors in each such case will then serve in succeeding terms of three years and until their successors are duly elected and qualified. Officers of the Company serve at the discretion of the Board of Directors. There are no family relationships among the Company's Directors and executive officers.

COMMITTEES OF THE BOARD OF DIRECTORS

  The Board of Directors has an Audit Committee and a Compensation Committee. The Audit Committee, currently comprised of Drs. Hixson and Vale, oversees the actions taken by the Company's independent auditors and reviews the Company's internal financial and accounting controls and policies. The Compensation Committee, currently comprised of Messrs. Birndorf and Robinson and Dr. Schnell, is responsible for determining salaries, incentives and other forms of compensation for officers and other key employees of the Company and administers various incentive compensation and employee benefits.

DIRECTOR COMPENSATION

  Except as described below, members of the Company's Board of Directors do not receive any cash compensation for their services as Directors.

  The Company's 1996 Director Option Plan provides that options may be granted to non-employee directors of the Company pursuant to an automatic non-discretionary grant mechanism. At each annual meeting of the stockholders following the effective date of this offering, each of the non-employee directors, Messrs. Birndorf and Robinson and Drs. Hixson, Vale and Schnell, will each automatically be granted an option to purchase 10,000 shares of the Company's Common Stock at an exercise price equal to the fair market value on the date of grant.

  The Company has entered into a consulting agreement with Dr. Vale, a founder and Director of the Company. See "Employment and Certain Scientific Consulting Contracts."

                            EXECUTIVE COMPENSATION

  The following table shows for the fiscal year ended December 31,1995, certain compensation paid by the Company, including salary, bonuses, stock options, and certain other compensation, to the Chief Executive Officer and other executive officers of the Company at December 31, 1995 (the "Named Executive Officers").

                          SUMMARY COMPENSATION TABLE

                                      ANNUAL            LONG-TERM
                                   COMPENSATION    COMPENSATION AWARDS
                                 ---------------- ---------------------
                                                  RESTRICTED SECURITIES
                                                    STOCK    UNDERLYING  ALL OTHER
   NAME AND PRINCIPAL POSITION    SALARY   BONUS    AWARDS    OPTIONS   COMPENSATION
   ---------------------------   -------- ------- ---------- ---------- ------------
   Gary A. Lyons...........      $275,000 $25,000     --      148,000     $17,757(1)
    President and Chief Ex-
    ecutive Officer
   Errol B. De Souza,
    Ph.D...................       215,700  15,000     --       92,000      12,745(2)
    Executive Vice
    President, Research and
    Development
   Paul W. Hawran..........       180,000  15,000     --       65,000      29,379(3)
    Senior Vice President
    and Chief Financial
    Officer

- --------
(1) Represents reimbursement for taxes incurred by Mr. Lyons as a result of the payments by the Company in 1995 of moving, housing and other expenses incurred in connection with relocating to the Company's geographic region ($14,636) and the premium paid for the term life insurance policies for the benefit of Mr. Lyons ($3,121).

(2) Represents reimbursement for taxes incurred by Dr. De Souza as a result of the payments by the Company in 1995 of moving, housing and other expenses incurred in connection with relocating to the Company's geographic region ($10,297) and the premium paid for the term life insurance policies for the benefit of Dr. De Souza ($2,448).

(3) Represents reimbursement for taxes incurred by Mr. Hawran as a result of the payments by the Company in 1995 of moving, housing and other expenses incurred in connection with relocating to the Company's geographic region ($21,645), payments relating to relocation costs ($6,289) and the premium paid for the term life insurance policies for the benefit of Mr. Hawran ($1,445).

  The following table sets forth certain information concerning grants of options made during the year ended December 31, 1995 by the Company to the Named Executive Officers:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                           INDIVIDUAL GRANTS
                            ------------------------------------------------
                                                                             POTENTIAL REALIZABLE VALUE
                                                                               MINUS EXERCISE PRICE AT
                             NUMBER OF   PERCENT OF                            ASSUMED ANNUAL RATES OF
                            SECURITIES  TOTAL OPTIONS                         STOCK PRICE APPRECIATION
                            UNDERLYING   GRANTED TO   EXERCISE OF                FOR OPTION TERM (1)
                              OPTIONS   EMPLOYEES IN  BASE PRICE  EXPIRATION ---------------------------
             NAME           GRANTED (2)     1995       PER SHARE     DATE         5%           10%
             ----           ----------- ------------- ----------- ---------- ------------ --------------
   Gary A. Lyons...........   148,000       30.0%        $4.25     4/18/05   $    575,894 $    1,289,776
   Errol B. De Souza,
    Ph.D...................    92,000       18.6          4.25     4/18/05        357,988        801,753
   Paul W. Hawran..........    65,000       13.2          4.25     4/18/05        252,926        566,456

- --------
(1) Potential realizable value is based on the assumption that the Common Stock of the Company appreciates at the annual rate shown (compounded annually) from the date of the grant until the expiration of the ten-year option term. These numbers are calculated based on the requirements promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price growth.

(2) All options shown granted in 1995 become exercisable as to 1/60th of the option shares each month, with full vesting occurring on the fifth anniversary of the date of hire. Under the 1992 Incentive Stock Plan, the Board of Directors retains the discretion to modify the terms, including price, of outstanding options. Options were granted at an exercise price equal to 85% of the fair market value of the Company's Common Stock, as determined by the Board of Directors on the date of grant. Exercise price may be paid in cash, promissory note, by delivery of already owned shares subject to certain conditions, or pursuant to a cashless exercise procedure under which the optionee provides irrevocable instructions to a brokerage firm to sell the purchased shares and remit to the Company, out of sale proceeds, an amount equal to the exercise price plus all applicable withholding taxes.

  The following table sets forth certain information regarding the stock options held at December 31, 1995 by each of the Named Executive Officers. During 1995, no such stock options were exercised by any of the Named Executive Officers. The Company has not granted any stock appreciation rights.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES

                              NUMBER OF SECURITIES
                             UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED
                                   OPTIONS AT           IN-THE-MONEY OPTIONS
                                DECEMBER 31, 1995      AT DECEMBER 31, 1995(1)
                            ------------------------- -------------------------
             NAME           EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
             ----           ----------- ------------- ----------- -------------
   Gary A. Lyons...........   135,136      164,364     $ 835,217    $ 852,533
   Errol B. De Souza,
    Ph.D...................    83,025      109,975       534,294      559,205
   Paul W. Hawran..........    27,152       68,148       163,218      342,482

- --------
(1) Based upon the assumed initial public offering price of $9.00 per share, minus the per share exercise price, multiplied by the number of shares underlying the option.

EMPLOYMENT AND CERTAIN SCIENTIFIC CONSULTING AGREEMENTS

  Gary A. Lyons has an employment contract that provides (i) Mr. Lyons serves as the Company's President and Chief Executive Officer for a term of four years commencing in February 1993 at a current annual salary of $290,000, subject to annual adjustment by the Board of Directors; (ii) the agreement will automatically renew for two-year periods thereafter unless the Company or Mr. Lyons gives 30 days notice of termination; (iii) Mr. Lyons is eligible for a discretionary annual bonus as determined by the Board of Directors, based upon achieving certain performance criteria; (iv) the Company has agreed to forgive the loan of $67,500 made to reimburse Mr. Lyons for 50% of the loss on sale of his former residence over a four-year period (based on continued employment); and (v) Mr. Lyons is entitled to continue to receive his salary for 12 months in the event that the Company terminates his employment without cause, or materially reduces the power and duties of his employment without cause, which will be deemed to be a termination.

  Errol B. De Souza, Ph.D., has an employment contract that provides that (i) Dr. De Souza serves as the Company's Executive Vice President of Research and Development for a term of four years commencing in October 1992 at a current annual salary of $235,000, subject to annual increase of at least eight percent over the prior year's salary; (ii) the agreement will automatically renew for two-year periods thereafter unless the Company or Dr. De Souza gives 30 days notice of termination; (iii) Dr. De Souza is eligible for a discretionary annual bonus of up to 40% of his annual salary based upon achieving certain performance criteria; (iv) the Company has agreed to forgive over a four-year period (based on continued employment) 50% of the $70,500 loan made to reimburse Mr. De Souza for the loss on the sale of his former residence; and (v) Dr. De Souza is entitled to continue to receive his salary for up to six months or the remainder of the term of employment, whichever is less, in the event that the Company terminates his employment without cause.

  Paul W. Hawran has an employment contract that provides that (i) Mr. Hawran serves as the Company's Senior Vice President and Chief Financial Officer for a term of four years commencing in May 1993 at a current annual salary of $191,500, subject to annual adjustment by the Board of Directors; (ii) the agreement will automatically renew for two-year periods thereafter unless the Company or Mr. Hawran gives 90 days notice of termination; (iii) Mr. Hawran is eligible for a discretionary annual bonus as determined by the Board of Directors based upon achieving certain performance criteria; (iv) the Company has agreed to forgive over a four-year period (based on continued employment) the loan of $87,500 made to reimburse Mr. Hawran for 50% of the loss on sale of his former residence; and (v) Mr. Hawran is entitled to continue to receive his salary for 12 months in the event that the Company terminates his employment without cause, or materially reduces the power and duties of his employment without cause, which will be deemed to be a termination.

  The Company also has consulting agreements with Drs. Vale and Steinman pursuant to which Dr. Vale serves as Chief Scientist, Neuroendocrinology and Dr. Steinman serves as Chief Scientist, Neuroimmunology. Dr. Vale's consulting agreement requires him to spend a significant amount of time performing services for the Company and prohibits Dr. Vale from providing consulting services to or participating in the formation of any company in Neurocrine's field of interest or that may be competitive with Neurocrine. Dr. Vale's agreement is for a five-year term that commenced in February 1996 and provides for an annual consulting fee of $42,500 in exchange for his consulting services to the Company.

  Dr. Steinman's consulting agreement is for a five-year term that commenced in February 1996 and provides for an annual consulting fee of $85,000, and is obligated to consult for a minimum of 40 days per year. The agreement prohibits Dr. Steinman from providing consulting services to or participating in the formation of any other company, except for his position as a member of the Board of Directors of Centocor, Inc.

STOCK PLANS

  1992 Incentive Stock Plan. The Company's 1992 Incentive Stock Plan (the "Plan") was approved by the Company's Board of Directors in July 1992 and was approved by its stockholders in September 1992. A total of 3,300,000 shares of Common Stock have been reserved for issuance under the Plan, as amended, to officers, directors, employees and consultants. As of March 31, 1996, 1,343,300 shares have been issued under the Plan, options for 1,434,590 shares of Common Stock were outstanding under the Plan, and 522,110 shares of Common Stock remained available for future issuance under the Plan. The Plan allows for the grant to employees of incentive stock options, and for the grant to employees, officers, directors, and consultants of nonstatutory stock options, stock bonuses and stock purchase rights. The Plan is not qualified under
Section 401(a) of the Internal Revenue Code, as amended (the "Code") and is not subject to the Employee Retirement Income Security Act of 1974. Unless sooner terminated the Plan will terminate automatically in July 2002.

  The purpose of the Plan is to advance the interests of the Company and its stockholders and to promote the success of the Company's business by attracting the best available personnel for positions of substantial responsibility, and to provide an incentive to officers, directors, employees and consultants of the Company. The Plan is administered by the Board of Directors of the Company or a committee designated by the Board.

  The Board of Directors or a committee of the Board selects the participants and determines the number of shares and type of grant, as well as when such shares shall become exercisable (vest), the form of consideration payable upon exercise, and the other terms and conditions of such grant. The Plan does not provide for a maximum number of shares of Common Stock which may be granted to any one participant, although there is a limit on the aggregate market value of all incentive options granted to a participant during any calendar year.

  The exercise price for stock options granted under the Plan is determined by the Board of Directors of the Company or its committee and may not be less than 85% (100% in the case of an incentive stock option) of the fair market value of the Common Stock on the date the option is granted, except in the case of incentive stock options granted to 10% shareholders, the exercise price of which may not be less than

110% of such fair market value. Options are not generally transferable by the participant other than by will or the laws of descent and distribution, and are exercisable during the participant's lifetime only by him, or, in the event of death of the participant, by a person who acquires the right to exercise the options by bequest or inheritance or by reason of the death of the participant. No option may be exercised by any person after such expiration. Options granted under the Plan generally vest monthly over a four-year period and have a maximum term of 10 years from the date of grant.

  The Plan also allows for the sale of stock or the grant of stock bonuses. The price to be paid for the shares to be purchased under the Plan, the form of consideration to be paid for the shares, and the terms of payment are determined by the Board or a Committee of the Board. Payment for the shares may be made in installments or at one time, as determined by the Board, and provision may be made by the Board for aiding any eligible person in paying for the shares by promissory notes or otherwise.

  The Plan provides that in the event of a merger of the Company with or into another corporation, a sale of substantially all of the Company's assets or a like transaction involving the Company, each outstanding option or stock purchase right may be assumed or an equivalent option substituted by the successor corporation. If the outstanding options and stock purchase rights are not assumed or substituted as described in the preceding sentence, they shall terminate.

  1996 Employee Stock Purchase Plan. The Company's 1996 Employee Stock Purchase Plan (the "Purchase Plan") was adopted by the Board of Directors in March 1996 and will be submitted to the stockholders for approval at the Company's 1996 annual stockholders' meeting. A total of 125,000 shares of Common Stock is reserved for issuance under the Purchase Plan. The Purchase Plan, which is intended to qualify under Section 423 of the Code is administered by the Board of Directors or by a committee appointed by the Board. Employees (including officers and employee directors) are eligible to participate if they are customarily employed by the Company for at least 20 hours per week and more than five months in any calendar year. The Purchase Plan permits eligible employees to purchase Common Stock through payroll deductions, which may not exceed 15% of an employee's compensation. The Purchase Plan will be implemented in a series of overlapping offering periods, each to be of approximately 24 months duration. The initial offering period under the Purchase Plan will begin on the effective date of this offering and subsequent offering periods will begin on the first trading day on or January 1 and July 1 each year. Each participant will be granted an option on the first day of this offering period and such option will be automatically exercised on the last day of each semi-annual period throughout this offering period. The purchase price of the Common Stock under the Purchase Plan will be equal to 85% of the lesser of the fair market value per share of Common Stock on the start date of an offering period or on the date on which the option is exercised. Employees may end their participation in an offering period at any time during an offering period, and participation ends automatically on termination of employment with the Company. The Purchase Plan will terminate in March 2006, unless terminated sooner by the Board of Directors.

  1996 Director Option Plan. The Company's 1996 Director Option Plan (the "Director Plan") was adopted by the Board of Directors in March 1996 and will be submitted to the stockholders for approval at the Company's 1996 annual stockholders' meeting. A total of 100,000 shares of Common Stock is reserved for issuance under the Director Plan. The option grants under the Director Plan shall be automatic and non-discretionary, and the exercise price of the options shall be 100% of the fair market value of the Common Stock on the grant date. The Director Plan provides for the grant of options to purchase 10,000 shares of Common Stock to each non-employee director of the Company at each annual meeting of the stockholders commencing in 1997, providing such non-employee director has been a non-employee director of the Company for at least six months prior to the date of such annual meeting of the stockholders. Each new non-employee director shall automatically be granted an option to purchase 10,000 shares of Common Stock upon the date such person joins the Board of Directors. The term of such options is ten years. Any option granted to a non-employee director shall become exercisable over a three-year period following the date of grant. No option may be transferred by the optionee other than by will or the laws of descent or distribution. Any optionee whose relationship with the Company or any related corporation ceases for any reason (other than by death or permanent and total disability) may exercise options only during a 90-day period following such cessation (unless such options terminate or expire sooner by their terms). Upon a merger or asset sale, all outstanding options under the Director Plan will be assumed or replaced with an equivalent option by the successor corporation. In the event that the successor corporation does not agree to assume the outstanding options or substitute an equivalent option, each outstanding option shall become fully vested and exercisable, including as to shares not otherwise exercisable. Each optionee will be given 30 days notice of the merger or asset sale and be given the opportunity to fully exercise all outstanding options. All options not exercised within the 30 day notice period will expire. The Director Plan will terminate in March 2006, unless sooner terminated by the Board of Directors.

LIMITATION OF LIABILITY AND INDEMNIFICATION

  The Company's Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for: (i) any breach of their duty of loyalty to the corporation or its stockholders,
(ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unlawful payments of dividends or unlawful stock repurchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit. Such limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

  The Company's Bylaws provide that the Company will indemnify its directors and executive officers and may indemnify its other officers and employees and other agents to the fullest extent permitted by law. The Company believes that indemnification under its Bylaws covers at least negligence and gross negligence on the part of indemnified parties. The Company's Bylaws also permit it to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the Bylaws permit such indemnification.

  The Company has entered into indemnification agreements with its officers and directors containing provisions which may require the Company, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. The Company believes that these provisions and agreements are necessary to attract and retain qualified persons as directors and officers.

  At the present time, there is no pending litigation or proceeding involving any director, officer, employee or agent of the Company in which indemnification will be required or permitted. The Company is not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

                             CERTAIN TRANSACTIONS

PRIVATE PLACEMENT OF SECURITIES

  Between September 1993 and February 1994, the Company sold approximately 6,026,000 shares of its Common Stock at a price of $5.00 per share in private placement transactions resulting in net proceeds to the Company of approximately $27.6 million. The purchasers of Common Stock included, among others, the following Named Executive Officers and directors and holders of more than five percent of the Company's voting securities:

                                                                   NUMBER OF
                                                                   SHARES OF
   PURCHASER                                                      COMMON STOCK
   ---------                                                      ------------
   Howard C. Birndorf............................................    10,000
   Paul W. Hawran................................................    10,000
   The Hixson Family Trust (1)...................................   100,000
   Entities affiliated with Kleiner Perkins Caufield & Byers,
    L.P. (2).....................................................   300,000
   Gary A. Lyons.................................................    20,000
   Wylie W. Vale, Ph.D...........................................    10,000

- --------
(1) Affiliated with Dr. Hixson, the Chairman of the Board of Directors.

(2) Includes shares held by Kleiner Perkins Caufield & Byers VI, L.P. and KPCB Founders Fund VI, L.P., a holder of more than five percent of the Company's Common Stock.

TRANSACTIONS AND RELATIONSHIPS WITH DIRECTORS AND EXECUTIVE OFFICERS

  In September 1995, the Company granted Harry Hixson, Chairman of the Company's Board of Directors, an option to purchase 8,000 shares of Common Stock, at an exercise price of $5.00 per share.

  In July 1993, the Company granted Wylie Vale, Chief Scientist, Neuroendocrinology and a Director of the Company, an option to purchase 101,000 shares of Common Stock at an exercise price of $2.50 per share. Dr. Vale is a Professor and the Senior Investigator and Head of the Clayton Foundation Laboratories for Peptide Biology at The Salk Institute. In 1995, 1994 and 1993, the Company paid $30,162, $145,917 and $5,070 respectively, to The Salk Institute in connection with various license agreements.

  In July 1993, the Company granted Errol De Souza, Executive Vice President of Research and Development an option to purchase 101,000 additional shares of Common Stock at an exercise price of $2.50 per share. Such shares are subject to vesting. In April 1994, the Company loaned Dr. De Souza $70,500 toward the loss on sale of his former residence. One half of this amount is being forgiven by the Company over a four-year period, subject to repayment by Dr. De Souza in the event of termination of employment, and the other one half is to be repaid by Dr. Souza upon the earlier of (i) 90 days after voluntary termination of employment, (ii) the completion of this offering, or (iii) receipt of proceeds from the sale of shares of Common Stock held by him. In April 1995, the Company granted an additional option to Dr. De Souza to purchase 92,000 shares of Common Stock at an exercise price of $4.25 per share. Such shares are also subject to vesting.

  In September 1995, the Company granted Howard Birndorf, a Director of the Company, an option to purchase 8,000 shares of Common Stock, at an exercise price of $5.00 per share.

  In March 1993, the Company sold 323,200 shares of Common Stock at a purchase price of $0.15 per share to Gary Lyons, President, Chief Executive Officer and Director of the Company. The purchase price was paid by an interest-bearing promissory note having a term of three years. In July 1993, the Company granted Mr. Lyons an option to purchase 151,500 shares of Common Stock at a purchase price of $2.50 per share. Such shares and option are subject to vesting. In December 1993, the Company loaned Mr. Lyons $67,500 toward the loss on sale of his former residence. This loan is being forgiven by the Company over a four-year period subject to repayment by Mr. Lyons in the event of termination of employment. In April 1995 the Company granted Mr. Lyons an option to purchase an additional 148,000 shares of Common Stock at a purchase price of $4.25 per share. Such shares are subject to vesting.

  In June 1993, the Company sold 101,000 shares of Common Stock at a purchase price of $0.15 per share to Paul Hawran, Senior Vice President and Chief Financial Officer of the Company. The purchase price was paid by an interest-bearing promissory note having a term of three years. In July 1993, the Company granted Mr. Hawran an option to purchase an additional 30,300 shares of Common Stock at a purchase price of $2.50 per share. Such shares and option are subject to vesting. In June 1994 the Company loaned Mr. Hawran $175,000 toward the loss on sale of his former residence. One half of this amount is being forgiven over a four-year period, subject to repayment by Mr. Hawran in the event of termination of employment; the other one half is to be repaid by Mr. Hawran upon the earlier of (i) 90 days after voluntary termination of employment, (ii) sale of his San Diego residence, or (iii) receipt of proceeds from the sale of Common Stock held by him. In September 1994, the Company advanced Mr. Hawran $15,000 toward relocation related expenses; such loans have since been repaid. In April 1995, the Company granted Mr. Hawran an option to purchase an additional 65,000 shares of Common Stock at a purchase price of $4.25 per share. Such shares are subject to vesting.

  In March 1994, the Company granted David E. Robinson, a Director of the Company, an option to purchase 20,000 shares of Common Stock at a purchase price of $5.00 per share. In September 1995, the Company granted Mr. Robinson an option to purchase 8,000 shares of Common Stock at a purchase price of $5.00 per share.

  The Company believes that all of the transactions set forth above were made on terms no less favorable to the Company than could have been obtained from unaffiliated third parties. All future transactions, including loans, between the Company and its officers, directors, principal shareholders and their affiliates will be approved by the majority of the Board of Directors, including a majority of the independent and disinterested directors, and will continue to be on terms no less favorable to the Company than could be obtained from unaffiliated third parties. See "Principal Stockholders."

  The Company has agreed to indemnify each of its directors and officers to the fullest extent permitted by the Delaware General Corporations Law. See "Executive Compensation -- Limitation of Liability and Indemnification."

TRANSACTION WITH CANADIAN SUBSIDIARY

  In March 1996, Neurocrine formed NPI, a subsidiary of the Company in Canada. Neurocrine licensed to NPI certain technology and Canadian marketing rights to the Company's Neurosteroid and Neurogenomics programs. A group of Canadian institutional investors (the "Canadian Investors") invested approximately $9.5 million in NPI in exchange for Preferred Stock of NPI which may be converted into 1,279,584 shares of the Company's Common Stock at an effective conversion price of $7.45 at the option of the investors. NPI has committed to use these funds for clinical development of the Neurosteroid program for Alzheimer's disease and for research activities related to the Neurogenomics program. In exchange for providing funding, NPI is entitled to receive royalties on sales of products developed in these programs as well as exclusive Canadian marketing rights for such products in the event that the Company has not terminated the technology license and marketing rights or that the Canadian Investors have not converted their NPI Preferred Stock into shares of the Company's Common Stock. The Company has the right to terminate the technology license and marketing rights, provided that the Company is then obligated to purchase the shares of NPI Preferred Stock held by the Canadian Investors in exchange for cash and Common Stock (valued at the market closing price) whose aggregate value equals $9.5 million plus a 35% annual compound rate of return from the date of the original investment (March 1996), provided that the investors have not previously converted their shares of NPI Preferred Stock. In connection with their investment in NPI, the Canadian Investors received warrants exercisable for 383,875 shares of the Company's Common Stock at an exercise price equal to the price per share at which Common Stock is sold in this offering and are eligible to receive additional warrants in the future exercisable at an exercise price of $7.75 per share for such warrants issued prior to June 30, 1998 and thereafter at an exercise price equal to 110% of the then current market value of the Common Stock in the event that NPI is successful in receiving certain government incentives for research activities, with the aggregate exercise price of such additional warrants equal to 25% of the dollar amount of such incentives received by NPI.

                            PRINCIPAL STOCKHOLDERS

  The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of March 31, 1996 and as adjusted to reflect the sale of Common Stock offered hereby (i) by each person (or group of affiliated persons) who is known by the Company to own beneficially more than five percent of the outstanding shares of Common Stock, (ii) by each director and Named Executive Officer of the Company, and (iii) by all of directors and executive officers of the Company as a group.

                                                    PERCENTAGE OF SHARES
                                                   BENEFICIALLY OWNED (2)
                                                   ----------------------
                                         SHARES
                                      BENEFICIALLY  PRIOR TO         AFTER
NAME AND ADDRESS OF BENEFICIAL OWNER   OWNED (1)    OFFERING       OFFERING
- ------------------------------------  ------------ -----------    -----------
Kleiner Perkins Caufield & Byers En-
 tities (3).........................   1,613,030            13.0%          10.0%
 2750 Sand Hill Road
 Menlo Park, CA 94025
Abingworth Bioventures..............     878,970             7.1%           5.4%
 Boite Postale 566
 L-2015 Luxembourg
Ciba-Geigy Limited (4)..............     645,162             5.2%           7.4%
 4002 Basel
 Switzerland
David Schnell, M.D. (5).............   1,618,080            13.1%          10.0%
Gary A. Lyons (6)...................     566,609             4.5%           3.5%
Errol B. De Souza (7)...............     502,784             4.0%           3.1%
Wylie W. Vale, Ph.D. (8)............     427,130             3.4%           2.6%
Harry F. Hixson, Jr., Ph.D. (9).....     210,364             1.7%           1.3%
Paul W. Hawran (10).................     148,356             1.2%             *
Howard C. Birndorf (11).............      83,650               *              *
David E. Robinson (12)..............      28,000               *              *
All executive officers and directors
 as a group (8 persons) (13)........   3,584,973            29.0%          22.1%

- --------
  * Represents beneficial ownership of less than one percent (1%) of the outstanding shares of the Company's Common Stock.

 (1) Beneficial ownership is determined with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to stock options and warrants currently exercisable or exercisable within 60 days are deemed to be outstanding for computing the percentage ownership of the person holding such options and the percentage ownership of any group of which the holder is a member, but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown beneficially owned by them.

 (2) Applicable percentage of ownership is based on 12,368,262 shares of Common Stock outstanding prior to this offering.

 (3) Includes 1,428,697 shares held by Kleiner Perkins Caufield & Byers VI, L.P. and 184,333 shares held by Kleiner Perkins Caufield & Byers Founders Fund VI, L.P.

 (4) Post-offering percentage includes 555,556 shares which will be purchased by Ciba-Geigy concurrent with this offering assuming a price of $9.00 per share.

 (5) Includes (i) 1,428,697 shares held by Kleiner Perkins Caulfield & Byers VI, L.P., (ii) 184,333 shares held by Kleiner Perkins Caulfield & Byers Founders Fund VI, L.P. and (iii) 5,050 shares held by David Schnell, M.D. Dr. Schnell, a Director of the Company, is a Venture Limited Partner of Kleiner Perkins Caufield & Byers VI Associates, which is the General Partner of Kleiner Perkins Caufield & Byers VI, L.P. and KPCB Founders Fund VI, L.P. Dr. Schnell disclaims beneficial ownership of the shares held by KPCB VI, L.P., and by KPCB Founders Fund VI, L.P., except to the extent of his partnership interest in such shares.

 (6) Includes 166,406 shares issuable pursuant to options exercisable within 60 days of March 31, 1996.

 (7) Includes 121,717 shares issuable pursuant to options exercisable within 60 days of March 31, 1996.

 (8) Includes 101,000 shares issuable pursuant to options exercisable within 60 days of March 31, 1996.

 (9) Includes 201,000 shares of Common Stock held in the name of The Hixson Family Trust of which Dr. Hixson is Trustee, and 8,000 shares issuable pursuant to options exercisable within 60 days of March 31, 1996.

(10) Includes 36,356 shares issuable pursuant to options exercisable within 60 days of March 31, 1996.

(11) Includes 8,000 shares issuable pursuant to options exercisable within 60 days of March 31, 1996.

(12) Includes 28,000 shares issuable pursuant to options exercisable within 60 days of March 31, 1996.

(13) Includes 469,479 shares issuable pursuant to options exercisable within 60 days of March 31, 1996.

                         DESCRIPTION OF CAPITAL STOCK

COMMON STOCK

  Upon completion of this offering, the Company will be authorized to issue 50,000,000 shares of Common Stock, $0.001 par value per share. As of March 31, 1996, there were 12,368,262 shares of Common Stock outstanding held of record by approximately 408 shareholders.

  The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, and do not have cumulative voting rights. Subject to preferences that may be applicable to any outstanding Preferred Stock, the holders of Common Stock are entitled to receive ratably the dividends, if any, that may be declared from time to time by the Board of Directors out of funds legally available for such dividends. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of the Company, the holders of Common Stock would be entitled to share ratably in all assets remaining after payment of liabilities and the satisfaction of any liquidation preferences granted the holders of any outstanding shares of Preferred Stock. Holders of Common Stock have no preemptive rights and no conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock. All the outstanding shares of Common Stock are, and the Common Stock offered by the Company in this offering, when issued and paid for, will be validly issued, fully paid and nonassessable.

PREFERRED STOCK

  The Company is authorized to issue 5,000,000 shares of undesignated Preferred Stock, $0.001 par value per share. The Board of Directors shall have the authority to issue the Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders and may adversely affect the voting and other rights of the holders of Common Stock. At present, the Company has no plans to issue any of the Preferred Stock.

WARRANTS

  As of March 31, 1996, there were outstanding (i) warrants to purchase 520,589 shares of Common Stock at an exercise price of $5.00 per share (the "Private Placement Warrants") and (ii) warrants to purchase 383,875 shares of Common Stock at an exercise price equal to the price per share at which Common Stock is sold in this offering (the "NPI Warrants"). The Private Placement Warrants were issued pursuant to the terms of a sales agency agreement relating to the Company's private placement of Common Stock completed in February 1994. The Private Placement Warrants are exercisable during the period beginning 180 days after the date of closing of this offering and ending in February 1999. As a condition of exercise and upon the request of a majority of the Company's stockholders, each Private Placement Warrant holder has agreed not to sell, assign, transfer, convey or otherwise dispose of any shares of Common Stock issued upon exercise of a Private Placement Warrant, including any sale pursuant to Rule 144 under the Act, under the lock-up agreements. See "Shares Eligible for Future Sale." The NPI Warrants were issued in connection with the financing of the Company's subsidiary NPI in March 1996. The NPI Warrants are exercisable at any time prior to March 31, 2006. In addition, the Company has committed to issue additional warrants upon the occurrence of certain events. See "Certain Transactions -- Transaction with Canadian Subsidiary."

REGISTRATION RIGHTS AGREEMENTS

  The holders (or their transferees) of 2,385,224 shares of Common Stock issued upon conversion of the Series A Preferred Stock originally issued in September 1992 as well as (i) JJDC, as holder of 434,783 shares of Common Stock issued in January 1995 and an additional 277,778 shares of Common Stock to be purchased upon the effectiveness of this offering (assuming an initial public offering price of $9.00 per share), (ii) Neuroscience Partners Limited Partnership as holder of 213,913 shares of Common Stock issued in February 1995, and (iii) Ciba-Geigy as holder of 645,161 shares of Common Stock issued in January 1996 and an additional 555,556 shares of Common Stock to be purchased upon the effectiveness of this offering (assuming an initial public offering price of $9.00 per share) are entitled to certain rights with respect to the registration of such shares under the Securities Act. These rights are provided under the terms of the Information and Registration Rights Agreement dated September 15, 1992, as amended to date, between the Company and the holders of such shares. Subject to certain limitations in such agreement, the holders of at least 40% of such shares may, at any time after the earlier of December 31, 1996 or three months after the Company's initial public offering, require the Company to use its best efforts to cause such shares to be registered under the Securities Act for resale on two offerings at the Company's expense. If the Company registers any of its Common Stock for its own account or for the account of others, the holders of such shares are entitled to include their shares in the registration, subject to the ability of the underwriters to limit the number of shares so included, but not to less than 20% of the total number of shares in all such offerings other than the Company's initial public offering. The holders of such shares may also require the Company to register all or a portion of such shares on Form S-3 when use of such Form becomes available to the Company, provided, among other limitations, that the proposed aggregate selling price is at least $500,000. The Company will bear the expenses of the registration of the such shares, except any underwriting discounts and commissions.

  The holders of 6,025,892 shares of Common Stock issued by the Company in a private placement offering during the period from September 1993 through February 1994 and the 520,589 shares of Common Stock issuable upon exercise of outstanding warrants are entitled to certain rights with respect to the registration of such shares under the Securities Act. In the event that the Company completes an initial public offering of any of its securities before August 1996, the Company is obligated to prepare and file a registration statement under the Securities Act with respect to such shares 360 days after the date of the offering. The Company is obligated to use its best efforts to cause such registration to become effective not later than five days after the end of such period and to keep such registration statement effective until February 1998.

  The holders of 1,279,584 shares of Common Stock issuable upon the exchange of the shares of Preferred Stock of NPI and the exercise of certain warrants exercisable for 383,875 shares of Common Stock issuable to the holders of such NPI Preferred Stock, as well as any additional shares of Common Stock issuable to such holders upon the exercise of any additional warrants issuable to such holders, are entitled to certain rights with respect to the registration of such shares under the Securities Act. These rights are provided under the terms of a Registration Rights Agreement dated March 29, 1996 between the Company and the holders of such shares. Subject to certain limitation in such agreement, the holders of at least 40% of such shares may, at any time after one year from the date of this offering, require the Company to register at its expense all or a portion of such shares, provided, among other limitations, that Form S-3 is then available to the Company and that the proposed aggregate selling price of such shares is at least $500,000.

  The exercise of any of the foregoing registration rights may hinder efforts by the Company to arrange future financing of the Company and may have an adverse effect on the market price of the Common Stock.

CERTAIN CHANGE OF CONTROL PROVISIONS

  The Company anticipates it will reincorporate in Delaware prior to this offering and will be subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the "business combination" or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested stockholder status, did own) 15% or more of a corporation's voting stock. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by the Board of Directors, including discouraging attempts that might result in a premium over the market price for the shares of Common Stock held by stockholders.

  The Certificate of Incorporation provides for a Board of Directors that is divided into three classes. The Directors in Class I hold office until the first annual meeting of stockholders following this offering, the Directors in Class II hold office until the second annual meeting of stockholders following this offering, and the Directors in Class III hold office until the third annual meeting of stockholders following this offering, (or, in each case, until their successors are duly elected and qualified or until their earlier resignation, removal from office or death), and, after each such election, the Directors in each such class will then serve in succeeding terms of three years and until their successors are duly elected and qualified. The classification system of electing Directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of the Company and may maintain the incumbency of the Board of Directors, as the classification of the Board of Directors generally increases the difficulty of replacing a majority of the directors.

  The Certificate of Incorporation and Bylaws do not provide for cumulative voting in the election of directors. The authorization of undesignated Preferred Stock makes it possible for the Board of Directors to issue Preferred Stock with voting or other rights or preferences that could impede the success of any attempt to change control of the Company. These and other provisions may have the effect of delaying or preventing hostile takeovers or delaying changes in control or management of the Company. The amendment of any of these provisions would require approval by holders of at least 66 2/3% of the outstanding Common Stock.

TRANSFER AGENT AND REGISTRAR

  The Transfer Agent and Registrar for the Company's Common Stock is American Stock Transfer & Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Upon completion of this offering, the Company will have outstanding approximately 16,201,596 shares of Common Stock (excluding (i) 1,955,179 shares of Common Stock issuable upon exercise of options and warrants outstanding as of March 31, 1996, (ii) 522,110 shares of Common Stock reserved for future issuance under the Plan, (iii) 125,000 shares of Common Stock reserved for future issuance under the Purchase Plan, (iv) 100,000 shares of Common Stock reserved for future issuance under the Director Plan, and
(v) 1,279,584 shares of Common Stock reserved for future issuance upon conversion of the shares of Preferred Stock of NPI and 383,875 shares of Common Stock issuable upon the exercise of certain warrants issued to the holders of such Preferred Stock, and the shares of Common Stock which may be issued upon exercise of certain additional warrants which may be issued to such holders). The 3,000,000 shares offered hereby will be freely tradeable without restriction or further registration under the Act. The 12,368,262 shares of Common Stock held by existing stockholders are "restricted securities" as the term is defined in Rule 144 under the Act. Of this number, approximately 11,960,185 shares will be subject to lock-up agreements (as described below under "Underwriting"). In addition, the 833,334 shares to be sold to Ciba-Geigy and JJDC concurrent with this offering will also be "restricted securities" and subject to such lock-up agreements.

  Beginning (i) 180 days, (ii) 270 days, and (iii) 360 days after the date of this Prospectus, approximately (i) 3,543,900, (ii) 3,543,900, and (iii) 3,543,900 shares that are subject to lock-up agreements (as described below under "Underwriting") will become eligible for sale in the public market upon expiration of such agreements, in accordance with the provisions of Rule 144 and Rule 701 of the Act. The remaining approximately 2,127,190 shares which are also subject to such lock-up agreements will have been held for less than two years upon the expiration of such lock-up agreements and will become eligible for sale under Rule 144 at various dates thereafter as the holding period provisions of Rule 144 are satisfied.

  In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including an affiliate, who has beneficially owned shares for at least two years (including the continuous holding period of any prior owner except an affiliate) is entitled to sell in "broker's transactions" or to market makers, within any three-month period commencing 90 days after the date of this Prospectus, a number of shares that does not exceed the greater of (i) one percent of the then outstanding shares of Common Stock (approximately 162,016 shares immediately after this offering), or (ii) the average weekly trading volume in the Common Stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain requirements as to manner of sale, the filing of a notice, and the availability of public information concerning the Company. In addition, a person who is not deemed to have been an affiliate of the Company at any time during the three months preceding a sale and who has beneficially owned the shares proposed to be sold for at least three years (including the contiguous holding period of any prior owner except an affiliate), would be entitled to sell such shares under Rule 144(k) without regard to the requirements described above.

  Any employee, officer or director of or consultant to the Company who purchased his or her shares pursuant to a written compensatory plan or contract is entitled to rely on the resale provisions of Rule 701 under the Act, which permits nonaffiliates to sell their Rule 701 shares without having to comply with the public information, holding period, volume limitation or notice provisions of Rule 144 and permits affiliates to sell their Rule 701 shares without having to comply with the holding period restrictions set forth in Rule 144, in each case commencing 90 days after the date of this Prospectus.

  Approximately 373,780 shares of Common Stock which are not subject to lock-up agreements will be eligible for immediate resale pursuant to Rule 144(k) as of the date of this Prospectus, and approximately 29,257 shares of Common Stock which are not subject to lock-up agreements will be eligible for resale pursuant to Rule 144 and Rule 701 commencing 90 days after the date of this Prospectus.

  Prior to this offering, there has been no market for the Common Stock of the Company, and no predictions can be made as to the effect, if any, that market sales of shares or the availability of shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of the Common Stock of the Company in the public market could adversely affect prevailing market prices for the Common Stock and the ability of the Company to raise equity capital in the future.

  The Company expects to file a registration statement under the Act after this offering to register an additional 3,300,000 shares of Common Stock reserved for issuance under the 1992 Stock Incentive Plan, under which options to purchase 1,434,590 shares of Common Stock had been granted as of March 31, 1996, 125,000 shares reserved for issuance under the Purchase Plan, none of which have been issued, and 100,000 shares reserved for issuance under the Director Plan, under which no options have been granted.

  Shares issued under such plans after the effective date of such registration statement will be freely tradeable in the open market, upon expiration of the agreements not to sell described above. See "Management."

                                 UNDERWRITING

  The underwriters named below (the "Underwriters"), acting through their representatives, Robertson, Stephens & Company LLC, Alex. Brown & Sons Incorporated and Montgomery Securities (the "Representatives"), have severally agreed with the Company, subject to the terms and conditions of the Underwriting Agreement, to purchase the number of shares of Common Stock set forth opposite their respective names below. The Underwriters are committed to purchase and pay for all of such shares if any are purchased.

                                                                        NUMBER
        UNDERWRITER                                                    OF SHARES
        -----------                                                    ---------
   Robertson, Stephens & Company LLC..................................
   Alex. Brown & Sons Incorporated....................................
   Montgomery Securities..............................................
                                                                       ---------
     Total............................................................ 3,000,000
                                                                       =========

  The Representatives have advised the Company that the Underwriters propose to offer the shares of Common Stock to the public at the initial public offering price set forth on the cover page of this Prospectus and to certain
dealers at such price less a concession of not in excess of $   per share, of
which $     may be reallowed to other dealers. After the initial public offering, the public offering price, concession and reallowance to dealers may be reduced by the Representatives. No such reduction shall change the amount of proceeds to be received by the Company as set forth on the cover page of this Prospectus.

  The Company has granted to the Underwriters an option, exercisable during the 30-day period after the date of this Prospectus, to purchase up to 450,000 additional shares of Common Stock at the same price per share as the Company will receive for the 3,000,000 shares that the Underwriters have agreed to purchase. To the extent that the Underwriters exercise such option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage of such additional shares that the number of shares of Common Stock to be purchased by it shown in the above table represents as a percentage of the 3,000,000 shares offered hereby. If purchased, such additional shares will be sold by the Underwriters on the same terms as those on which the 3,000,000 shares are being sold.

  The Underwriting Agreement contains covenants of indemnity among the Underwriters and the Company against certain civil liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the Underwriting Agreement.

  Each officer, director and certain other stockholders of the Company that beneficially own or have dispositive power over approximately 11,960,185 shares of the Company's Common Stock have agreed with the Representatives for a period of (i) 180 days after the effective date of this Prospectus with respect to one-third of the shares held by them, (ii) 270 days after the effective date of this Prospectus with regard to one-third of the shares held by them, and (iii) 360 days after the effective date of this Prospectus with regard to one-third of the shares held by them (the "Lock-Up Period"), subject to certain exceptions, not to offer to sell, contract to sell, or otherwise sell, dispose of, loan, pledge or grant any rights with respect to any shares of Common Stock, any options or warrants to purchase any shares of Common Stock, or any securities convertible into or exchangeable for shares of Common Stock owned as of the date of this Prospectus or thereafter acquired directly by such holders or with respect to which they have or hereafter acquire the power of disposition, without the prior written consent of Robertson, Stephens & Company LLC. However,

Robertson, Stephens & Company LLC may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements. Approximately 10,631,700 of such shares will be eligible for immediate public sale following expiration of the Lock-Up Period, subject to the provisions of Rule 144. In addition, the Company has agreed that during the 360-day period after the date of this Prospectus, the Company will not, without the prior written consent of Robertson, Stephens & Company LLC, subject to certain exceptions, issue, sell, contract to sell, or otherwise dispose of, any shares of Common Stock, any options or warrants to purchase any shares of Common Stock or any securities convertible into, exercisable for or exchangeable for shares of Common Stock other than the Company's sale of shares in this offering, the issuance of Common Stock upon the exercise of outstanding options and the Company's issuance of options and shares under existing employee stock option and stock purchase plans. See "Shares Eligible For Future Sale."

  The Underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority in excess of 5% of the number of shares of Common Stock offered hereby.

  Prior to this offering, there has been no public market for the Common Stock of the Company. Consequently, the initial public offering price for the Common Stock offered hereby was determined through negotiations among the Company and the Representatives. Among the factors considered in such negotiations were prevailing market conditions, certain financial information of the Company, market valuations of other companies that the Company and the Representatives believe to be comparable to the Company, estimates of the business potential of the Company, the present state of the Company's development and other factors deemed relevant.

  In addition to the 3,000,000 shares of Common Stock to be sold by the Company in this offering, concurrent with this offering the Company will sell $5,000,000 of Common Stock to Ciba-Geigy at a price equal to the initial public offering price per share (555,556 shares assuming a purchase price of $9.00 per share) and will sell $2,500,000 of Common Stock to JJDC at a price equal to the initial public offering price per share (277,778 shares assuming a purchase price of $9.00 per share). Such sales will be effected in private placement transactions pursuant to separate agreements with each of Ciba-Geigy and JJDC and not pursuant to the Underwriting Agreement. The Representatives will receive from the Company a financial advisory fee for their services in connection with such transactions equal to 4% of the aggregate purchase price paid by Ciba-Geigy and JJDC. The Underwriters will not receive any other compensation in connection with such transactions.

                                 LEGAL MATTERS

  The validity of the Common Stock offered hereby will be passed upon for the Company by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. As of the date of this Prospectus, 8,080 shares of the Company's Common Stock were held by a member of such firm. Cooley Godward Castro Huddleson & Tatum, Palo Alto and San Diego, California is acting as counsel for the Underwriters in connection with certain legal matters relating to this offering. As of the date of this Prospectus, 4,040 shares of the Company's Common Stock were held by a member of such firm.

                                    EXPERTS

  The financial statements of Neurocrine Biosciences, Inc. as of December 31, 1994 and 1995 and for each of the three years in the period ended December 31, 1995 included in this Prospectus have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included elsewhere herein and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                            ADDITIONAL INFORMATION

  The Company has filed with the Securities and Exchange Commission (the "SEC"), Washington, D.C. 20549, a Registration Statement on Form S-1, including amendments thereto, under the Act, with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules filed therewith. For further information with respect to the Company and the Common Stock offered hereby, reference is made to such Registration Statement and to the exhibits and schedules filed therewith. Statements contained in this Prospectus regarding the contents of any contract or other document referred to are not necessarily complete, and in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement, including the exhibits and schedules thereto, may be inspected without charge at the principal office of the SEC, 450 Fifth Street, NW, Washington, D.C. 20549, and copies of all or any part thereof may be obtained from such office upon the payment of prescribed fees.

                          NEUROCRINE BIOSCIENCES, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                            PAGE
                                                                            ----
NEUROCRINE BIOSCIENCES, INC.
Report of Ernst & Young LLP, Independent Auditors..........................  F-2
Balance Sheets.............................................................  F-3
Statements of Operations...................................................  F-4
Statements of Stockholders' Equity.........................................  F-5
Statements of Cash Flows...................................................  F-6
Notes to Financial Statements..............................................  F-7
NEUROSCIENCE PHARMA (NPI) INC.
Report of Ernst & Young LLP, Independent Auditors.......................... F-16
Balance Sheet.............................................................. F-17
Note to Balance Sheet...................................................... F-18

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Neurocrine Biosciences, Inc.

  We have audited the accompanying balance sheet of Neurocrine Biosciences, Inc. as of December 31, 1995 and 1994, and the related statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Neurocrine Biosciences, Inc. at December 31, 1995 and 1994, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

                                          Ernst & Young LLP

San Diego, California
February 9, 1996, except for
 Note 8, as to which the
 date is March 29, 1996

                          NEUROCRINE BIOSCIENCES, INC.

                                 BALANCE SHEET

                                              DECEMBER 31,
                                        --------------------------   MARCH 31,
                                            1994          1995          1996
                                        ------------  ------------  ------------
                                                                    (UNAUDITED)
                ASSETS
 Current assets:
   Cash and cash equivalents..........  $  4,716,052  $  6,392,749  $     37,504
   Short-term investments, available-
    for-sale (Note 2).................    13,511,703    12,303,460    20,524,894
   Receivables under collaborative
    agreements (Note 6)...............           --      1,000,000     2,854,344
   Other current assets...............       302,131       234,334       509,490
                                        ------------  ------------  ------------
     Total current assets.............    18,529,886    19,930,543    23,926,232
 Furniture, equipment and leasehold
  improvements, net
  (Note 3)............................     2,685,079     2,772,844     2,741,823
 Licensed technology and patent
  application costs, net
  (Notes 3 and 5).....................       730,386       919,049       998,950
 Other assets.........................       399,045       389,296       412,697
                                        ------------  ------------  ------------
     Total assets.....................  $ 22,344,396  $ 24,011,732  $ 28,079,702
                                        ============  ============  ============
 LIABILITIES AND STOCKHOLDERS' EQUITY
 Current liabilities:
   Accounts payable...................  $    715,695  $    820,883  $    158,772
   Accrued liabilities (Note 3).......       628,046       879,287       405,117
   Deferred revenue...................           --        500,000       872,991
   Current portion of obligations
    under capital leases
    (Note 5)..........................       525,068       741,294       789,966
                                        ------------  ------------  ------------
     Total current liabilities........     1,868,809     2,941,464     2,226,846
 Obligations under capital leases,
  less current portion
  (Note 5)............................     1,732,794     1,631,404     1,405,611
 Deferred rent........................           --        213,925       227,744
 Commitments (Note 5).................
 Stockholders' equity (Notes 2 and 4):
   Preferred Stock, $0.001 par value,
    5,000,000 shares authorized, no
    shares issued and outstanding.....           --            --            --
   Common Stock, no par value:
    Authorized shares--100,000,000
    Issued and outstanding shares--
     11,059,426 in 1994, 11,723,101 in
     1995 and 12,368,262 in 1996 .....    31,463,666    35,597,941    40,650,841
 Deferred compensation................           --       (342,679)     (370,627)
 Notes receivable from stockholders...      (148,263)     (138,177)     (135,559)
 Unrealized gains (losses) on short-
  term investments....................       (23,535)        3,319       (54,355)
 Accumulated deficit..................   (12,549,075)  (15,895,465)  (15,870,799)
                                        ------------  ------------  ------------
     Total stockholders' equity.......    18,742,793    19,224,939    24,219,501
                                        ------------  ------------  ------------
     Total liabilities and
      stockholders' equity............  $ 22,344,396  $ 24,011,732  $ 28,079,702
                                        ============  ============  ============


                            See accompanying notes.

                          NEUROCRINE BIOSCIENCES, INC.

                            STATEMENT OF OPERATIONS

                                                                  THREE MONTHS ENDED
                                YEAR ENDED DECEMBER 31,                MARCH 31,
                          -------------------------------------  ----------------------
                             1993         1994         1995         1995        1996
                          -----------  -----------  -----------  ----------  ----------
                                                                      (UNAUDITED)
Revenues under collabo-
 rative research agree-
 ments (Note 6):
  Sponsored research....  $       --   $       --   $ 3,750,000  $  625,000  $1,625,000
  License fees..........          --           --     2,000,000   2,000,000         --
Other revenues..........          --       161,533      355,750     126,781     533,978
                          -----------  -----------  -----------  ----------  ----------
    Total revenues......          --       161,533    6,105,750   2,751,781   2,158,978
Operating expenses:
  Research and
   development..........    2,803,819    6,230,483    7,740,128   1,848,391   1,794,484
  General and
   administrative.......    1,550,676    2,222,967    2,728,342     736,822     570,797
                          -----------  -----------  -----------  ----------  ----------
    Total operating ex-
     penses.............    4,354,495    8,453,450   10,468,470   2,585,213   2,365,281
                          -----------  -----------  -----------  ----------  ----------
Income (loss) from oper-
 ations.................   (4,354,495)  (8,291,917)  (4,362,720)    166,568    (206,303)
Interest income.........      135,944      785,640    1,137,004     294,440     259,164
Interest expense........      (17,742)    (157,960)    (297,675)    (74,416)    (71,822)
Other income (expense)..          --       (41,398)     177,001      27,000      43,627
                          -----------  -----------  -----------  ----------  ----------
Net income (loss).......  $(4,236,293) $(7,705,635) $(3,346,390) $  413,592  $   24,666
                          ===========  ===========  ===========  ==========  ==========
Net income (loss) per
 share..................  $     (0.64) $     (0.67) $     (0.27) $     0.03  $      --
                          ===========  ===========  ===========  ==========  ==========
Shares used in computing
 net income (loss) per
 share..................    6,635,387   11,433,482   12,183,582  12,409,419  13,240,248




                            See accompanying notes.

                          NEUROCRINE BIOSCIENCES, INC.

                       STATEMENT OF STOCKHOLDERS' EQUITY

                                                                                              UNREALIZED
                                                                                    NOTES        GAINS
                      PREFERRED STOCK            COMMON STOCK                     RECEIVABLE  (LOSSES) ON
                  ------------------------  -----------------------   DEFERRED       FROM     SHORT-TERM  ACCUMULATED
                    SHARES       AMOUNT       SHARES      AMOUNT    COMPENSATION STOCKHOLDERS INVESTMENTS   DEFICIT
                  -----------  -----------  ----------  ----------- ------------ ------------ ----------- ------------
Balance at
 December 31,
 1992...........   10,408,334  $ 3,091,473   2,063,000  $    10,315  $     --     $ (50,000)   $     --   $   (607,147)
Issuance of
 Common Stock
 for notes
 receivable.....          --           --      574,000       83,200        --       (83,200)         --            --
Issuance of
 Series A
 Preferred Stock
 for cash.......    1,225,000      354,559         --           --         --           --           --            --
Issuance of
 Series A
 Preferred Stock
 for notes
 receivable.....      175,000       52,500         --           --         --       (52,500)         --            --
Conversion of
 all outstanding
 shares of
 Series A
 Preferred Stock
 into Common
 Stock and a
 1.01 for
 1 split of all
 outstanding
 Common Stock...  (11,808,334)  (3,498,532)  2,411,654    3,498,532        --           --           --            --
Issuance of
 Common Stock
 for cash and
 cancellation of
 debt in
 connection with
 the Company's
 private
 placement
 offering, net..          --           --    5,146,300   23,494,726        --           --           --            --
Issuance of
 Common Stock
 for
 technology.....          --           --       11,000       55,000        --           --           --            --
Payments on
 notes
 receivable.....          --           --          --           --         --        24,776          --            --
Net loss........          --           --          --           --         --           --           --     (4,236,293)
                  -----------  -----------  ----------  -----------  ---------    ---------    ---------  ------------
Balance at
 December 31,
 1993...........          --           --   10,205,954   27,141,773        --      (160,924)         --     (4,843,440)
Issuance of
 Common Stock
 for cash, net..          --           --      879,592    4,087,884        --           --           --            --
Repurchase of
 shares.........          --           --      (26,120)     (1,359)        --           --           --            --
Payment on notes
 receivable.....          --           --          --           --         --        12,661          --            --
Compensation
 related to
 grant of stock
 options........          --           --          --       235,368        --           --           --            --
Unrealized
 losses on
 short-term
 investments....          --           --          --           --         --           --       (23,535)          --
Net loss........          --           --          --           --         --           --           --     (7,705,635)
                  -----------  -----------  ----------  -----------  ---------    ---------    ---------  ------------
Balance at
 December 31,
 1994...........          --           --   11,059,426   31,463,666        --      (148,263)     (23,535)  (12,549,075)
Issuance of
 Common Stock
 for cash.......          --           --      659,635    3,730,000        --           --           --            --
Issuance of
 Common Stock
 for services...          --           --        4,040       20,200        --           --           --            --
Payment on notes
 receivable.....          --           --          --           --         --        10,086          --            --
Deferred
 compensation
 related to
 grant of stock
 options........          --           --          --       384,075   (384,075)         --           --            --
Amortization of
 deferred
 compensation...          --           --          --           --      41,396          --           --            --
Unrealized gains
 on short-term
 investments....          --           --          --           --         --           --        26,854           --
Net loss........          --           --          --           --         --           --           --     (3,346,390)
                  -----------  -----------  ----------  -----------  ---------    ---------    ---------  ------------
Balance at
 December 31,
 1995...........          --           --   11,723,101   35,597,941   (342,679)    (138,177)       3,319   (15,895,465)
Issuance of
 Common Stock
 for cash
 (unaudited)....          --           --      645,161    5,000,000        --           --           --            --
Payments on
 notes
 receivable
 (unaudited)....          --           --          --           --         --         2,618          --            --
Deferred
 compensation
 related to
 grant of stock
 options
 (unaudited)....          --           --          --        52,900    (52,900)         --           --            --
Amortization of
 deferred
 compensation
 (unaudited)....          --           --          --           --      24,952          --           --            --
Unrealized
 losses on
 short-term
 investments
 (unaudited)....          --           --          --           --         --           --       (57,674)          --
Net income
 (unaudited)....          --           --          --           --         --           --           --         24,666
                  -----------  -----------  ----------  -----------  ---------    ---------    ---------  ------------
Balance at March
 31, 1996
 (unaudited)....          --   $       --   12,368,262  $40,650,841  $(370,627)   $(135,559)   $(54,355)  $(15,870,799)
                  ===========  ===========  ==========  ===========  =========    =========    =========  ============
                      TOTAL
                  STOCKHOLDERS'
                     EQUITY
                  -------------
Balance at
 December 31,
 1992...........   $ 2,444,641
Issuance of
 Common Stock
 for notes
 receivable.....           --
Issuance of
 Series A
 Preferred Stock
 for cash.......       354,559
Issuance of
 Series A
 Preferred Stock
 for notes
 receivable.....           --
Conversion of
 all outstanding
 shares of
 Series A
 Preferred Stock
 into Common
 Stock and a
 1.01 for
 1 split of all
 outstanding
 Common Stock...           --
Issuance of
 Common Stock
 for cash and
 cancellation of
 debt in
 connection with
 the Company's
 private
 placement
 offering, net..    23,494,726
Issuance of
 Common Stock
 for
 technology.....        55,000
Payments on
 notes
 receivable.....        24,776
Net loss........    (4,236,293)
                  -------------
Balance at
 December 31,
 1993...........    22,137,409
Issuance of
 Common Stock
 for cash, net..     4,087,884
Repurchase of
 shares.........        (1,359)
Payment on notes
 receivable.....        12,661
Compensation
 related to
 grant of stock
 options........       235,368
Unrealized
 losses on
 short-term
 investments....       (23,535)
Net loss........    (7,705,635)
                  -------------
Balance at
 December 31,
 1994...........    18,742,793
Issuance of
 Common Stock
 for cash.......     3,730,000
Issuance of
 Common Stock
 for services...        20,200
Payment on notes
 receivable.....        10,086
Deferred
 compensation
 related to
 grant of stock
 options........           --
Amortization of
 deferred
 compensation...        41,396
Unrealized gains
 on short-term
 investments....        26,854
Net loss........    (3,346,390)
                  -------------
Balance at
 December 31,
 1995...........    19,224,939
Issuance of
 Common Stock
 for cash
 (unaudited)....     5,000,000
Payments on
 notes
 receivable
 (unaudited)....         2,618
Deferred
 compensation
 related to
 grant of stock
 options
 (unaudited)....           --
Amortization of
 deferred
 compensation
 (unaudited)....        24,952
Unrealized
 losses on
 short-term
 investments
 (unaudited)....       (57,674)
Net income
 (unaudited)....        24,666
                  -------------
Balance at March
 31, 1996
 (unaudited)....   $24,219,501
                  =============

                            See accompanying notes.

                          NEUROCRINE BIOSCIENCES, INC.

                            STATEMENT OF CASH FLOWS

                                                                      THREE MONTHS ENDED
                                 YEAR ENDED DECEMBER 31,                   MARCH 31,
                          ----------------------------------------  ------------------------
                              1993          1994          1995         1995         1996
                          ------------  ------------  ------------  -----------  -----------
                                                                          (UNAUDITED)
Cash flow from operating
 activities:
Net income (loss).......  $ (4,236,293) $ (7,705,635) $ (3,346,390) $   413,592  $    24,666
Adjustments to reconcile
 net income (loss) to
 net cash provided by
 (used in) operating
 activities:
 Compensation expense
  recognized for stock
  options...............           --        235,368        41,396        2,250       24,952
 Common Stock issued
  for technology........           --            --         20,200          --           --
 Write-off of licensed
  technology and patent
  application costs.....           --        190,720           --           --           --
 Depreciation and amor-
  tization..............        97,208       515,294       715,398      158,889      205,305
 Deferred revenue.......           --            --        500,000    1,875,000      372,991
 Deferred rent..........           --            --        213,925      146,208       13,819
 Change in operating
  assets and liabili-
  ties:
   Accounts payable and
    accrued liabili-
    ties................     1,314,238          (786)      356,429     (513,313)  (1,136,281)
   Receivables under
    collaborative
    research
    agreements..........           --            --     (1,000,000)  (1,000,000)  (1,854,344)
   Other current as-
    sets................       (78,178)     (223,953)       67,797     (500,927)    (275,156)
   Other assets.........      (302,337)      (88,448)        9,516      (63,891)     (23,401)
                          ------------  ------------  ------------  -----------  -----------
Net cash flows provided
 by (used in) operating
 activities.............    (3,205,362)   (7,077,440)   (2,421,729)     517,808   (2,647,449)
Cash flow from investing
 activities:
Purchases of short-term
 investments............           --    (43,394,769)  (17,854,139)  (5,234,125) (29,866,339)
Sales/maturities of
 short-term invest-
 ments..................           --     29,859,531    19,098,351    1,504,713   21,587,231
Purchase of licensed
 technology and expendi-
 tures for patent appli-
 cation costs...........      (275,034)     (235,541)     (263,261)     (39,621)    (105,899)
Purchases of furniture,
 equipment and leasehold
 improvements...........      (710,015)          --        (47,657)    (162,514)    (148,286)
                          ------------  ------------  ------------  -----------  -----------
Net cash flows provided
 by (used in) investing
 activities.............      (985,049)  (13,770,779)      933,294   (3,931,547)  (8,533,293)
Cash flow from financing
 activities:
Repurchase of Common
 Stock..................           --         (1,359)          --           --           --
Issuance of Common
 Stock, net.............    23,494,726     4,087,884     3,730,000    3,730,000    5,000,000
Issuance of Preferred
 Stock, net.............       354,559           --            --           --           --
Principal payments on
 obligations under capi-
 tal leases.............       (54,655)     (222,875)     (574,954)    (126,552)    (177,121)
Advance received on cap-
 ital lease.............           --         49,399           --           --           --
Payments received on
 notes receivable from
 stockholders...........        24,776        12,661        10,086        2,471        2,618
                          ------------  ------------  ------------  -----------  -----------
Net cash flows provided
 by financing activi-
 ties...................    23,819,406     3,925,710     3,165,132    3,605,919    4,825,497
                          ------------  ------------  ------------  -----------  -----------
Net increase (decrease)
 in cash and cash equiv-
 alents.................    19,628,995   (16,922,509)    1,676,697      192,180   (6,355,245)
Cash and cash equiva-
 lents at beginning of
 period.................     2,009,566    21,638,561     4,716,052    4,716,052    6,392,749
                          ------------  ------------  ------------  -----------  -----------
Cash and cash equiva-
 lents at end of peri-
 od.....................  $ 21,638,561  $  4,716,052  $  6,392,749  $ 4,908,232  $    37,504
                          ============  ============  ============  ===========  ===========
SUPPLEMENTAL DISCLOSURES
 OF CASH FLOW
 INFORMATION
Interest paid...........  $     17,742  $    157,960  $    298,332  $    75,416  $    71,836
                          ============  ============  ============  ===========  ===========
SUPPLEMENTAL SCHEDULE OF
 NONCASH INVESTING AND
 FINANCING ACTIVITIES
Furniture and equipment
 financed with obliga-
 tions under capital
 leases.................  $  1,008,536  $  1,477,457  $    689,791  $    54,890  $       --
                          ============  ============  ============  ===========  ===========

                            See accompanying notes.

                         NEUROCRINE BIOSCIENCES, INC.

                         NOTES TO FINANCIAL STATEMENTS

          (Information as of March 31, 1996, and for the three months ended March 31, 1995 and 1996, is unaudited)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Organization and Business Activity

  Neurocrine Biosciences, Inc. (the "Company") was incorporated in California on January 17, 1992. The Company is engaged in the discovery and development of therapeutics for the treatment of diseases and disorders of the central nervous and immune systems including anxiety, depression, Alzheimer's disease, obesity and multiple sclerosis.

 Cash Equivalents

  The Company considers as cash equivalents all highly liquid investments with a maturity of three months or less when purchased.

 Short-Term Investments Available-for-Sale

  In accordance with Statement of Financial Accounting Standards No. 115, "Accounting for Certain Debt and Equity Securities," short-term investments are classified as available-for-sale. Available-for-sale securities are carried at fair value, with the unrealized gains and losses reported in a separate component of stockholders' equity. The amortized cost of debt securities in this category is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization is included in investment income. Realized gains and losses and declines in value judged to be other-than-temporary, if any, on available-for-sale securities are included in investment income. The cost of securities sold is based on the specific identification method. Interest and dividends on securities classified as available-for-sale are included in interest income.

  The Company invests its excess cash in high-grade commercial paper and marketable debt securities of U.S. government agencies. Management has established guidelines relative to diversification and maturities that maintain safety and liquidity.

 Furniture, Equipment and Leasehold Improvements

  Furniture, equipment and leasehold improvements are carried at cost. Depreciation and amortization are provided over the estimated useful lives of the assets, ranging from five to seven years, using the straight-line method.

 Licensed Technology and Patent Application Costs

  Licensed technology consists of exclusive, worldwide, perpetual licenses to patents related to the Company's platform technology. Costs incurred related to licensed technology and patent applications are capitalized at cost and amortized over the shorter of the license term or estimated useful life of the license rights or patents, generally 10 to 17 years.

 Asset Impairment

  The Company adopted Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," effective January 1, 1996. SFAS No. 121 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. SFAS No. 121 also addresses the accounting for long-lived assets that are expected to be disposed of. There was no effect on the financial statements from the adoption of SFAS No. 121.

                         NEUROCRINE BIOSCIENCES, INC.

       (Information as of March 31, 1996, and for the three months ended
                    March 31, 1995 and 1996, is unaudited)
 Options and Deferred Compensation

  The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related Interpretations in accounting for its employee stock options. As a result, deferred compensation is recorded for the excess of the fair market value of the stock on the date of the option grant, over the exercise price of the options. Such deferred compensation is amortized over the vesting period of the options.

 Interim Financial Information

  The financial statements as of March 31, 1996 and for the three months ended March 31, 1995 and 1996 are unaudited, but include all adjustments (consisting of normal recurring adjustments) which the Company considers necessary for a fair statement of the financial position as of such date and the operating results and cash flows for such periods. Results for interim periods are not necessarily indicative of results to be expected for the entire year.

 Research and Development Revenue and Expenses

  Revenue under strategic alliances is recognized over the term of the agreement. Advance payments received in excess of amounts earned are classified as deferred revenue. Revenues for cost reimbursement are recognized as costs on a project are incurred. Research and development costs are expensed as incurred.

 Net Income (Loss) Per Share

  Net income (loss) per share is computed using the weighted average number of shares outstanding during each period. In addition, pursuant to certain requirements of the Securities and Exchange Commission, Common Stock issued by the Company during the 12 months immediately preceding the offering described in this prospectus, plus the number of common equivalent shares which became issuable during the same period pursuant to the grant of stock options and warrants at prices below the expected initial public offering price, is included in the calculation of the shares used in computing net income (loss) per share as if these shares were outstanding for all periods presented, using the treasury stock method. For the three months ended March 31, 1995 and 1996, shares used in computing net income per share also includes common equivalent shares arising from dilutive stock options and warrants which were issued more than 12 months immediately preceding the offering described in this Prospectus, using the treasury stock method. Income per share on a fully diluted basis was unchanged.

 Reliance on Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Reclassifications

  Certain amounts in the financial statements as of and for the year ended December 31, 1994 have been reclassified to conform with current classifications.

                          NEUROCRINE BIOSCIENCES, INC.

       (Information as of March 31, 1996, and for the three months ended
                     March 31, 1995 and 1996, is unaudited)

2. SHORT-TERM INVESTMENTS

  The following is a summary of short-term investments:

                                         AVAILABLE-FOR-SALE SECURITIES
                                 ---------------------------------------------
                                               GROSS      GROSS
                                             UNREALIZED UNREALIZED  ESTIMATED
                                    COST       GAINS      LOSSES   FAIR VALUE
                                 ----------- ---------- ---------- -----------
      MARCH 31, 1996
      U.S. Government agency
       securities............... $ 2,066,754   $  --     $(17,257) $ 2,049,497
      Certificates of deposit...     222,310      --          --       222,310
      Other debt securities.....  18,290,185      --      (37,098)  18,253,087
                                 -----------   ------    --------  -----------
        Total debt securities... $20,579,249   $  --     $(54,355) $20,524,894
                                 ===========   ======    ========  ===========
                                         AVAILABLE-FOR-SALE SECURITIES
                                 ---------------------------------------------
                                               GROSS      GROSS
                                             UNREALIZED UNREALIZED  ESTIMATED
                                    COST       GAINS      LOSSES   FAIR VALUE
                                 ----------- ---------- ---------- -----------
      DECEMBER 31, 1995
      U.S. Government agency
       securities............... $ 6,982,363   $  --     $ (6,213) $ 6,976,150
      Certificates of deposit...     222,310      --          --       222,310
      Other debt securities.....   5,095,468    9,532         --     5,105,000
                                 -----------   ------    --------  -----------
        Total debt securities... $12,300,141   $9,532    $ (6,213) $12,303,460
                                 ===========   ======    ========  ===========
                                         AVAILABLE-FOR-SALE SECURITIES
                                 ---------------------------------------------
                                               GROSS      GROSS
                                             UNREALIZED UNREALIZED  ESTIMATED
                                    COST       GAINS      LOSSES   FAIR VALUE
                                 ----------- ---------- ---------- -----------
      DECEMBER 31, 1994
      U.S. Government agency
       securities............... $11,010,429   $  860    $ (9,726) $11,001,563
      Other debt securities.....   2,524,809      --      (14,669)   2,510,140
                                 -----------   ------    --------  -----------
        Total debt securities... $13,535,238   $  860    $(24,395) $13,511,703
                                 ===========   ======    ========  ===========

  Gross realized gains and losses were not material for any of the reported periods.

  The amortized cost and estimated fair value of debt securities by contractual maturity, are shown below.

                                                                     ESTIMATED
                                                           COST     FAIR VALUE
                                                        ----------- -----------
      MARCH 31, 1996
      Due in one year or less.......................... $   948,027 $   946,992
      Due after one year through three years...........  19,631,222  19,577,902
                                                        ----------- -----------
                                                        $20,579,249 $20,524,894
                                                        =========== ===========
                                                                     ESTIMATED
                                                           COST     FAIR VALUE
                                                        ----------- -----------
      DECEMBER 31, 1995
      Due in one year or less.......................... $10,283,929 $10,293,460
      Due after one year through three years...........   2,016,212   2,010,000
                                                        ----------- -----------
                                                        $12,300,141 $12,303,460
                                                        =========== ===========

                         NEUROCRINE BIOSCIENCES, INC.

       (Information as of March 31, 1996, and for the three months ended
                    March 31, 1995 and 1996, is unaudited)

  Excluded from the above table is $4,984,995 of commercial paper which is classified as cash equivalents in the accompanying balance sheet at December 31, 1995.

3. BALANCE SHEET DETAILS

  Furniture, equipment and leasehold improvements consist of the following:

                                                DECEMBER 31,         MARCH 31,
                                           -----------------------  -----------
                                              1994        1995         1996
                                           ----------  -----------  -----------
Machinery and equipment..................  $2,072,443  $ 2,705,757  $ 2,848,481
Furniture and fixtures...................     720,397      788,958      791,520
Leasehold improvements...................     391,698      418,155      421,155
                                           ----------  -----------  -----------
                                            3,184,538    3,912,870    4,061,156
Less accumulated depreciation and amorti-
 zation..................................    (499,459)  (1,140,026)  (1,319,333)
                                           ----------  -----------  -----------
  Net furniture, equipment and leasehold
   improvements..........................  $2,685,079  $ 2,772,844  $ 2,741,823
                                           ==========  ===========  ===========

  Licensed technology and patent application costs consist of the following:
                                                DECEMBER 31,         MARCH 31,
                                           -----------------------  -----------
                                              1994        1995         1996
                                           ----------  -----------  -----------
Licensed technology and patent applica-
 tion costs..............................  $  818,329  $ 1,081,590  $ 1,187,489
Less accumulated amortization............     (87,943)    (162,541)    (188,539)
                                           ----------  -----------  -----------
  Total..................................  $  730,386  $   919,049  $   998,950
                                           ==========  ===========  ===========

  Accrued liabilities consist of the following:

                                                DECEMBER 31,         MARCH 31,
                                           -----------------------  -----------
                                              1994        1995         1996
                                           ----------  -----------  -----------
Accrued employee benefits................  $  276,418  $   259,394  $   156,527
Accrued professional fees................     114,000      335,000      177,096
Other accrued liabilities................     237,628      284,893       71,494
                                           ----------  -----------  -----------
                                           $  628,046  $   879,287  $   405,117
                                           ==========  ===========  ===========

4. STOCKHOLDERS' EQUITY

  Certain shares of Common Stock have been issued to founders, directors, and employees of, and consultants and advisors to, the Company. Shares issued under these agreements vest over periods up to four years. In connection with the related stock purchase agreements, the Company has the option to repurchase, at the original issue price, the unvested shares in the event of termination of employment or engagement. At March 31, 1996, 139,190 shares were subject to repurchase by the Company.

  Common Stock issued for services rendered and technology acquired have been valued at the fair value of the stock issued or the technology acquired and services rendered, pursuant to APB 29.

 Private Placement Offering

  In September 1993, the Company commenced a private placement offering under which it sold approximately five million shares of Common Stock at $5.00 per share in various closings through December 31, 1993, resulting in net proceeds to the Company of approximately $23.5 million. In February 1994, the Company completed the final closing of such private placement offering. Approximately 880,000 shares of Common Stock were issued at $5.00 per share in the final closing, resulting in net proceeds to the Company of approximately $4.1 million.

                         NEUROCRINE BIOSCIENCES, INC.

       (Information as of March 31, 1996, and for the three months ended
                    March 31, 1995 and 1996, is unaudited)

 Common Stock Issuances

  Concurrent with a collaborative research and development agreement entered into in 1995 with Janssen Pharmaceutica, N.V. ("Janssen" -- Note 6), Johnson & Johnson Development Corporation (an affiliate of Janssen) purchased 434,783 shares of the Company's Common Stock for $2.5 million and is obligated to purchase an additional $2.5 million in Common Stock for $7.20 per share on the earlier of July 1, 1996 or the closing of an initial public offering. The price per share in the second purchase is subject to certain anti-dilution adjustments if the Company completes an initial public offering within 10 months of the second purchase. If an initial public offering is consummated prior to the second purchase, the Company has the right to require the second purchase to be priced at the initial public offering price per share.

  In February 1995, the Company sold 213,913 shares of Common Stock at $5.75 per share to one investor for $1,230,000.

 Options

  In September 1992, the Board of Directors adopted the 1992 Incentive Stock Plan ("the Plan"), under which 3,098,800 shares of Common Stock are reserved for issuance upon exercise of options or stock purchase rights granted by the Company. The Plan provides for the grant of stock options and stock purchase rights to officers, directors, and employees of, and consultants and advisors to, the Company. Options may be designated as incentive stock options or nonstatutory stock options; however, incentive stock options may be granted only to employees of the Company. Options under the Plan have a term of up to 10 years from the date of grant. The exercise prices of incentive stock options must equal at least the fair market value on the date of grant, and the exercise price of nonstatutory stock options may be no less than 85% of the fair market value on the date of grant.

  As of March 31, 1996, options to purchase 696,718 shares were exercisable and 320,910 shares were available for future grant.

  The following table summarizes stock option activity:

                                                        SHARES    EXERCISE PRICE
                                                       ---------  --------------
     Outstanding at December 31, 1992.................       --            --
       Granted........................................   539,926         $2.50
                                                       ---------
     Outstanding at December 31, 1993.................   539,926         $2.50
       Granted........................................   380,334   $2.50-$5.00
       Cancelled......................................   (14,750)  $2.50-$5.00
                                                       ---------
     Outstanding at December 31, 1994.................   905,510   $2.50-$5.00
       Granted........................................   638,100   $4.25-$5.00
       Cancelled......................................  (128,420)  $2.50-$5.00
                                                       ---------
     Outstanding at December 31, 1995................. 1,415,190   $2.50-$5.00
       Granted........................................    19,400   $4.25-$5.00
                                                       ---------
     Outstanding at March 31, 1996.................... 1,434,590   $2.50-$5.00
                                                       =========

                         NEUROCRINE BIOSCIENCES, INC.

       (Information as of March 31, 1996, and for the three months ended
                    March 31, 1995 and 1996, is unaudited)

 Warrants

  In connection with the private placement offering, the Company issued warrants in 1993 and 1994 to purchase 520,589 shares of Common Stock at an exercise price of $5.00 per share to the placement agents. In general, the warrants have a five-year term and are exercisable on the earlier of 180 days after the closing date of an initial public offering of the Company's securities, the date of a change in control of the Company (as such is defined in the warrant agreement) or four years and 270 days after the date of issuance. Through March 31, 1996, none of the warrants had been exercised or were exercisable. The Company has reserved 520,589 shares of Common Stock for issuance upon exercise of the warrants.

5. COMMITMENTS

 Leases

  The Company leases its corporate and laboratory facilities under an operating lease which expires in January 2004. The lease requires the Company to pay all maintenance, insurance and property taxes and is subject to certain minimum escalation provisions. Rent expense was approximately $85,000, $667,000, $798,000, $348,000 and $227,000 for the years ended December 31,
1993, 1994 and 1995, and the three months ended March 31, 1995 and 1996, respectively, and sublease rental revenue totaled approximately $133,000, $177,000, $27,000 and $44,000 for the years ended December 31, 1994 and 1995 and the three months ended March 31, 1995 and 1996, respectively.

  The Company leases a significant portion of its furniture and equipment under capital leases. Furniture and equipment under capital leases were approximately $2,737,000 and $3,368,000 at December 31, 1994 and 1995,
respectively. Accumulated amortization of furniture and equipment under capital leases totaled $456,000 and $1,043,000 at December 31, 1994 and 1995, respectively.

  Future minimum payments at December 31, 1995 are as follows:

                                                         OBLIGATIONS
                                                            UNDER
                                                           CAPITAL   OPERATING
                                                           LEASES      LEASES
                                                         ----------- ----------
      1996.............................................. $  993,768  $  735,290
      1997..............................................    920,133     757,349
      1998..............................................    758,411     780,070
      1999..............................................    129,190     803,472
      2000..............................................        --      827,576
      Thereafter........................................        --    2,634,692
                                                         ----------  ----------
        Total minimum payments..........................  2,801,502  $6,538,449
                                                                     ==========
      Amount representing interest......................    428,804
                                                         ----------
      Present value of net minimum payments.............  2,372,698
      Less current portion..............................    741,294
                                                         ----------
      Long-term obligations under capital leases........ $1,631,404
                                                         ==========

                         NEUROCRINE BIOSCIENCES, INC.

       (Information as of March 31, 1996, and for the three months ended
                    March 31, 1995 and 1996, is unaudited)

  Future minimum rental income to be received under noncancellable subleases at December 31, 1995 are as follows:

     1996.............................................................. $145,800
     1997..............................................................   72,900
                                                                        --------
       Total........................................................... $218,700
                                                                        ========

 Licensing and Research Agreements

  The Company has entered into licensing agreements with various universities and research organizations. Under the terms of these agreements, the Company has received licenses to technology, or technology claimed, in certain patents or patent applications. The Company is required to make payments of nonrefundable license fees and royalties on future sales of products employing the technology or falling under claims of a patent, and, under certain agreements, minimum royalty payments. Certain agreements also require the Company to make payments of up to an aggregate of approximately $4.9 million upon the achievement of specified milestones. The Company has capitalized certain expenditures for licensed technology and patent application costs related to these agreements, totaling $1.2 million through December 31, 1995. Management regularly monitors the status of all such licensed technology and patents. Impairment of the licensed technology and patents is determined using undiscounted cash flow projections. As of each balance sheet date there was no impairment in such assets. In 1994, the Company expensed approximately $191,000 related to projects which are no longer being pursued.

6. COLLABORATIVE RESEARCH AND DEVELOPMENT AGREEMENT

  On January 1, 1995, the Company entered into a research and development agreement (the "Janssen Agreement") with Janssen to collaborate in the discovery, development and commercialization of CRF receptor antagonists focusing on the treatment of anxiety, depression and substance abuse. Janssen agreed to pay the Company a $2.0 million license fee of which $1.0 million was received in 1995 and $1.0 million will be received in 1996. Janssen is obligated to provide the Company with $3.0 million in sponsored research payments per year during the term of the research program. The term of the research program is three years, with Janssen having the right to extend such term for two additional one-year periods.

  The Company is entitled to receive up to $10.0 million in milestone payments for the indications of anxiety, depression and substance abuse, and up to $9.0 million in milestone payments for any other indication, if certain development milestones are achieved, of which $750,000 was received in 1995. The Company has granted Janssen an exclusive worldwide license to manufacture and market products developed under the Janssen Agreement. The Company is entitled to receive royalties on product sales throughout the world. The Company has certain rights to co-promote such products in North America. Janssen is responsible for funding all clinical development and marketing activities, including reimbursement to Neurocrine for its promotional efforts, if any.

  Janssen has the right to terminate the Janssen Agreement upon six months notice. However, in the event of termination, other than termination by Janssen for cause or as a result of the acquisition of Neurocrine, Janssen remains obligated to continue all sponsored research payments for the term of the research program and all product and technology rights become the exclusive property of Neurocrine.

                         NEUROCRINE BIOSCIENCES, INC.

       (INFORMATION AS OF MARCH 31, 1996, AND FOR THE THREE MONTHS ENDED
                    MARCH 31, 1995 AND 1996, IS UNAUDITED)

7. INCOME TAXES

  At December 31, 1995, the Company had federal and California income tax net operating loss carryforwards of approximately $14.8 million and $1.9 million, respectively. The difference between the federal and California tax loss carryforwards is primarily attributable to the capitalization of research and development expenses for California income tax purposes and the 50% limitation on California loss carryforwards.

  The federal and California tax loss carryforwards will begin to expire in 2007 and 1997, respectively, unless previously utilized. The Company also has federal and California research tax credit carryforwards of approximately $680,000 and $314,000, respectively, which will begin to expire in 2007 unless previously utilized.

  Pursuant to Internal Revenue Code Sections 382 and 383, annual use of the Company's net operating loss and credit carryforwards may be limited because of cumulative changes in ownership of more than 50% which occurred during 1992 and 1993. However, the Company does not believe such changes will have a material impact upon the utilization of these carryforwards.

  Significant components of the Company's deferred tax assets as of December 31, 1994 and 1995 are shown below. A valuation allowance, which was increased by $1,496,000 in 1995, has been recognized to fully offset the deferred tax assets as of December 31, 1994 and 1995 as realization of such assets is uncertain.

                                                            DECEMBER 31,
                                                       ------------------------
                                                          1994         1995
                                                       -----------  -----------
     Deferred tax assets:
       Net operating loss carryforwards............... $ 4,214,000  $ 5,279,000
       Research and development credits...............     680,000      884,000
       Capitalized research and development...........     524,000      656,000
       Other, net.....................................      62,000      157,000
                                                       -----------  -----------
         Total deferred tax assets....................   5,480,000    6,976,000
     Valuation allowance for deferred tax assets......  (5,480,000)  (6,976,000)
                                                       -----------  -----------
     Net deferred tax assets.......................... $       --   $       --
                                                       ===========  ===========

8. SUBSEQUENT EVENTS

 Ciba-Geigy Limited

  In January 1996, the Company entered into a binding letter agreement (the "Ciba-Geigy Agreement") with Ciba-Geigy to develop altered peptide ligand therapeutics for the treatment of multiple sclerosis. The Company and Ciba-Geigy are negotiating a definitive agreement incorporating the terms and conditions set forth in the Ciba-Geigy Agreement and such other terms and conditions as agreed to by the Company and Ciba-Geigy. Pursuant to the Ciba-Geigy Agreement, Ciba-Geigy is obligated to provide the Company with $12.0 million in license fee payments and research funding over the first two years of the Ciba-Geigy Agreement and thereafter up to $15.5 million in additional research and development funding (unless the Ciba-Geigy Agreement is sooner terminated).

                         NEUROCRINE BIOSCIENCES, INC.

       (INFORMATION AS OF MARCH 31, 1996, AND FOR THE THREE MONTHS ENDED
                    MARCH 31, 1995 AND 1996, IS UNAUDITED)

  The Company is entitled to receive milestone payments if certain research, development and regulatory milestones are achieved. The Company has granted Ciba-Geigy an exclusive license outside of the United States and Canada to market altered peptide ligand products developed under the Ciba-Geigy Agreement for multiple sclerosis. The Company is entitled to receive royalties on product sales. At its option, the Company is entitled to receive a share of the profits resulting from sales of altered peptide ligand products in North America subject to the Company's repayment of a portion of Ciba-Geigy's development costs. The Company retains the right to convert its profit share to the right to receive royalty payments at its sole discretion in which case no repayment of development costs are due to Ciba-Geigy. If the product's clinical trials are not successfully completed, the Company will be obligated to repay a portion of the development costs.

  Ciba-Geigy has the right to terminate the Ciba-Geigy Agreement at any time after December 30, 1997 on six months notice. Upon such termination by Ciba-Geigy all product and technology rights become the exclusive property of the Company.

  In connection with the Ciba-Geigy Agreement, Ciba-Geigy purchased $5.0 million of the Company's Common Stock in January 1996.

NEUROSCIENCE PHARMA (NPI) INC.

  In March 1996, the Company established Neuroscience Pharma (NPI) Inc. ("NPI"), a subsidiary of the Company in Canada. The Company licensed to NPI certain technology and Canadian marketing rights to the Company's Neurosteroid and Neurogenomics programs. A group of Canadian institutional investors (the "Canadian Investors") invested approximately $9.5 million in NPI in exchange for Preferred Stock of NPI which may be converted into 1,279,584 shares of the Company's Common Stock at an effective conversion price of $7.45 at the option of the investors. NPI has committed to use these funds for clinical development of the Neurosteroid program for Alzheimer's disease and for research activities related to the Neurogenomics program. In exchange for providing funding, NPI is entitled to receive royalties on sales of products developed in these programs as well as exclusive Canadian marketing rights for such products in the event that the Company has not terminated the technology license and marketing rights or that the Canadian Investors have not converted their NPI Preferred Stock into shares of the Company's Common Stock. The Company has the right to terminate the technology license and marketing rights, provided that the Company is then obligated to purchase the shares of NPI Preferred Stock held by the Canadian Investors in exchange for cash and Common Stock (valued at the market closing price) whose aggregate value equals $9.5 million plus a 35% annual compound rate of return from the date of the original investment (March 1996) provided the investors have not previously converted their shares. In connection with their investment in NPI, the Canadian Investors received warrants exercisable for 383,875 shares of the Company's Common Stock at an exercise price equal to the price per share at which Common Stock is sold in this offering. These warrants will be valued upon the completion of this offering, and the related cost will be amortized over a five-year period. The amortization of such expense will not be material to future operating results. The Canadian Investors are also eligible to receive additional warrants in the future exercisable at an exercise price of $7.75 per share for such warrants issued prior to June 30, 1998 and thereafter at an exercise price equal to 110% of the then current market value of the Common Stock in the event that NPI is successful in receiving certain government incentives for research activities, with the aggregate exercise price of such additional warrants equal to 25% of the dollar amount of such incentives received by NPI. Since the Company does not have a majority interest in NPI, NPI is not consolidated. The Company will recognize its pro rata share of the cumulative profits of NPI as they are earned. All cumulative losses of NPI will be allocated to the majority owners as the Company has not contributed any assets with an accounting basis to NPI.

            REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders

Neuroscience Pharma (NPI) Inc.

  We have audited the accompanying balance sheet of Neuroscience Pharma (NPI) Inc. as of March 31, 1996. This balance sheet is the responsibility of the Company's management. Our responsibility is to express an opinion on this balance sheet based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Neuroscience Pharma (NPI) Inc. at March 31, 1996, in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

San Diego, California

April 3, 1996

                      NEUROSCIENCE PHARMA (NPI) INC.

                               BALANCE SHEET

                              MARCH 31, 1996

                                  ASSETS

Cash and total assets...............................................  $9,245,204
                                                                      ==========

              REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY

Redeemable Series A Preferred Stock, no par value; unlimited shares authorized, 1,300,000 shares issued and outstanding (stated at liq-
 uidation and redemption value) (Note 2) ...........................  $9,545,900

Stockholders' equity:

 Common Stock, no par value; unlimited shares authorized, 13,000 shares issued and
  outstanding......................................................        --
 Accumulated deficit (Note 2) .....................................   (300,696)
                                                                    ----------
Total redeemable preferred stock and stockholders' equity.......... $9,245,204
                                                                    ==========

See note to balance sheet.

                          NOTE TO BALANCE SHEET

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 ORGANIZATION AND BUSINESS ACTIVITY

  Neuroscience Pharma (NPI) Inc. ("NPI") was established on March 29, 1996 as a Canadian subsidiary of Neurocrine Biosciences, Inc. ("Neurocrine"). Neurocrine licensed to NPI certain technology and Canadian marketing rights to its Neurosteroid and Neurogenomics programs. NPI's focus will be clinical development of the Neurosteroid program for Alzheimer's disease and research activities related to the Neurogenomics program.

  NPI has not yet commenced operations, and its only activity to date has been the initial funding provided by a group of Canadian institutional investors, net of related offering expenses.

 CASH AND CONCENTRATION OF CREDIT RISK

  NPI has invested its cash in a highly liquid money market account with a Canadian bank.

2. REDEEMABLE SERIES A PREFERRED STOCK

  The Series A Preferred Stock is nonvoting. The holders of the Series A Preferred Stock are entitled to receive, when and as declared by the Board of Directors, cumulative preferential dividends equal to the royalties received by NPI from sales of its products. The holders of the Series A Preferred Stock are also entitled to a liquidation preference equal to the original purchase price of such shares plus any unpaid cumulative dividends. NPI may repurchase the outstanding shares of Series A Preferred Stock at any time at the liquidation value, and the holders may demand redemption of such shares at the liquidation value at their option.

  NPI paid a fee of $300, 6% related to the sale of the Series A Preferred Stock. Since the Preferred Stock is carried on the balance sheet at its redemption value (currently the original purchase price), such costs were charged to the accumulated deficit.

[LOGO OF NEUROCRINE                   NEUROCRINE
BIOSCIENCES, INC. APPEARS HERE]       -----------------
                                      BIOSCIENCES, INC.

                                    PART II

                  INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The following table sets forth the costs and expenses, other than the underwriting commission, payable by the Registrant in connection with the sale of Common Stock being registered. All amounts are estimates except the SEC Registration Fee, the NASD Filing Fee and the Nasdaq National Market Application Fee.

      SEC Registration Fee............................................ $ 11,897
      NASD Filing Fee.................................................    3,950
      Nasdaq National Market Application Fee..........................   20,000
      Blue Sky Qualification Fees and Expenses........................   15,000
      Printing and Engraving Expenses.................................   50,000
      Legal Fees and Expenses.........................................  225,000
      Accounting Fees and Expenses....................................   75,000
      Transfer Agent and Registrar Fees...............................   10,000
      Miscellaneous Expenses..........................................   89,153
                                                                       --------
          Total....................................................... $500,000
                                                                       ========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Section 145 of the Delaware General Corporation Law permits a corporation to indemnify its directors, officers, employees and other agents in terms sufficiently broad to permit indemnification (including reimbursement for expenses) under certain circumstances for liabilities arising under the Securities Act of 1933, as amended (the "Act"). The Registrant's Certificate of Incorporation and Bylaws contain provisions covering indemnification of corporate directors, officers and other agents against certain liabilities and expenses incurred as a result of proceedings involving such persons in their capacities as directors, officers, employees or agents, including proceedings under the Securities Act or the Securities Exchange Act of 1934, as amended.

  The Registrant's Certificate of Incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware law.

  The Registrant's Bylaws provides for the indemnification of officers, directors and third parties acting on behalf of the corporation if such person acted in good faith and in a manner reasonably believed to be in and not opposed to the best interest of the corporation, and, with respect to any creiminal action or proceeding, the indemnified party had no reason to believe his conduct was unlawful.

  The Registrant has entered into indemnification agreements with its directors and executive officers, in addition to indemnification provided for inthe Registrant's Bylaws, and intends to enter into indemnification agreements with any new directors and executive officers inthe future.

  The Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement provides for indemnification by the Underwriters of the Registrant and its officers and directors for certain liabilities arising under the Securities Act, or otherwise.

  At present, there is no pending litigation or proceeding involving a director, officer, employee or other agent of the Registrant in which indemnification is being sought, nor is the Registrant aware of any threatened litigation that may result in a claim for indeminfication by any director, officer, employee or other agent of the Registrant.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

  Since December 31, 1992, the Registrant has sold and issued the following securities which were not registered under the Securities Act:

    1. From December 31, 1992 to March 31, 1996 the Company sold and issued an aggregate of 3,000,694 shares of Common Stock to employees, consultants, founders and directors for consideration in the aggregate amount of $3,656,932.

    2. From September 1993 to February 1994 the Company sold and issued an aggregate of 6,025,892 shares of Common Stock in a private placement (the "Private Placement") at a price of $5.00 per share, for cash in the aggregate amount of $30,129,460. The principal placement agents of the Private Placement included Kidder, Peabody & Co. Incorporated, Gruntal & Co., Incorporated and D. Blech & Company, Incorporated. From September 1993 to February 1994, in connection with the Private Placement, the Company issued warrants exercisable for an aggregate of 520,589 shares of Common Stock at an exercise price of $5.00 per share to the placement agents and their representatives.

    3. In January 1996, the Company sold and issued an aggregate of 645,161 shares of Common Stock to Ciba-Geigy Limited at $7.75 per share, for cash in the aggregate amount of $5,000,000.

    4. In January 1995, the Company sold and issued an aggregate of 434,783 shares of Common Stock to Johnson & Johnson Development Corporation (an affiliate of Janssen) at $5.75 per share for cash in the aggregate amount of $2,500,000.

    5. In February 1995, the Company sold and issued an aggregate of 213,913 shares of Common Stock to Neuroscience Partners Limited Partnership at $5.75 per share for cash in the aggregate amount of $1,230,000.

    6. In March 1996, in connection with the financing of the Company's subsidiary NPI, the Company issued warrants exercisable for 388,375 shares of Common Stock to certain institutional investors.

  The sales and issuances of securities in the above transactions were deemed to be exempt from registration under the Securities Act, principally by virtue of Section 4(2) thereof as transactions by an issuer not involving a public offering. Additionally, certain issuances described in Item 15(1) and (2) above were exempt from registration under the Securities Act in reliance upon Rule 701 and Regulation D, respectively, promulgated thereunder.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (a) Exhibits

      1.1  Form of Underwriting Agreement.
      3.1+ Articles of Incorporation of Neurocrine Biosciences, Inc., a
           California corporation, as amended and in effect prior to the Registrant's reincorporation in Delaware.
      3.2+ Certificate of Incorporation of Neurocrine Biosciences, Inc., a
           Delaware corporation, as in effect immediately following the Registrant's reincorporation in Delaware.
      3.3+ Bylaws of the Registrant, as in effect prior to the Registrant's reincorporation in Delaware.
      3.4+ Bylaws of the Registrant, as in effect immediately following the
           Registrant's reincorporation in Delaware.
      4.1  Form of Lock-Up Agreement.
      4.2* Form of Common Stock Certificate.
      4.3+ Form of warrant issued to existing warrant holders.
      4.4 Form of Series A Warrant issued in connection with the execution by the Registrant of the Unit Purchase Agreement. (See exhibit 10.20)

      4.5     New Registration Rights Agreement dated March 29, 1996 among the
              Registrant and the investors signatory thereto.
      5.1*    Opinion of Wilson Sonsini Goodrich & Rosati, Professional
              Corporation.
     10.1+    Information and Registration Rights Agreement dated September 15,
              1992, as amended to date.
     10.2**   1992 Incentive Stock Plan, as amended, and form of incentive stock option agreement and nonstatutory stock option agreement.
     10.3**   1996 Employee Stock Purchase Plan.
     10.4**   1996 Director Stock Option Plan, and form of stock option
              agreement.
     10.5+    Form of Director and Officer Indemnification Agreement.
     10.6+    Employment Agreement dated March 1, 1993, between the Registrant and Gary A. Lyons, as amended.
     10.7+    Employment Agreement dated July 1, 1993, between the Registrant and Errol B. De Souza, Ph.D.
     10.8+    Employment Agreement dated May 8, 1993, between the Registrant and Paul W. Hawran.
     10.9+    Consulting Agreement dated September 25, 1992, between the
              Registrant and Wylie A. Vale, Ph.D.
     10.10+   Consulting Agreement dated effective as of January 1, 1992, between the Registrant and Lawrence J. Steinman, M.D.
     10.11+   Lease Agreement dated June 1, 1993, between the Registrant and
              Hartford Accident and Indemnity Company, as amended.
     10.12++  Exclusive License Agreement dated as of July 1, 1993, by and between the Beckman Research Institute of the City of Hope and
              the Registrant covering the treatment of nervous system
              degeneration and Alzheimer's Disease.
     10.13++  Exclusive License Agreement dated as of July 1, 1993, by and between the Beckman Research Institute of the City of Hope and
              the Registrant covering the use of Pregnenolone for the
              enhancement of memory.
     10.14++  License Agreement dated May 20, 1992, by and between The Salk
              Institute for Biological Studies and the Registrant.
     10.15++  License Agreement dated July 17, 1992, by and between The Salk
              Institute for Biological Studies and the Registrant.
     10.16++  License Agreement dated November 16, 1993, by and between The
              Salk Institute for Biological Studies and the Registrant.
     10.17++  License Agreement dated October 19, 1992, by and between The
              Board of Trustees of the Leland Stanford Junior University and
              the Registrant.
     10.18++  Agreement dated January 1, 1995, by and between the Registrant and Janssen Pharmaceutica, N.V.
     10.19++  Letter Agreement dated January 19, 1996, by and between the
              Registrant and Ciba-Geigy Limited.
     10.20*** Unit Purchase Agreement dated March 29, 1996, by and between
              Neuroscience Pharma (NPI) Inc., the Registrant and the investors signatory thereto.

     10.21*** Exchange Agreement dated March 29, 1996, by and between
              Neurocrine Biosciences (Canada) Inc. and the Registrant and the
              investors signatory thereto.
     10.22*** Research and Development Agreement dated March 29, 1996, by and between Neurocrine Biosciences (Canada) Inc. and Neuroscience
              Pharma (NPI) Inc.
     10.23*** Intellectual Property and License Grants agreement dated March
              29, 1996, by and between the Registrant and Neurocrine
              Biosciences (Canada) Inc.
     11.1+    Computation of Net Loss per Share.
     21.1     Subsidiaries of the Registrant.
     23.1     Consent of Ernst & Young LLP, independent auditors (see page II-
              7).
     23.2     Consent of Wilson Sonsini Goodrich & Rosati, Professional
              Corporation (included in Exhibit 5.1).
     24.1+    Power of Attorney.

- --------

  * To be filed by amendment.

 ** Amended and restated exhibit replacing previously filed exhibit.

*** Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

  + Previously filed by the Registrant.

 ++ Confidential treatment has been requested with respect to certain portions of this exhibit which was previously filed by the Registrant. Omitted portions were previously filed separately with the Securities and Exchange Commission.

  (b) Financial Statements and Schedules

    (1) Financial Statements

    The financial statements filed as part of this Registration Statement are listed in the Index to Financial Statements of the Company on Page F-1.

    (2) Schedules

    All Schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission have been omitted because they are not required under the related instructions, are inapplicable or because the information required thereby has been included in the Financial Statements.

ITEM 17. UNDERTAKINGS.

  The undersigned Registrant hereby undertakes that:

    (a) It will provide to the Underwriters at the closing as specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

    (b) Insofar as indemnification for liabilities arising under the Act, may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction in the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (c) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of the registration statement as of the time it was declared effective.

    (d) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  Pursuant to the requirements of the Act, the Registrant has duly caused this Amendment No. 1 to Registrant Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on the 8th day of May, 1996.

                                          NEUROCRINE BIOSCIENCES, INC.

                                          By:

                                                  /s/ Gary A. Lyons
                                             ----------------------------------
                                                       Gary A. Lyons
                                               President and Chief Executive
                                                          Officer

  Pursuant to the requirements of the Act, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

             SIGNATURE                            TITLE                     DATE
             ---------                            -----                     ----

         /s/ Gary A. Lyons           President, Chief Executive         May 8, 1996
____________________________________  Officer and Director
           Gary A. Lyons              (Principal Executive Officer)

          Paul W. Hawran*            Senior Vice President and Chief    May 8, 1996
____________________________________  Financial Officer (Principal
           Paul W. Hawran             Financial and Accounting
                                      Officer)

   Harry F. Hixson, Jr., Ph.D.*      Director                           May 8, 1996
____________________________________
    Harry F. Hixson, Jr., Ph.D.

          Howard Birndorf*           Director                           May 8, 1996
____________________________________
          Howard Birndorf

          David Robinson*            Director                           May 8, 1996
____________________________________
           David Robinson

        David Schnell, M.D.*         Director                           May 8, 1996
____________________________________
        David Schnell, M.D.

       Wylie W. Vale, Ph.D.*         Director                           May 8, 1996
____________________________________
        Wylie W. Vale, Ph.D.

          /s/ Gary A. Lyons                                             May 8, 1996
  *_________________________________
   By Gary A. Lyons, Attorney in
   fact

                                                                   EXHIBIT 23.1

              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Neurocrine Biosciences, Inc.

  We consent to the reference to our firm under the captions "Experts" and "Selected Financial Data" and to the use of our report dated February 9, 1996, except for Note 8, as to which the date is March 29, 1996, in Amendment No. 1 to the Registration Statement (Form S-1) and related Prospectus of Neurocrine Biosciences, Inc. for the registration of 3,450,000 shares of its common stock.

                                          ERNST & YOUNG LLP

San Diego, California

May 8, 1996

                                 EXHIBIT INDEX

                                                                  SEQUENTIALLY
 EXHIBIT NO.                     DESCRIPTION                      NUMBERED PAGE
 -----------                     -----------                      -------------
  1.1        Form of Underwriting Agreement.
  4.1        Form of Lock-Up Agreement.
  4.4**      Form of Series A Warrant issued in connection with
             the execution by the Registrant of the Unit
             Purchase Agreement. (See exhibit 10.20)
  4.5        New Registration Rights Agreement dated March 29,
             1996 among the Registrant and the investors
             signatory thereto.
 10.2*       1992 Incentive Stock Plan, as amended, and form of
             incentive stock option agreement and nonstatutory
             stock option agreement.
 10.3*       1996 Employee Stock Purchase Plan.
 10.4*       1996 Director Stock Option Plan, and form of stock
             option agreement.
 10.20**     Unit Purchase Agreement dated March 29, 1996 among
             Neuroscience Pharma (NPI) Inc. and the Registrant
             and the investors signatory thereto.
 10.21**     Exchange Agreement dated March 29, 1996 among
             Neurocrine Biosciences (Canada) Inc. and the
             Registrant and the investors signatory thereto.
 10.22**     Research and Development Agreement dated March 29,
             1996 among Neurocrine Biosciences (Canada) Inc.
             and Neuroscience Pharma (NPI) Inc.
 10.23**     Intellectual Property and License Grants agreement
             dated March 29, 1996 among the Registrant and
             Neurocrine Biosciences (Canada) Inc.
 21.1        Subsidiaries of the Registrant.
 23.1        Consent of Ernst & Young LLP, independent auditors
             (see page II-7).

- --------

*  Amended and Restated exhibit replacing previously filed exhibit.

** Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.